UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Franklin Resources, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2020

Proxy
Statement
and Notice of Annual Meeting

February 11, 2020, 8:00 am Pacific Time

H. L. Jamieson Auditorium
One Franklin Parkway
Building 920
San Mateo, California

LETTER FROM OUR LEAD DIRECTOR AND CHAIRMAN AND CEO

December 26, 2019

FELLOW STOCKHOLDERS,

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Franklin Resources, Inc. The meeting will be held on Tuesday, February 11, 2020 at 8:00 a.m. local time, at our offices in San Mateo, California. We hope that you will be able to attend.

The Board is committed to sound corporate governance policies and practices to ensure the Company operates responsibly, efficiently, and in the best interests of stockholders. We are continuously reviewing our policies and practices and making enhancements that we believe are appropriate. For example, during fiscal year 2019, the Board amended our Bylaws to provide stockholders of 25% of the Company’s outstanding stock with the right to call a special meeting, as detailed in the Bylaws.

Additionally, we continued our formal stockholder outreach program to understand our stockholders’ priorities and concerns regarding governance, executive compensation, and other issues of interest. This year, we invited unaffiliated stockholders holding approximately 45% of the Company’s unaffiliated shares to discuss these matters. We value this dialogue and consider your feedback when evaluating important topics such as our executive compensation policies and practices.

Our executive compensation program is designed to align pay with the interests of our stockholders. For fiscal year 2019, over 85% of our pay mix for our named executive officers was variable, based on performance. Incentive pay is tied to our investment performance, financial results, execution on strategic initiatives, and individual performance. As described in the Compensation Discussion and Analysis (or CD&A) of the accompanying Proxy Statement, the Compensation Committee of the Board considered these results in making its pay decisions for our named executive officers for fiscal year 2019. Our emphasis on performance-based compensation is further illustrated by our long-term equity incentives. These awards are forfeited if performance is not achieved at threshold levels for the specified performance period. As described in the CD&A, certain executive officers forfeited 100% of the performance awards granted in November 2016 that were scheduled to vest based on our three-year investment performance and three-year total stockholder return relative to that of certain peer companies.

While pay-for-performance is our overarching pay philosophy, we also evaluate our executive pay decisions to ensure that we can continue to attract and retain the talent that we need to lead our business, particularly in times like these, when the asset management industry is undergoing rapid change. We experienced certain key leadership changes during fiscal year 2019. Kenneth Lewis retired as our Chief Financial Officer after 30 years of service with the Company, and Matthew Nicholls was appointed to the role of Chief Financial Officer, effective May 2019. In addition to heading our corporate finance and accounting functions, Mr. Nicholls is leading our efforts to grow through acquisitions, a key focus of the firm.

In November 2019, we announced the appointment of 30-year company veteran Jenny Johnson as President and Chief Executive Officer, effective February 11, 2020. Jenny’s appointment is a natural evolution of her current role as President and Chief Operating Officer and recognizes both her strong track record and our confidence in her ability to lead the firm strategically into the future. Greg Johnson will become Executive Chairman and continue as Chairman of our Board and will maintain an active role within the organization.

We would like to thank each of you for your support. We encourage you to review the accompanying Proxy Statement and associated materials and vote your shares prior to our Annual Meeting on February 11, 2020. We look forward to serving you throughout the upcoming year.

Sincerely,

PETER K. BARKER	GREGORY E. JOHNSON
Independent Lead Director	Chairman and Chief Executive Officer
2020 Proxy Statement | i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

The Board of Directors of Franklin Resources, Inc. (the “Company”) invites you to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, February 11, 2020 at 8:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, at One Franklin Parkway, Building 920, San Mateo, California, for the following purposes:

1.

To elect the 10 nominees for director named herein to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.

3.

To approve the amendment and restatement of the Company’s 1998 Employee Stock Investment Plan, which includes increasing the number of shares of common stock, par value $0.10 per share, of the Company authorized for issuance under the ESIP by an additional 5,000,000 shares.

4.	To approve, on an advisory basis, the compensation of our named executive officers.

5.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We are primarily furnishing proxy materials to our stockholders on the Internet rather than mailing paper copies of the materials to each stockholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. Electronic delivery is designed to expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, the proxy card, the Annual Report, and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at www.proxyvote.com.

The Company’s Board of Directors has fixed the close of business on December 13, 2019, as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting or any adjournments thereof. Your vote is very important. Even if you think that you will attend the Annual Meeting, we ask you to please cast your vote in advance. You may vote your shares via the Internet, by telephone, by mail or, except for certain stockholders described on page 3, in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder will need to provide an admission ticket or proof of ownership of the Company’s stock and valid picture identification for admission to the meeting. Admission procedures are described further on page 3 of the Proxy Statement.

By order of the Board of Directors,

ALIYA S. GORDON
Vice President and Secretary

December 26, 2019
San Mateo, California

Your vote is important.
Please vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

ii | Franklin Resources, Inc.

2020 Proxy Statement | iii

PROXY STATEMENT

FRANKLIN RESOURCES, INC.
ONE FRANKLIN PARKWAY
SAN MATEO, CALIFORNIA 94403-1906

December 26, 2019

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Franklin Resources, Inc., a Delaware corporation (the “Company”), of the accompanying proxy to be voted at the 2020 annual meeting of stockholders (the “Annual Meeting”), which will be held on Tuesday, February 11, 2020, at 8:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California, 94403-1906, at the Company’s principal executive offices. We expect that this Proxy Statement and the enclosed proxy will be mailed and/or made available to each stockholder entitled to vote on or about December 26, 2019. References to “us,” “we” or “our” as used throughout this Proxy Statement mean the Company.

All materials filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) can be obtained through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about December 26, 2019, we mailed to each of our stockholders (other than those who previously requested electronic or paper delivery, participants in the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”) and holders of shares in excess of certain thresholds), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com. If you received paper copies of our proxy materials and wish to receive them by electronic delivery in the future, please request electronic delivery on www.proxyvote.com or https://enroll.icsdelivery.com/ben/Default.aspx.

2020 Proxy Statement | 1

VOTING INFORMATION

WHO CAN VOTE?
Holders of the Company’s common stock, par value $0.10 per share (the “common stock”), at the close of business on December 13, 2019 (the “Record Date”) are entitled to one vote for each share owned on that date on each matter presented at the Annual Meeting. As of December 13, 2019, the Company had 499,164,031 shares of common stock outstanding. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of this Proxy Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.
WHAT MATTERS ARE TO BE CONSIDERED AT THE ANNUAL MEETING?
At the Annual Meeting, stockholders will be asked to consider and vote upon the following:
Proposal No. 1: Election of Directors. The proposal provides for the election of 10 directors to the Company’s Board to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.
Proposal No. 2: Ratification of Appointment of Auditors. The proposal provides for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020 (“fiscal year 2020”).
Proposal No. 3: Approve the Amendment and Restatement of the Company’s 1998 Employee Stock Investment Plan. The proposal requests stockholders to approve the amendment and restatement of the Company’s 1998 Employee Stock Investment Plan (“ESIP”), which includes increasing the number of shares of common stock authorized for issuance under the ESIP by an additional 5,000,000 shares.
Proposal No. 4: Advisory Vote to Approve Named Executive Officer Compensation. This proposal calls for a non-binding, advisory vote to approve the compensation paid to our named executive officers (the “Say-on-Pay Vote”). Our Board, including the Compensation Committee of the Board, values the opinions of our stockholders and will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.
The Board does not know of any other matter to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.
HOW MANY VOTES ARE NEEDED TO HOLD THE ANNUAL MEETING?
In order to take any action at the Annual Meeting, the holders of a majority in voting power of the Company’s shares issued and outstanding and entitled to vote as of the Record Date must be present in person or by proxy at the Annual Meeting. This is called a quorum.
WHO COUNTS THE VOTES?
The voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and reported on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
WHAT IS A PROXY?
A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy card (Gregory E. Johnson, our current Chairman of the Board and Chief Executive Officer; Rupert H. Johnson, Jr., Vice Chairman; Jennifer M. Johnson, our current President and Chief Operating Officer; and Aliya S. Gordon, Vice President and Secretary) to vote your shares at the Annual Meeting.
HOW DO I VOTE?
Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record. You may also vote via the Internet, by telephone, or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Except for certain stockholders described below, the deadline for voting via the Internet or by telephone is 11:59 p.m., Eastern Time (“ET”), on Monday, February 10, 2020.

2 | Franklin Resources, Inc.

VOTING INFORMATION

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. For stockholders of record that return their proxy card but do not provide instructions on how to vote, the persons named as your proxy holders on the proxy card will vote the shares represented by the proxy FOR all nominees to the Board of Directors (Proposal No. 1); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for fiscal year 2020 (Proposal No. 2); FOR the approval of the amendment and restatement of the Company’s 1998 Employee Stock Investment Plan (Proposal No. 3); and FOR the Say-on-Pay Vote (Proposal No. 4). Additionally, unless you specify otherwise on your proxy card, if any other matters come before the Annual Meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion. For beneficial holders that return their voting instructions but do not provide instructions on how to vote, your bank, broker or other holder of record will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2020 (Proposal No. 2).

For participants in the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”), your shares will be voted as you specify on your proxy card. If you do not vote, your shares will be voted by the independent fiduciary for and against the proposals in the same proportion as shares for which directions are received by the independent fiduciary, unless the independent fiduciary decides that the law requires that the independent fiduciary vote them differently. (This also means that the way you vote will also affect how the independent fiduciary will vote the shares of participants who do not vote.) If you wish to abstain from voting on any matter, you must indicate this on your proxy card. You cannot vote your 401(k) Plan shares in person at the Annual Meeting. To allow sufficient time for your shares to be voted as you instruct, the trustee must receive your vote by no later than 11:59 p.m. ET on Thursday, February 6, 2020.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Whether your vote is submitted via the Internet, by telephone or by mail, you may change or revoke your proxy at any time before it is voted. A proxy, including an Internet or telephone vote, may be changed or revoked by submitting another proxy with a later date at any time prior to the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. Participants in the 401(k) Plan may revoke their proxy by no later than 11:59 p.m. ET on Thursday, February 6, 2020.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes, except that participants in the 401(k) Plan may not vote their 401(k) Plan shares in person at the Annual Meeting. Please see requirements for attending the Annual Meeting under “Who May Attend the Annual Meeting?” below. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. Beneficial owners must obtain a “legal proxy” from your bank, broker or other holder of record that holds your shares in order to vote your shares at the Annual Meeting. Participants in the 401(k) Plan must vote by no later than 11:59 p.m. ET on Thursday, February 6, 2020, and may not vote at the Annual Meeting.

WHO MAY ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders as of the Record Date. You will need to provide proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record you must present proof, such as a bank or brokerage account statement, of your ownership of common stock as of December 13, 2019, to be admitted to the Annual Meeting. For holders of record, please bring either the admission ticket attached to your proxy card or your Notice of Internet Availability of Proxy Materials. At the Annual Meeting, representatives of the Company will confirm your stockholder status. Stockholders must also present a form of photo identification such as a driver’s license or passport to be admitted to the Annual Meeting. The use of electronic devices, including but not limited to mobile phones, photographic equipment, audio or video recording devices, laptops, tablets and/or other computer devices is not permitted at the Annual Meeting. No bags, briefcases, packages or similar items will be permitted at the Annual Meeting.

HOW ARE VOTES COUNTED?

To be counted as “represented,” a proxy card must have been returned for those shares, the stockholder must have voted the shares via the Internet or by telephone, or the stockholder must be present and vote at the Annual Meeting. Affirmative and negative votes, abstentions and broker non-votes will be separately tabulated.

WHAT IS A BROKER NON-VOTE?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, the ratification of

2020 Proxy Statement | 3

VOTING INFORMATION

the selection of an independent registered public accounting firm (Proposal No. 2), is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

●	The election of directors (Proposal No. 1) requires that a director receive a majority of the votes cast with respect to that director at the Annual Meeting. This means that the number of shares of stock voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes are not considered votes cast for this purpose and will have no effect on the election of directors.
●	The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, is necessary to ratify the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). Abstentions will have the same effect as a vote against this proposal.
●	The affirmative vote of the holders of shares of common stock having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, is necessary to approve the amendment and restatement of the ESIP (Proposal No. 3). Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not have any effect on the vote for this proposal.
●	The advisory vote to approve the compensation of the Company’s named executive officers (Proposal No. 4) requires the affirmative vote of a majority of the votes cast on this proposal. This means that the number of shares of stock voted “FOR” the advisory vote to approve the compensation of the Company’s named executive officers must exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes are not considered votes cast for this purpose and will have no effect on the vote for this proposal. The vote on Proposal No. 4 is advisory and therefore is not binding on the Company.

Shares that are voted in person or by proxy are treated as being present at the Annual Meeting for purposes of establishing a quorum, and will be included in determining the number of shares represented and voted at the Annual Meeting with respect to such matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and otherwise will not have any effect on the proposals above. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

WHO PAYS FOR THIS PROXY SOLICITATION?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you.

4 | Franklin Resources, Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

RECOMMENDATION OF THE BOARD
The Board recommends a vote “FOR” the election to the Board of each of the nominees listed below. The voting requirements for this proposal are described in the “Voting Information” section above.

Nominees

The Corporate Governance Committee of the Board recommended and nominated, and the Board approved, the nominees named below for election as members of the Board. Each nominee, except for Ms. Jennifer Johnson and Mr. Anthony Noto, was elected by the Company’s stockholders at the Company’s last annual meeting of stockholders and is standing for re-election. Messrs. Charles E. Johnson and Chutta Ratnathicam are not being nominated for re-election this year. Ms. Johnson and Mr. Noto are standing for election to the Board for the first time. Ms. Johnson is our current President and Chief Operating Officer and will became our President and CEO effective February 11, 2020. Mr. Noto was identified by a non-management director as a potential nominee and was recommended by the Corporate Governance Committee after it completed its review process, as discussed below under “Information About the Board and its Committees.”

Listed below are the names, ages as of December 31, 2019, and principal occupations and membership on public boards for the past five years of each nominee. In addition, we have also provided information concerning the particular experience, qualification, attributes and/or skills that the Corporate Governance Committee and the Board considered as relevant to each nominee that led to the conclusion that he or she should serve as a director.

PETER K. BARKER
Independent
Age 71
Director since 2013
Lead Director
Board committees:
Compensation (Chair)
Career Highlights:
Retired California Chairman of JPMorgan Chase & Co., a global financial services firm, serving from 2009 to January 2013. From 1971 until his retirement in 2003 affiliated with Goldman Sachs & Co., serving as a general partner from 1982 to 1998. Director, Avery Dennison Corporation and Fluor Corporation.

Key Attributes, Experience and Skills:
Mr. Barker’s significant financial expertise provides the Board with valuable perspectives on international financial and investment management matters. During his 35 plus years of experience with Goldman, Sachs & Co. and JP Morgan Chase & Co., during which he served in numerous leadership roles, including as head of Goldman Sachs’ investment banking activities on the West Coast, he developed a deep understanding of capital structure, strategic planning, mergers and acquisitions and wide-ranging management expertise. Mr. Barker’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the W.M. Keck Foundation and Claremont McKenna College provides our Board with the benefit of his perspectives on business, corporate governance and citizenship.

2020 Proxy Statement | 5

PROPOSAL NO. 1 ELECTION OF DIRECTORS

MARIANN BYERWALTER
Independent
Age 59
Director since 2015
Board committees: Audit
Career Highlights:
Chairman of the Board of Directors of SRI International, an independent nonprofit technology research and development organization, since January 2014, and Chairman of JDN Corporate Advisory, LLC, a privately held advisory services firm, since 2001. Director, and, from 2006 to 2013, Chairman of the Board of Directors of Stanford Healthcare, and from January 2016 to July 2016, Interim President and Chief Executive Officer and President of Stanford Healthcare. From 1996 to 2001, she served as the Chief Financial Officer, Vice President for Business Affairs and Special Assistant to the President of Stanford University. Partner and co-founder of American First Financial Corporation from 1987 to 1996. Director, Redwood Trust, Inc. Previously, trustee of various investment companies affiliated with Charles Schwab Corporation and director, WageWorks, Inc.

Key Attributes, Experience and Skills:
Ms. Byerwalter’s significant financial expertise provides the Board with valuable perspectives on finance, accounting and investment management matters. From her leadership roles at Stanford University and several financial institutions she has a deep understanding of accounting and strategic planning as well as wide-ranging management expertise. Ms. Byerwalter’s current and prior service on the boards of private and public companies as well as with non-profit organizations including SRI International, Pacific LifeCorp and Pacific Mutual Holding Company, Burlington Capital Group, Stanford Hospital & Clinics, Lucile Packard Children’s Hospital, and the Stanford University Board of Trustees also provides our Board with the benefit of her perspectives on business, corporate governance and citizenship.

GREGORY E. JOHNSON
Age 58
Director since 2007
Board committees:
Special Awards
Career Highlights:
Chairman of the Board since June 2013 and Chief Executive Officer of the Company since July 2005, Co-Chief Executive Officer of the Company from January 2004 to July 2005; President from December 1999 to September 2015. Officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 42 registered investment companies managed or advised by subsidiaries of the Company. Effective as of February 11, 2020, Mr. G. Johnson will serve as Executive Chairman of the Company and Chairman of the Board.

Key Attributes, Experience and Skills:
Mr. G. Johnson brings leadership and extensive business and operating experience, as well as significant knowledge of our Company and the global fund management industry, to the Board. Mr. G. Johnson is a Certified Public Accountant and prior to joining the Company, was a senior accountant with Coopers & Lybrand. Over his 30-year tenure with the Company, Mr. G. Johnson has held officer and director positions with various subsidiaries of the Company; hands-on experience that provides him with in-depth knowledge of the Company’s operations. Mr. G. Johnson’s presence on the Board provides the Board with management’s current perspectives on the Company’s business and strategic vision for the Company. Mr. G. Johnson’s service on various boards of industry organizations, including the Investment Company Institute’s Board of Governors, also provides the Board with the benefit of additional perspectives on industry developments, including regulatory and policy issues. He is a past Chairman and Vice Chairman of the Investment Company Institute and currently serves on its Executive Committee.

6 | Franklin Resources, Inc.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

JENNIFER M. JOHNSON
Age 55
Director Nominee
Career Highlights:
President of the Company since December 2016 and Chief Operating Officer of the Company since February 2017; Co-President of the Company from October 2015 to December 2016, Executive Vice President and Chief Operating Officer of the Company from March 2010 to September 2015, Executive Vice President – Operations and Technology of the Company from December 2005 to March 2010, and Senior Vice President and Chief Information Officer of the Company from May 2003 to December 2005; officer and/or director of certain subsidiaries of the Company; director or trustee of four registered investment companies managed or advised by subsidiaries of the Company. Effective as of February 11, 2020, Ms. Johnson will serve as President and CEO of the Company.

Key Attributes, Experience and Skills:
Ms. Johnson brings significant experience leading and working with all parts of our business, as well as extensive knowledge of the global investment management industry. Over her 30-year tenure with the Company, Ms. Johnson has managed all major aspects of the business, including investment management, global distribution, customer service, fund administration, global technology, and the Company’s high-net-worth business. This extensive hands-on experience provides her with in-depth knowledge of the Company’s operations. She has been a key driver of several key acquisitions and strategic investments, and has been responsible for the development of the Company’s ETF business. In addition, she has been instrumental in building the Company’s data science capabilities and has championed the Company’s fintech initiatives. Ms. Johnson’s experience with the Company would provide the Board with the benefit of management’s current perspectives on the Company’s business and strategic vision for the Company.

RUPERT H. JOHNSON, JR.
Age 79
Director since 1969
Career Highlights:
Vice Chairman of the Company since December 1999; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 40 registered investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:
Mr. R.H. Johnson, Jr.’s service as Vice Chairman of the Company and as an officer, director or trustee of various subsidiaries of the Company and Franklin Templeton mutual funds since its inception provides the Board with significant knowledge of and insights into the Company and the global fund management industry in which we operate. His fundamental knowledge of the Company gained over 50 years gives him an important perspective on the Company and provides significant leadership, business and operational expertise to the Board. Mr. R. H. Johnson, Jr. has served on various industry boards and committees addressing investment company issues including the Board of Governors of the Investment Company Institute. In his capacity with the Company, he has served as Director of Research and is a portfolio manager for one of its funds. He provides the Board with a unique perspective on critical components of the Company’s business.

2020 Proxy Statement | 7

PROPOSAL NO. 1 ELECTION OF DIRECTORS

ANTHONY J. NOTO
Independent
Age 51
Director Nominee
Career Highlights:
Chief Executive Officer and a director of Social Finance, Inc. (SoFi), a mobile-first personal finance platform, since March 1, 2018. Formerly, Chief Operations Officer from 2017 until 2018, Chief Operations Officer and Chief Financial Officer from 2016 to 2017, and Chief Financial Officer from 2014 to 2016, of Twitter, Inc., a global social media company; Partner, Co-Head, Global Technology, Media and Telecom Investment Banking from 2011 to 2014, and Partner, Investment Banking Division from 2010 to 2011, at Goldman Sachs & Co. Previously, Chief Financial Officer from 2008 to 2010, of the National Football League.

Key Attributes, Experience and Skills:
As Chief Executive Officer of SoFi, Mr. Noto brings valuable fintech industry experience. He has overseen SoFi’s expansion from a desktop lending business to a broad-based, mobile-first personal financial platform, offering users investment products including stocks, ETFs, cryptocurrency trading, as well as loans and cash management accounts. He also brings valuable leadership, strategic, financial and operations experience, having previously served as Chief Operating Officer and Chief Financial Officer of Twitter, Inc., and as Chief Financial Officer of the National Football League. During his nearly 13 years at Goldman Sachs & Co., Mr. Noto developed a deep understanding of the technology, media and telecommunications industry, including serving as Co-Head of Global Technology, Media and Telecommunications Investment Banking, and Co-Head of Communications, Media and Entertainment Investment Research. His current and prior experience would provide the Board with the benefit of his perspective on trends in the financial industry, including developments in the fintech and social media spaces, and finance matters.

MARK C. PIGOTT
Independent
Age 65
Director since 2011
Board committees:
Compensation, Corporate
Governance
Career Highlights:
Executive Chairman of PACCAR Inc., a global technology company in the capital goods and financial services industries, since April 2014. Formerly, Chairman and Chief Executive Officer from January 1997 to April 2014. Formerly, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989, of PACCAR Inc. Director, PACCAR Inc.

Key Attributes, Experience and Skills:
Mr. Pigott’s experience leading PACCAR Inc., a Fortune 200 company, provides the Board with valuable perspectives on financial, operational and strategic matters. Mr. Pigott has been recognized several times as one of the 10 Best CEOs by Forbes magazine. Under his leadership, PACCAR has generated superior long term shareholder returns and received 30 J.D. Power Customer Satisfaction Awards. He brings substantial expertise in the areas of client service and customer satisfaction. As the leader of a major global company, Mr. Pigott developed a deep understanding of issues associated with operating in multiple jurisdictions. His service on several boards including the Royal Shakespeare Company America and the PACCAR Foundation, as well as his service on the board of PACCAR, provides our Board with the benefit of his views on business, corporate governance and citizenship, finance and compensation matters.

8 | Franklin Resources, Inc.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

LAURA STEIN
Independent
Age 58
Director since 2005
Board committees: Audit,
Corporate Governance
(Chair)
Career Highlights:
Executive Vice President, General Counsel and Corporate Affairs of The Clorox Company, a leading marketer and manufacturer of consumer products, since February 2016; formerly Executive Vice President – General Counsel from February 2015 to February 2016 and Senior Vice President – General Counsel from January 2005 to February 2015 of The Clorox Company; formerly, Senior Vice President and General Counsel of H.J. Heinz Company, a global marketer and manufacturer of branded food products, from 2000 to 2005. Director, Canadian National Railway Company.

Key Attributes, Experience and Skills:
As general counsel of two multinational corporations, with responsibility for legal, compliance, corporate governance, risk management, corporate responsibility and environmental, social and governance (ESG), and internal audit, among other matters, Ms. Stein brings expertise in these critical areas to the Board. Ms. Stein speaks six languages and has lived in non-US jurisdictions, bringing a global perspective and experience. She has a deep understanding of financial statements, corporate finance, and accounting. In addition, Ms. Stein’s leadership and service on the boards of non-profit organizations including Corporate Pro Bono and the Leadership Council on Legal Diversity also provide the Board with the benefit of additional perspectives on diversity and corporate citizenship.

SETH H. WAUGH
Independent
Age 61
Director since 2015
Board committees:
Compensation
Career Highlights:
Chief Executive Officer of The PGA of America, an American organization of golf professionals, since 2018. Senior Advisor at Silver Lake, since 2017. Non-executive chairman of Alex. Brown, a division of Raymond James, since September 2016. Previously, Managing Director at Silver Lake, 2018. Vice Chairman of Florida East Coast Industries, LLC, the parent company of several commercial real estate, transportation and infrastructure companies based in Florida, from 2013 to 2017. From 2000 to 2013, Mr. Waugh served in various roles at Deutsche Bank Americas, including Chief Executive Officer and Chairman of the Board of Directors of Deutsche Bank Securities Inc. Previously Chief Executive Officer of Quantitative Financial Strategies, a hedge fund. Mr. Waugh also served in various capacities at Merrill Lynch over 11 years, including Co-head of Global Debt Markets.

Key Attributes, Experience and Skills:
Mr. Waugh’s significant experience in the financial sector provides the Board with valuable perspectives on capital markets and investment management. Having held various leadership roles at Deutsche Bank and other financial institutions, Mr. Waugh brings strong leadership skills as well as deep knowledge of operational and strategic matters to the Board. His service on the boards of the Deutsche Bank Americas Advisory Board, the Deutsche Bank Americas Foundation, The Clearing House, the Financial Services Forum and the Board of Governors of the Financial Industry Regulatory Authority, Inc. (FINRA) provides our Board with the benefit of his substantial expertise in financial industry developments and corporate citizenship.

2020 Proxy Statement | 9

PROPOSAL NO. 1 ELECTION OF DIRECTORS

GEOFFREY Y. YANG
Independent
Age 60
Director since 2011
Board committees: Audit,
Corporate Governance
Career Highlights:
Managing Director and Founding Partner of Redpoint Ventures, a private equity and venture capital firm, since 1999. Director of AT&T, Inc., since July 2016. Formerly, General Partner with Institutional Venture Partners from 1987 to 1999. Mr. Yang was formerly president of the Western Association of Venture Capitalists, director of the National Venture Capital Association, chairman of the Stanford Engineering Fund, and a member of the President’s Information Technology Advisory Committee for the United States. Previously director of BigBand Networks and TiVo.

Key Attributes, Experience and Skills:
Mr. Yang’s experience as a Founding Partner and Managing Director of Redpoint Ventures provides the Board with valuable perspectives on financial and strategic matters as well as expertise in the capital markets. Since joining the venture capital business in 1985, Mr. Yang has backed companies from their founding including Duo Security, HomeAway, Juniper Networks, Just Eat, Looker, MySpace, Netflix, Pindrop, Pure Storage, Snowflake, Stripe, 2U, Sonos, TiVo, Twilio, Zendesk, and Zuora. This experience provides strategic direction, growth and technology expertise to the Company. Mr. Yang’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the Advisory Council for the Stanford Graduate School of Business, the United States Golf Association, the U.S. Ski and Snowboard Foundation, and the United States Olympic and Paralympic Foundation, provides our Board with the benefit of his perspectives on business, corporate governance and citizenship, and finance.

FAMILY RELATIONSHIPS
Gregory E. Johnson, the Chairman of the Board, Chief Executive Officer and a director of the Company, is the nephew of Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, and the brother of Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer of the Company. Charles E. Johnson is the nephew of Rupert H. Johnson, Jr. and the brother of Gregory E. Johnson and Jennifer M. Johnson. Jennifer M. Johnson is the niece of Rupert H. Johnson, Jr. and the sister of Gregory E. Johnson and Charles E. Johnson.

General

The Corporate Governance Committee and the Board believe that the nominees have the requisite experience, qualifications, attributes and skills to provide the Company with effective oversight of a global investment management organization. The Corporate Governance Committee and the Board believe that there are general requirements and skills that are required of each director and other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board believes that, consistent with these requirements, each nominee displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interest of the Company and its stockholders and dedication to enhancing stockholder value. The Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The Corporate Governance Committee’s Policy Regarding Nominations and Qualifications of Directors described below outlines the qualities that the Corporate Governance Committee and the Board seek in director nominees.

If elected, each nominee will serve until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

In accordance with the Company’s Director Independence Standards, described more fully below, and the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following director nominees are independent and do not have a material relationship with the Company: Peter K. Barker; Mariann Byerwalter; Anthony J. Noto; Mark C. Pigott; Laura Stein; Seth H. Waugh; and Geoffrey Y. Yang.

With respect to Mr. Noto, the Board considered that certain Company-sponsored, non-consolidated funds, through a third-party unaffiliated sub-adviser with investment discretion for those funds, have made limited purchases of notes, and may in the future purchase notes or securities, issued by securitization trusts formed, sponsored, administered, and/or serviced by one or more subsidiaries of Social Finance, Inc. (collectively, “SoFi”), a company for which Mr. Noto serves as chief executive officer. In each case, the investments were made in the ordinary course of business, on terms generally available to other investors. The proportionate fees the trusts paid to SoFi based on the funds’ investments in those trusts were insignificant and considered immaterial to director independence.

10 | Franklin Resources, Inc.

CORPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as corporate governance-related rules adopted by the SEC and the NYSE.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which are posted in the corporate governance section of the Company’s website at www.franklinresources.com (the “Company’s website”). The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisers, director compensation, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct, which is applicable to all employees, temporary employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Ethics and Business Conduct is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents. The Company also has a Compliance and Ethics Hotline, where employees can anonymously report a violation of the Code of Ethics and Business Conduct or submit a complaint concerning auditing, accounting or securities law matters. We intend to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics and Business Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.

Director Independence Standards. The Board has adopted guidelines for determining whether a director is independent, which are available on the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents. The Board will monitor and review as necessary, but at least once annually, commercial, charitable, family and other relationships that directors have with the Company to determine whether the Company’s directors are independent.

For a director to be considered independent, the Board must determine affirmatively that the director does not have material relationships with the Company either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. Such determination will be made and disclosed pursuant to applicable NYSE or other applicable rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has established the following guidelines to assist it in determining whether a director does not have material relationships and thereby qualifies as independent:

A.	A director will not be independent if, at any time within the preceding three years (unless otherwise specified below):

	1.	(a)	the director was employed by the Company; or
		(b)	an immediate family member[1] of the director was employed by the Company as an executive officer[2] of the Company;

2.

the director (or an immediate family member of the director who in the capacity of an executive officer of the Company) received direct compensation from the Company (other than for prior service as a director, or as pension or deferred compensation) of more than $120,000 in any 12-month period;

	3.	(a)	the director or an immediate family member of the director is currently a partner of the Company’s internal auditor or external independent auditor;
		(b)	the director is currently employed by the Company’s internal auditor or external independent auditor;
		(c)	an immediate family member of the director is currently employed by the Company’s internal auditor or external independent auditor and personally works on the Company’s audit; or
(d)

the director or an immediate family member of the director was formerly employed by or a partner of the Company’s internal auditor or external independent auditor and personally worked on the Company’s audit within that time;

[1]	An immediate family member includes a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone (other than a domestic employee) sharing the director’s home.
[2]	An executive officer means a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

2020 Proxy Statement | 11

CORPORATE GOVERNANCE

	4.	the director or an immediate family member of the director was employed by another company and an executive officer of the Company served on the compensation committee of such other company; or

	5.	(a)

the director is an employee of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the other company’s consolidated gross revenues;

(b)

an immediate family member of the director is an executive officer of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the Company’s consolidated gross revenues; or

(c)

the director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $3.0 million or 5% of that organization’s consolidated gross revenues.

B.	The following relationships are not by themselves considered to be material and would not by themselves impair a director’s independence:

1.

a director (or an immediate family member of the director) serves as an executive officer, employee, partner or significant owner (more than 10%) of a company that made payments to or received payments from the Company, in any single fiscal year, of less than the greater of $1.0 million or 2% of the consolidated gross revenues of the other entity;

2.

a director is an executive officer of another company, which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other, in any single fiscal year, is less than 2% of the total consolidated assets of the other company;

3.

a director (or an immediate family member of a director) serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $1.0 million or 2% of that organization’s consolidated gross revenues, provided that such contributions do not exceed the limits set forth in Paragraph A.5(c) above and that disclosure is made in the Company’s annual proxy statement;

	4.	a director serves or served as a director of a subsidiary, which is a privately held, wholly-owned, direct or indirect subsidiary of the Company;

5.

a director or an immediate family member of a director has entered into a transaction(s) with the Company or any affiliate of the Company in which the transaction(s) involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services, provided the terms of such transaction(s) are not preferential to the terms for similar transactions by the Company or affiliate of the Company in the ordinary course; or

6.

a director or an immediate family member of a director maintains a trading, investment management, custody or other account with an affiliate of the Company, provided the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course.

C.

For all relationships not specifically and clearly addressed by the guidelines above, the determination of whether or not a director has a material relationship, and therefore whether or not the director qualifies as independent or not, shall be made by the Board based on the totality of circumstances.

Policy Regarding Multiple Board Memberships. The Board has adopted, upon the recommendation of the Corporate Governance Committee, a policy regarding memberships on boards of directors or equivalent governance bodies of unaffiliated publicly traded companies or other entities. If a member of the Board also serves as the principal executive officer, such as the Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on three or more boards of directors or equivalent governance bodies of unaffiliated publicly traded companies, excluding the Company’s Board. If a member of the Board does not serve as a principal executive officer, such as a Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on four or more boards of directors or equivalent governance bodies of publicly traded companies, excluding the Company’s Board.

12 | Franklin Resources, Inc.

CORPORATE GOVERNANCE

Prohibition against Hedging Transactions. Pursuant to the Company’s Code of Ethics and Business Conduct, which is applicable to all employees, temporary employees, directors and officers of the Company and its subsidiaries and affiliates, short sales of securities, including “short sales against the box” (i.e., a short sale by the holder of a long position in the same stock) of securities issued by the Company, and securities issued by any closed-end fund sponsored or advised by the Company, are prohibited. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, purchasing and selling call or put options and swap transactions or other derivatives that would result in a net short exposure to the Company or any closed-end fund sponsored or advised by the Company.

Prohibition against Pledging. Pursuant to the Company’s Code of Ethics and Business Conduct, unless otherwise previously approved by the Compensation Committee, directors and executive officers are prohibited from directly or indirectly pledging, hypothecating or otherwise encumbering securities issued by the Company as collateral for indebtedness. This prohibition includes, but is not limited to, holding such securities in a margin account that could cause securities issued by the Company to be subject to a margin call or serve as collateral for a margin loan. Securities issued by the Company that were not received as compensation are not subject to the prohibition as long as the holder of such securities remains in compliance with applicable Stock Ownership Guidelines. Any subject pledge of securities issued by the Company by any director or executive officer in existence as of December 11, 2018, must be released within two years. If any person has subject securities issued by the Company pledged as collateral or held in a margin account when such person becomes a director or executive officer of the Company, the pledge must be released within one year from the date the person became a director or executive officer.

Stock Ownership Guidelines. As a significant ownership interest by directors in the Company tends to align the interests of members of the Board with the interests of the Company’s stockholders, all directors on the Board are expected to own shares of common stock of the Company with a value of at least 5x the value of their annual cash retainer within five years of their appointment to the Board. Similarly, as a significant ownership interest by certain senior officers in the Company tends to align the interests of members of management of the Company with the Company’s stockholders and to strengthen the link between long-term Company performance and executive compensation, senior officers of the Company are expected to own shares of common stock of the Company with a value equal to a specific multiple of such senior officer’s base salary, as indicated in the table below, by five years from when he or she first assumed the particular senior officer position for which stock ownership is expected:

Senior Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chairman	5X
Vice Chairman	5X
Chief Executive Officer	5X
Chief Operating Officer	5X
President	4X
Executive Vice President	4X
Senior Vice President	3X
Chief Accounting Officer	3X

Both direct and certain indirect forms of ownership are recognized in achieving these guidelines, including shares owned outright, restricted stock, restricted stock units, 401(k) funds invested in shares of the Company’s common stock, and funds deemed invested in shares of the Company’s common stock under the 2006 Directors Deferred Compensation Plan. Shares of the Company’s common stock held by immediate family members (which includes a director’s or senior officer’s spouse, children and parents) or entities controlled by a director or senior officer may be considered holdings of the director or senior officer for purposes of the guidelines only and not as an admission of beneficial ownership for any other purpose. As of December 31, 2019, all directors and officers were in compliance with these guidelines.

2020 Proxy Statement | 13

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings and Annual Meeting of Stockholders

During fiscal year 2019, the Board held five meetings (not including committee meetings). For fiscal year 2019, the directors attended 100% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which a Director served during the periods that he or she served.

To promote open discussion among the independent directors, the independent directors meet in executive session at least two times per year and generally meet in executive session after regularly scheduled Board meetings. Peter K. Barker, the independent Lead Director, presides at the executive sessions of the independent directors. The Board encourages directors to attend the annual meeting of stockholders. All directors then standing for election attended last year’s annual meeting.

Committee Membership and Meetings

The current standing committees of the Board are the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Special Awards Committee. The table below provides current membership and meeting information.

	Audit	Compensation	Corporate Governance	Special Awards
Peter K. Barker	—	C	—	—
Mariann Byerwalter	M	—	—	—
Gregory E. Johnson	—	—	—	M
Mark C. Pigott	—	M	M	—
Chutta Ratnathicam	C	—	—	—
Laura Stein	M	—	C	—
Seth H. Waugh	—	M	—	—
Geoffrey Y. Yang	M	—	M	—
Fiscal year 2019 Meetings	7	7	5	—	*

M—Member
C—Chair

*	Mr. G. Johnson is the sole member of the Special Awards Committee. This Committee takes actions by written consent in lieu of meetings.

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each of these standing committees (other than the Special Awards Committee) consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities Exchange Act of 1934, and the Director Independence Standards established by the Board. See “Director Independence Standards” above. The Board has also determined that each member of the Audit Committee and the Compensation Committee is independent under the criteria established by the NYSE and the SEC for audit committee and compensation committee members, as applicable.

14 | Franklin Resources, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Audit Committee

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee currently consists of Messrs. Ratnathicam (Chair) and Yang and Mss. Byerwalter and Stein.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (1) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the report the Audit Committee is required to include in the Company’s annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make. The Audit Committee also reviews the annual audited financial statements for the Company. In addition, the Audit Committee assists the Board in reviewing policies with respect to the Company’s enterprise risk assessment and risk management, including related to cybersecurity (as described more fully below under “Risk Management and the Board’s Role in Risk Oversight”).

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee Charter is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents. The Board has determined that all Audit Committee members are financially literate under the NYSE listing standards and that each of Mr. Chutta Ratnathicam and Ms. Mariann Byerwalter is an audit committee financial expert within the meaning of the rules of the SEC.

The Compensation Committee

The Compensation Committee currently consists of Messrs. Barker (Chair), Pigott and Waugh. The Compensation Committee oversees the establishment of goals and objectives related to Chief Executive Officer compensation, determines the compensation level of the Chief Executive Officer, assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company, discharges the responsibilities of the Board relating to compensation of the Company’s executive officers and prepares the Compensation Committee Report regarding executive compensation matters for the Company’s proxy statement. The Committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the Company’s proxy statement. In addition, the Compensation Committee reviews and approves compensation arrangements between the Company and members of its Board of Directors. The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.

The Compensation Committee generally adheres to the following processes and procedures in connection with the consideration and determination of the compensation of the Company’s executive officers and directors.

Determination of Executive Compensation. The Compensation Committee meets periodically throughout the year to (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers, (ii) evaluate the performance of the executive officers in light of those goals and objectives, and (iii) determine and approve the compensation of the executive officers. For a detailed description regarding the Compensation Committee’s role in setting executive compensation, including the role of executive officers in the process, see “Compensation Discussion and Analysis” below.

Determination of Non-executive Director Compensation. The Compensation Committee meets at least annually to review and make recommendations to the Board on the compensation (including equity-based compensation) of the Company’s non-executive directors. In reviewing and making recommendations on non-executive director compensation, the Committee considers, among other things, the following policies and principles:

●	that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the Company’s size and scope of business activities, including service on Board committees;

2020 Proxy Statement | 15

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

●	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the Company’s stockholders; and
●	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the Compensation Committee receives a report of its independent consultant on comparable non-executive director compensation practices and levels. No executive officer of the Company is involved in determining or recommending non-executive director compensation levels. For a description regarding the role and scope of assignment of the Compensation Committee’s compensation consultant see “Compensation Discussion and Analysis” below. See the section of this Proxy Statement titled “Director Fees” below, for a discussion of compensation paid to the Company’s directors during fiscal year 2019. Directors who are executives of the Company do not receive compensation for their Board service.

Incentive Plan Matters. The Compensation Committee also administers, among other plans, the Company’s Amended and Restated Annual Incentive Compensation Plan, the 2014 Key Executive Incentive Compensation Plan, the Amended and Restated 2002 Universal Stock Incentive Plan and the Amended and Restated 1998 Employee Stock Investment Plan.

The Compensation Committee Charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors annually review the charter and revise it as necessary or appropriate. The Compensation Committee Charter is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents.

The Special Awards Committee

The sole member of the Special Awards Committee is Mr. Gregory E. Johnson. The Special Awards Committee has separate but concurrent authority with the Compensation Committee to make certain limited equity and cash awards to employees of the Corporation and its subsidiaries who are not executive officers subject to Section 16 of the Securities Exchange Act of 1934.

The Corporate Governance Committee

The Corporate Governance Committee currently consists of Ms. Stein (Chair) and Messrs. Pigott and Yang.

The Corporate Governance Committee has the responsibilities set forth in its charter and provides counsel to the Board of Directors with respect to the organization, function and composition of the Board and its committees and oversees the evaluation of the Board, its committees and individual directors. The Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance policies and procedures applicable to the Company, and reviewing the anti-money laundering policies, procedures and operations of the Company on a periodic basis. The Corporate Governance Committee oversees the Company’s political activities and related policies, and reviews and approves our statement on “Our Political Involvement,” which is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents. This statement describes the Company’s policies on corporate political activity, independent employee political participation, advocacy and lobbying activity, and compliance and oversight of these activities. The Corporate Governance Committee also is tasked with identifying and recommending to the Board’s independent directors potential Lead Director candidates from among the independent directors. The Corporate Governance Committee Charter is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents.

The Corporate Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of stockholders. It uses a variety of means as it determines are necessary or appropriate, including recommendations of stockholders, to do so. The Corporate Governance Committee has adopted a policy regarding nominations and qualifications of directors, which has been approved by the Board. Under such policy, the Corporate Governance Committee may solicit recommendations from current and former directors, management or others who may be familiar with qualified candidates, and may consider current directors for re-nomination. The Corporate Governance Committee may, in its sole discretion, retain and

16 | Franklin Resources, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

terminate any search firm (and approve such search firm’s fees and other retention terms) to assist in the identification of candidates.
The Corporate Governance Committee believes there are certain minimum skills and qualifications that each director nominee must possess or satisfy, including:
●	high personal and professional integrity and ethical character;
●	significant achievement in business, finance, government, education, law, technology or other fields important to the operation of the Company;
●	the ability to exercise sound business judgment on a broad range of issues;
●	sufficiently broad experience and professional and educational background to have a general appreciation of the major issues facing public companies of a size and scope similar to the Company;
●	the willingness and ability to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and
●	being prepared to represent the best interests of the Company and its stockholders and committed to enhancing stockholder value.
The Corporate Governance Committee also believes there are other skills and qualifications that at least one or more directors must possess or satisfy, including:
●	experience and knowledge of the industry sector in which the Company operates its business;
●	a majority of the directors being “independent” directors in accordance with the corporate governance listing standards of the NYSE;
●	at least three directors meeting the additional independence requirements for members of the Audit Committee of the Board in accordance with the applicable rules of the NYSE and the SEC;
●	at least three directors who are eligible to serve on the Audit Committee of the Board being “financially literate” or capable of becoming “financially literate” within a reasonable period of time;
●	at least one director who is eligible to serve on the Audit Committee of the Board being an “audit committee financial expert” in accordance with applicable rules of the SEC;
●	at least three directors meeting the additional independence requirements for members of the Compensation Committee of the Board in accordance with the applicable rules of the NYSE and the SEC; and
●	other standards the Board may adopt from time to time.
In considering candidates for director nominees, the Corporate Governance Committee generally assembles information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.
With respect to current directors, the Corporate Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Corporate Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Corporate Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Corporate Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors.
The Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders of the Company. Stockholders may make such a recommendation by submitting a completed Director Nomination Form, which is posted in the corporate governance section of the Company’s website, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. Completed Director Nomination Forms shall be sent to: Corporate Governance Committee, Franklin Resources, Inc., c/o Corporate Secretary, One Franklin Parkway, San Mateo, CA 94403-1906. This year our Proxy Statement is dated December 26, 2019; for a recommendation to be properly made for the 2021 annual meeting, we must receive the notice of recommendation between July 29, 2020 and August 28, 2020.
The manner in which the Corporate Governance Committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the Corporate Governance Committee will also seek and consider information concerning any relationship between a
2020 Proxy Statement | 17

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The Corporate Governance Committee will not evaluate a candidate recommended by a stockholder unless the Director Nomination Form provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the Company and to provide all of the information necessary to conduct an evaluation.

Board Leadership Structure

Mr. Gregory E. Johnson, our Chief Executive Officer (“CEO”), has served as Chairman of the Board since June 2013. The Board believes that this structure is appropriate because having a senior executive for both the Company and the Board provides clear leadership for the strategic vision, management and operations of our Company. The Board believes that this leadership structure strengthens the Board’s ability to focus on key risk, business and strategic issues and helps the Company operate in the long-term interests of stockholders. Mr. Peter K. Barker, an independent director, has been selected by the independent directors as Lead Director. The duties of the Lead Director are set forth in the Lead Director Charter available on the Company’s website at https://www.franklinresources.com/ resources/governance/corporate-governance-documents and include:

●	presiding at the executive sessions of the independent directors and of the non-employee directors of the Board;
●	presiding at meetings of the Board in the absence of the Chairman and Vice Chairman of the Board or upon the request of the Chairman;
●	calling meetings of the independent directors and non-employee directors of the Board, as appropriate;
●	serving as a liaison to facilitate communications between other members of the Board and the Chairman, the Vice Chairman, the CEO and the President, without inhibiting direct communications between and among such persons;
●	advising and consulting with the Chairman and CEO on, and approving, Board and committee meeting schedules, including the need for special meetings as appropriate, and Board and committee meeting agenda items, to help ensure that appropriate items are brought forward for Board and committee consideration and appropriate time is apportioned for discussion;
●	advising and consulting with the Chairman and CEO on the general scope and type of information to be provided in advance and/or to be presented at Board meetings;
●	in coordination with the Chairman and CEO, serving as a liaison to stockholders who request direct communications and consultation with the Board or otherwise delegating such task to an appropriate member of the Board based on the circumstances;
●	consulting with outside counsel and other advisors as he or she deems appropriate in fulfilling the Lead Director role;
●	collaborating with the Compensation Committee on the annual performance evaluation of the CEO; and
●	collaborating with the Corporate Governance Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors.

The Corporate Governance Committee reviews the Board’s leadership structure annually with the Board. The Board does not have a fixed policy regarding the separation of the offices of the Chairman and CEO. Effective at the 2020 Annual Meeting, Ms. Jennifer Johnson will succeed Mr. Gregory Johnson as CEO. Mr. Gregory Johnson will continue as Chairman of the Board and also will become Executive Chairman of the Company, continuing the leadership structure of having a Company senior executive as Chairman of the Board. For the reasons stated above, the Board continues to believe that this structure is appropriate.

Board and Committee Evaluation Process

The Board believes that conducting an annual evaluation process is a critical component of good corporate governance and improves the performance of the Board as a whole, its Committees and individual directors. The independent Chair of the Corporate Governance Committee leads the annual performance evaluation of the Board, each Committee, and the individual directors. The independent Chairs of each of the Committees lead the reviews of their respective Committees and the Chairs of the Audit and Compensation Committees report their findings to the Corporate Governance Committee Chair. Guidelines for director self-evaluation, Committee evaluation and evaluation of the Board are given to each independent director to provide structure in soliciting their feedback. Candid, one-on-one discussions are held between each independent director and each of their respective Committee Chairs and the Chair of the Corporate Governance Committee, using the Guidelines provided in advance as the basis for discussion. The

18 | Franklin Resources, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

results of the evaluation are discussed in a closed session of the independent directors led by the Lead Director and the independent Committee Chairs. A summary of the evaluation results and recommendations for improvement is then reported to the full Board and Company policies and practices are updated as appropriate.

Risk Management and the Board’s Role in Risk Oversight

Our Company recognizes the importance of effective risk management to the success of our business and our stockholders and has long-standing and highly developed structures in place to manage risk. The Board of Directors has principal responsibility for oversight of the Company’s risk management processes. The Board regularly receives information on risks facing the Company from, and provides oversight to, a variety of management groups, including the enterprise risk management, global compliance, internal audit, finance risk and control and compensation risk review groups. These groups provide reports either directly to the full Board, or to the Audit Committee or Compensation Committee. Each of these Board committees is comprised solely of independent directors and reports to the full Board at each Board meeting. Regional and separate key risk committees of our management, as well as business and operational risk functions, report to the enterprise-wide management groups which in turn report to the full Board or a committee of the Board. Our internal audit and global compliance groups conduct monitoring and testing of Company-wide policies and procedures and report quarterly to the Audit Committee and Board of Directors, respectively.

The full Board oversees the Company’s business continuity planning, reviewing and approving management’s plans with respect to, among other things, key management succession, disaster planning, crisis management, and prioritization of recovery efforts. The Board also reviews and approves the Company’s Corporate Liquidity Policy, which addresses how the Company would respond to possible liquidity crises created by temporary market disruptions and/or longer-term financial distress.

The Audit Committee receives risk management, cybersecurity and internal audit reports at least quarterly from the enterprise-wide risk management committee, the Company’s Chief Technology Officer, and internal auditor, respectively, and reviews and discusses policies with respect to Company enterprise risk assessment and risk management, including the Company’s cybersecurity risks and related risk management program. The full Board receives reports of, and provides direction to, the enterprise-wide risk management committee, the Company’s Chief Technology Officer and internal auditor at least annually. As described in more detail below, the Compensation Committee and a management compensation risk review committee evaluate the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. The Audit Committee and the Compensation Committee report on risk, along with other committee matters, at meetings of the full Board.

At their meetings, the Board, Audit Committee and Compensation Committee review and discuss identified risks with the relevant members of senior management and members of the various groups with responsibility for risk identification and management. These regular communications provide the Board with a practical and in-depth understanding of the risks facing the Company and enable the Board to provide direction to management with respect to its approach to identifying, monitoring and addressing material risks.

Our Board’s role in risk oversight is well-supported by having an experienced Chairman and Chief Executive Officer who has extensive knowledge of and experience with the risks that the Company faces. In addition, the Audit, Compensation and Corporate Governance Committees of the Board are composed entirely of independent directors, as described above in “Committee Membership and Meetings,” which the Board believes also enhances risk oversight.

2020 Proxy Statement | 19

DIRECTOR FEES

Standard Compensation Arrangements

The compensation arrangements for non-employee directors consist of the board and meeting fees below.

Standard Board Fees. Non-employee directors of the Company are entitled to an annual retainer of $95,000, which is paid quarterly, and an annual equity grant which is made on the date of the annual organizational meeting of the Board, valued at $145,000 (rounded up to the nearest whole share).

Special Board Meeting Fees. A special Board meeting fee of $5,000 is payable to each non-employee director for each Board meeting attended by such director in excess of the five regularly scheduled Board meetings per fiscal year. There were no special Board meetings during fiscal year 2019.

Standard Committee Fees. Independent directors who serve on Board committees are entitled to $1,500 per committee meeting attended. In addition, the Chairs of the Audit Committee, the Compensation Committee and the Corporate Governance Committee are entitled to annual retainer fees of $25,000, $15,000, and $15,000, respectively, which are paid quarterly.

Lead Director Fee. The Lead Director receives an annual retainer fee of $25,000, which is paid quarterly.

Other Board Compensation. The Company reimburses directors for certain expenses incurred in connection with attending Board and Board committee meetings as well as other Company-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events.

Deferred Director Fees

The Company and its subsidiaries allow non-employee directors to defer payment of their directors’ fees and stock awards in a manner that is intended to comply with the provisions of Section 409A of the Code, and to treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds, as selected by the director. Directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director.

Additionally, directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. On the payout dates elected by a director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his or her beneficiary a cash amount equal to the value of the hypothetical investments. Payouts may be made in a lump sum or in periodic installments.

20 | Franklin Resources, Inc.

DIRECTOR FEES

The following table provides information on the total compensation earned by the Company’s directors in fiscal year 2019:

FISCAL YEAR 2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Peter K. Barker	—	290,500	290,500
Mariann Byerwalter	105,500	145,000	250,500
Charles E. Johnson	95,000	145,000	240,000
Gregory E. Johnson(4)	—	—	—
Rupert H. Johnson, Jr.(5)	—	—	—
Mark C. Pigott	—	258,000	258,000
Chutta Ratnathicam	275,500	—	275,500
Laura Stein	179,625	93,375	273,000
Seth H. Waugh	105,500	145,000	250,500
Geoffrey Y. Yang	—	258,000	258,000

(1)	Fees include quarterly retainer fees, committee meeting attendance fees and fees for service as a committee chair. Fees are awarded in cash, the payment of which may be deferred pursuant to the 2006 Directors Deferred Compensation Plan (the “Director Deferred Plan”) described above under “Deferred Director Fees.” Pursuant to the Director Deferred Plan, directors may elect to defer payment of their directors’ fees and stock awards into hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds. If a director receives fees in cash or elects to defer fees (including the annual stock grant) into hypothetical units of Company sponsored mutual funds, such amounts are included in this column. Any such director fees deferred into hypothetical shares of the Company’s common stock are included in the “Stock Awards” column. See notes 2 and 3 below.
(2)	Stock Awards amounts represent the aggregate grant date fair value, determined in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”), associated with (i) an annual stock grant made on February 12, 2019, provided such stock grant is not deferred into hypothetical units of Company sponsored mutual funds (see note 1 above), and (ii) director fees earned in fiscal year 2019 but whose payment is deferred into hypothetical shares of the Company’s common stock and eventually payable in cash. See “Deferred Director Fees” above. The valuation assumptions (i) for the annual stock grant are the closing price for the common stock on the NYSE on the grant date (February 12, 2019) and (ii) for the deferred hypothetical shares of Company common stock are changes in the closing price of the common stock on the NYSE during fiscal year 2019, and the reinvestment of dividends declared by the Company. Because of the required accounting treatment under ASC 718, the Stock Award amounts for fees earned in fiscal year 2019 and deferred into hypothetical shares of common stock may vary (up or down) to reflect market prices of the common stock.
(3)	The following represents the grant date fair value determined in accordance with ASC 718 for all Stock Awards granted in fiscal year 2019. See “Note 15—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2019 filed with the Securities and Exchange Commission on November 12, 2019 for further details.

Name	Actual Common Stock ($)	Deferred Hypothetical Shares ($)
Peter K. Barker	145,000	145,500
Mariann Byerwalter	145,000	—
Charles E. Johnson	145,000	—
Mark C. Pigott	—	258,000
Chutta Ratnathicam	—	—
Laura Stein	—	93,375
Seth H. Waugh	—	145,000
Geoffrey Y. Yang	145,000	113,000

(4)	Mr. G. Johnson is the Chairman of the Board and Chief Executive Officer of the Company and does not receive compensation for his service as a director. See the “Summary Compensation Table for Fiscal Year 2019” below.
(5)	During fiscal year 2019, Mr. R. H. Johnson, Jr. was an executive as well as a director of Franklin Resources, Inc. and did not receive compensation for his service as a director. See “Certain Relationships and Related Transactions” below for information regarding his fiscal year 2019 compensation.

2020 Proxy Statement | 21

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information regarding the beneficial ownership of our common stock as of October 31, 2019 by the stockholders that our management knows to beneficially own more than five percent of our outstanding common stock as of such date. The percentage of ownership is calculated based on 498,070,319 outstanding shares of common stock on October 31, 2019.

Except as otherwise noted, each beneficial owner in the following table had sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Class
Charles B. Johnson(3)	104,013,120	20.9%
Rupert H. Johnson, Jr.(4)	104,597,598	21.0%
The Vanguard Group(5)	31,709,464	6.4%

(1)	The addresses of Messrs. C. B. Johnson and R. H. Johnson, Jr. are: c/o Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.
(2)	The number of shares of Company common stock beneficially owned by each person is determined under rules promulgated by the SEC.
(3)	Includes 93,480,461 shares held in a trust for which Mr. C.B. Johnson is trustee. Also includes 20,939 shares held in the 401(k) Plan, 4,059,651 shares held in an individual retirement account (an “IRA”), 1,350,000 shares held by his spouse, and 817,800 shares held by a trust for which his spouse is the lifetime beneficiary. Also includes an aggregate of 4,284,269 shares held by three private charitable foundations for which he is a trustee with shared voting and investment power (disclaims beneficial ownership of such shares).
(4)	Includes 102,853,045 shares held in a trust for which Mr. R. H. Johnson, Jr. is trustee. Also includes 24,069 shares held in the 401(k) Plan, 563,735 shares held in an IRA, and 10,116 shares held by his spouse (disclaims beneficial ownership of such shares). Also includes 1,146,633 shares held by a private charitable foundation for which he is a trustee (disclaims beneficial ownership of such shares).
(5)	Based solely on a Schedule 13G of The Vanguard Group, Inc. filed with the SEC on February 11, 2019 reporting shares of Company common stock owned as of December 31, 2018. Includes (i) sole power to vote or direct to vote 353,049 shares, (ii) shared power to vote or direct to vote 98,444 shares, (iii) sole power to dispose of or direct the disposition of 31,256,611 shares, and (iv) shared power to dispose of or direct the disposition of 452,853 shares. Principal business office address listed as 100 Vanguard Blvd., Malvern, PA 19355 in such filing.

22 | Franklin Resources, Inc.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information regarding the beneficial ownership of our common stock as of October 31, 2019 by:

●	each director and director nominee;
●	each executive officer named in the “Summary Compensation Table for Fiscal Year 2019” below; and
●	all current directors, director nominees and executive officers of the Company as a group (including named executive officers).

The percentage of ownership is calculated based on 498,070,319 outstanding shares of common stock on October 31, 2019. Except as otherwise noted, each beneficial owner in the following table had sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Total Company Stock-Based Holdings(2)	Percent of Shares Beneficially Owned(3)
Directors and Director Nominees:
Peter K. Barker	29,405	53,528	*
Mariann Byerwalter	4,655	18,121	*
Charles E. Johnson(4)	6,923,165	6,923,165	1.4%
Gregory E. Johnson(5)	5,778,066	—	1.2%
Jennifer M. Johnson(6)	5,230,648	—	1.0%
Rupert H. Johnson, Jr.(7)	104,597,598	—	21.0%
Anthony J. Noto(8)	—	—	*
Mark C. Pigott	3,387	57,416	*
Chutta Ratnathicam	14,856	33,067	*
Laura Stein	9,141	42,266	*
Seth H. Waugh	2,414	21,200	*
Geoffrey Y. Yang	26,912	52,956	*
Named Executive Officers:
Matthew Nicholls(9)	44,066	—	*
Craig S. Tyle(10)	95,009	—	*
Jed A. Plafker(11)	87,282	—	*
Kenneth A. Lewis(12)	142,280	—	*
All directors, nominees and executive officers as a group (18 persons)(13)	123,079,814	—	24.7%

*	Represents less than 1% of the outstanding common stock.
(1)	The number of shares of Company common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, such as through the exercise of stock options or the vesting of certain restricted stock units where applicable. Each share of Company unvested restricted stock confers voting but not dispositive power. The number of shares beneficially owned by each person includes outstanding time-based unvested restricted stock and stock units. The Company has no outstanding stock options.
(2)	For non-employee directors, this column combines beneficial ownership of shares of our common stock with deferred director fees held by certain non-employee directors in an account economically equivalent to our common stock (but payable in cash), as of October 31, 2019. See “Director Fees—Deferred Director Fees” for a description of deferred director fees. This column indicates the alignment of the named persons with the interests of the Company’s stockholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company’s common stock. The amounts described in this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

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STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

(3)	The percent ownership for each stockholder on October 31, 2019 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the total number of shares outstanding on October 31, 2019 plus any shares acquirable by that person currently or within 60 days after such date.
(4)	Includes an aggregate of 1,999,800 shares held pursuant to a limited partnership, of which 75,404 shares are pledged as collateral in connection with line of credit (such shares were not received as compensation). Also includes 66,672 shares held in his children’s trusts for which Mr. C. E. Johnson is trustee with voting and investment power (disclaims beneficial ownership of such shares). Also includes an aggregate of 4,825,269 shares held by four private charitable foundations for which he is a trustee with shared voting and investment power (disclaims beneficial ownership of such shares).
(5)	Mr. G. Johnson is also a named executive officer of the Company. Includes 5,823 shares held in the 401(k) Plan, and 87,041 shares of unvested restricted stock. Also includes an aggregate of 2,961,000 shares held pursuant to two limited partnerships, 8,100 shares held in a business trust for Mr. G. Johnson, 77,224 shares held by his children or in his children’s trusts for which Mr. G. Johnson is trustee with voting and investment power (disclaims beneficial ownership of such shares), and 20,739 shares held by his spouse (disclaims beneficial ownership of such shares). Also includes an aggregate of 541,000 shares held by a private charitable foundation for which he is a trustee with voting and investment power (disclaims beneficial ownership of such shares).
(6)	Ms. Johnson is a new director nominee, and also is a named executive officer of the Company. Includes 2,004 shares held in the 401(k) Plan, and 69,785 shares of unvested restricted stock. Also includes an aggregate of 2,808,000 shares held pursuant to two limited partnerships, 15,000 shares held in a business trust for Ms. Johnson, and 183,414 shares held in her children’s trusts for which Ms. Johnson is trustee with voting and investment power (disclaims beneficial ownership of such shares). Also includes an aggregate of 541,000 shares held by a private charitable foundation for which she is a trustee with voting and investment power (disclaims beneficial ownership of such shares).
(7)	See footnote (4) under “Stock Ownership of Certain Beneficial Owners” above.
(8)	Mr. Noto is a new director nominee.
(9)	Includes 44,066 shares of unvested restricted stock.
(10)	Includes 14,732 shares of unvested restricted stock.
(11)	Includes 530 shares held in the 401(k) Plan and 48,677 shares of unvested restricted stock.
(12)	Mr. Lewis’ employment with the Company terminated on September 30, 2019, and the number of shares reported in this table as beneficially owned by Mr. Lewis is based solely on information available to the Company as of such date. Includes 17,678 shares held in a trust for which Mr. Lewis and his spouse are co-trustees with shared voting and investment power.
(13)	Includes an aggregate of 32,424 shares held in the 401(k) Plan and 296,682 shares of unvested restricted stock and stock units.

24 | Franklin Resources, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Company’s executive officers. In this CD&A, we address the compensation determinations and the rationale for those determinations relating to the Company’s chief executive officer, chief financial officer, former chief financial officer, and our other most highly compensated executive officers, whom we refer to collectively as the “named executive officers” or “NEOs.” For the fiscal year ended September 30, 2019, our NEOs were:

Name	Position
Gregory E. Johnson(1)	Chairman of the Board and Chief Executive Officer
Matthew Nicholls(2)	Executive Vice President and Chief Financial Officer
Jennifer M. Johnson(3)	President and Chief Operating Officer
Craig S. Tyle	Executive Vice President and General Counsel
Jed A. Plafker	Executive Vice President
Kenneth A. Lewis(4)	Former Executive Advisor, Executive Vice President and Chief Financial Officer

(1)	Effective February 11, 2020, Mr. G. Johnson will become Executive Chairman of the Company and will continue to serve as Chairman of the Board.
(2)	Mr. Nicholls was appointed Executive Vice President and Chief Financial Officer effective as of May 6, 2019.
(3)	Effective February 11, 2020, Ms. Johnson will become President and CEO of the Company.
(4)	Mr. Lewis retired from his position as Executive Vice President and Chief Financial Officer effective as of May 6, 2019; he served the Company in an executive advisory capacity from May 7, 2019 through September 30, 2019.

The Compensation Committee believes that executive compensation should be aligned with and support our performance and business objectives. The Compensation Committee aims to focus the NEOs on our long-term performance by using awards that generally vest over three years as the Compensation Committee believes such awards are the most effective tool for aligning the executives’ interests with long-term stockholder interests. The portion of our NEOs’ annual compensation linked to short-term performance is intended to motivate and reward executives to achieve certain objectives and to allow us to attract and retain talented executives.

FISCAL YEAR 2019 BUSINESS HIGHLIGHTS
The asset management industry is undergoing rapid change. In fiscal year 2019, we continued to focus on evolving our business and making investments in key growth areas. Operating income for the year declined as a result of lower average assets under management, driven by net outflows, and non-recurring execution costs associated with our cost management efforts. These and other factors, including the accounting impact of consolidating Benefit Street Partners, contributed to lower operating income for fiscal year 2019. Our operating margin for the year was 27%. Although long-term sales decreased 4% this fiscal year, we had some success in the U.S. retail channel with sales increasing 12% versus the prior year, following improved demand for our traditional products and growth in newer capabilities, including our multi-asset solutions and ETFs. Net outflows, however, continued and were $32 billion. Investment performance was mixed, with strong performance in U.S. equity and emerging markets strategies, contrasting with weaker performance in global equity and certain fixed income strategies. While the Company’s three-year total shareholder return ranked in the fourth quartile of our peer group, the Company returned almost $1.3 billion to shareholders (107% of net income) during the year through regular dividends totaling $1.04 per share and the repurchase of 24.6 million shares, which continued to exceed share issuance materially.

Acquiring and retaining talent is an ongoing priority, and this year we worked to enhance our investment teams further. We appointed several strategic hires and promoted top talent to important new roles on our investment and distribution teams. In addition, in May 2019, Matthew Nicholls was appointed to the role of Chief Financial Officer (“CFO”) to head the Company’s corporate finance and accounting functions and to lead our efforts to grow through acquisitions, a key focus of the firm.

2020 Proxy Statement | 25

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee evaluated fiscal year 2019 performance consistent with its philosophy that a significant portion of executive compensation should be variable and tied to the Company’s performance. More than 90% of CEO pay for fiscal year 2019 was based on performance, subject to forfeiture. In addition, the CEO and other NEOs experienced forfeitures of certain previously granted performance awards, as further described under the heading “Long-term Incentive and Retention Compensation” below.

The chart below compares the results of our key performance measures for the current fiscal year against last fiscal year:

Key Performance Measures (as of and for fiscal years ended September 30)	2019	Percentage Change 2019 vs. 2018	2018
Assets Under Management ($ billions)	692.6	(3%)	717.1
Operating Profit Margin	27.0%		33.5%
Three-Year Shareholder Return	(1.55%)		(1.78%)
Earnings Per Share*	$2.35	69%	$1.39
Operating Income ($ millions)	$1,557.4	(26%)	$2,118.6

*	Fiscal year 2019 earnings per share includes an income tax charge of $86.0 million or $0.17 per share due to a revision to the estimated income tax charge of $968.8 million or $1.80 per share recognized in fiscal year 2018 resulting from the enactment of the Tax Cuts and Jobs Act of 2017.

LEADERSHIP TRANSITION AND APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER
In March 2019, after 30 years of service with the Company, Kenneth Lewis announced his retirement as CFO. Effective as of May 6, 2019, Mr. Lewis transitioned to an executive advisory role and Matthew Nicholls was appointed as our new CFO. With more than two decades of banking experience in global asset management, Mr. Nicholls brings a wealth of industry experience and an outside perspective to the Company. To attract and retain an officer of his caliber and experience, we offered Mr. Nicholls a competitive compensation package, as described further below.

SUMMARY OF OUR COMPENSATION PRACTICES
Our pay practices demonstrate our commitment to responsible compensation and governance practices.

What We Do
✓Align pay with performance: a significant portion of total compensation for all NEOs is performance-based
✓Grant long-term awards based on meaningful performance measures
✓Maintain a clawback policy
✓Require significant stock ownership
✓Limit perquisites
✓Retain an independent consultant to the Compensation Committee
✓Mitigate excessive risk by regularly reviewing incentive compensation plans and compensation practices
✓Engage with stockholders to discuss compensation practices

What We Don’t Do
✕Provide excessive severance benefits
✕Enter into change in control agreements with NEOs
✕Provide excise tax gross-ups
✕Reprice underwater stock options
✕Permit hedging of Company stock
✕Allow pledging of Company stock received as compensation
✕Offer executive retirement plans
✕Pay dividends or dividend equivalents on unvested performance shares

STOCKHOLDER ENGAGEMENT
As in past years, we continued our formal stockholder engagement program to provide stockholders with the opportunity to express their views so that we may consider them as we evaluate our governance practices and executive compensation program. We value our stockholders’ interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand the priorities and concerns of our stockholders with respect to best practices for governance matters and executive compensation. In November 2019, our independent Lead Director, Peter Barker, invited unaffiliated stockholders

26 | Franklin Resources, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

(collectively holding approximately 45% of the Company’s unaffiliated shares) to have a call to understand and consider their views on these matters. The majority of these unaffiliated stockholders did not choose to have a call, and the feedback received did not include any significant suggested changes to our executive compensation program.
EVALUATION OF “SAY ON PAY”
At our 2017 Annual Meeting, our stockholders had the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs (a “say-on-pay proposal”). More than 97% of the votes cast were in favor of the Company’s say-on-pay proposal. The Compensation Committee believes this reflects general shareholder support for our executive compensation program and philosophy and intends to continue its practice of linking executive compensation with Company performance.
At our 2017 Annual Meeting, an advisory vote was taken on the frequency with which we ask our stockholders to provide an advisory vote on our executive compensation program. We proposed that such vote be held every three years. A majority of the votes cast were in favor of holding the say-on-pay vote every three years.
Our say-on-pay proposal detailed in Proposal No. 4 gives our stockholders the opportunity to vote, on an advisory basis, on our executive compensation at our 2020 Annual Meeting. The next say-on-pay and say-on-frequency votes are expected to be held in 2023.
Executive Compensation Overview
OBJECTIVES OF THE COMPENSATION PROGRAM
Each element of compensation paid to our NEOs is designed to support one or more of the Company-wide or business unit performance objectives described below.
Company-wide Objectives
In order to link executive compensation to our performance, the Compensation Committee considers a number of financial and non-financial objectives it believes further the growth and welfare of the Company.
The Compensation Committee has placed an emphasis on the following metrics:
●	investment management performance
●	operating profit margin
●	pre-bonus operating income
●	operating income growth
●	total return to stockholders
●	earnings per share
Business Unit Objectives
The Company-wide performance measures are driven by and reflect the combined performance of our numerous individual business units. The Compensation Committee recognizes, however, that such Company-wide measures may not fully reflect the individual performance and contributions made by our separate business units and their respective leaders. The Compensation Committee therefore believes that individual objectives should also be set for the executives that are linked to the growth and development of their respective business units. Such goals are specifically tailored to each business unit and include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. The Compensation Committee seeks to reward executives who achieve such objectives as they are designed to improve business unit performance and contribute to the performance of the Company as a whole.
COMPENSATION PHILOSOPHY
The Compensation Committee believes that executive compensation should be linked with our performance and significantly aligned with the interests of our stockholders. In addition, executive compensation is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success.
The compensation of the NEOs should be understood within the context of our business. We are a global, full-service investment management organization focused on long-term performance. One of the Compensation Committee’s main goals is to focus the executives on our long-term performance. The Compensation Committee believes that long-term awards are an effective tool for aligning the executives’ interests with long-term stockholder interests in order to increase overall stockholder value. In addition, the NEOs implement long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. To focus our NEOs on long-term performance and foster retention, we grant our NEOs equity awards that are subject to performance-based vesting and, as described in the following paragraph, a portion of any awards earned by our NEOs under our Amended and Restated Annual Incentive Compensation Plan (“AIP”) or 2014 Key Executive Incentive Compensation Plan (“KEIP”) is paid in the form of restricted stock that is subject to a three-year service-based vesting schedule. In setting the performance vesting targets for such long-term awards, the Compensation Committee uses performance criteria that it believes are challenging but also
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achievable. In recent years, equity awards to our NEOs have been granted in the form of restricted stock and restricted stock units rather than options, in part, because the Compensation Committee believes that in the current market, restricted stock is a better motivational tool than options. The Compensation Committee may, however, in its discretion, award stock options to executives in the future. Long-term performance awards typically vest over a three-year period based on the achievement of predetermined Company financial performance goals and other specified performance objectives. In the event a performance measure is not achieved at or above a specified threshold level, the portion of an award tied to such performance measure is forfeited. In addition, in order to align further the NEOs’ interests with our stockholders, each NEO is expected to comply with our stock ownership guidelines.

The portion of the NEOs’ annual compensation linked to our short-term success is designed to motivate and reward executives to achieve certain short-term objectives and to attract and retain talented executives. In determining the amount of the NEOs’ annual incentive awards, the Compensation Committee does not use a rigid formula based on a single metric or a combination of metrics as the Compensation Committee believes that this would be inadequate to evaluate overall performance. The Compensation Committee uses the profitability of the firm as the starting point to establish the maximum award pool under our AIP for all plan recipients. For fiscal year 2019, awards to the NEOs (other than Mr. Nicholls) were made pursuant to our KEIP, which is a sub-plan of the AIP. Mr. Nicholls was eligible for an annual incentive award under the AIP. Mr. Lewis terminated employment on September 30, 2019, and did not receive a fiscal year 2019 incentive award under the KEIP.

During the first quarter of the fiscal year, the Compensation Committee established the maximum portion of the KEIP pool that may be awarded to each eligible NEO. At the end of the fiscal year, in determining the actual amount to be awarded under the KEIP or AIP to each eligible NEO, the Compensation Committee uses discretion to adjust the award and may use one or more of the Company-wide objectives and weightings for each NEO as described under “Company-wide Objectives for KEIP/AIP Awards” below. Amounts earned under both the KEIP and AIP are awarded in cash and restricted stock subject to service-based vesting. The actual objectives for each NEO used for compensation determinations for fiscal year 2019 are set forth under “Individual Performance Measures and Achievements” below.

While retaining our compensation philosophy and a similar framework for determining NEO annual incentive awards, beginning with fiscal year 2020, the Compensation Committee expects to discontinue use of the KEIP in favor of relying solely on the AIP due to the 2018 changes in U.S. tax law (as discussed under “Tax Considerations”). For fiscal year 2020, the size of the AIP award pool for all plan participants will not exceed 30% of pre-bonus net operating income or “PBOI” (as defined under “Determination of Annual Incentive Awards” below).

Company-wide Objectives for KEIP/AIP Awards

Investment Performance:	1-, 3-, 5- and 10-year investment management performance; assets under management; and investment management revenue
Financial Results:	Annual revenue; earnings per share growth; earnings per share; net income; operating income; operating revenues; operating profit margin; pre-bonus operating income; and total return to stockholders
Strategic Initiatives:	Optimize global growth prospects; continue building enduring relationships with clients and business partners; strengthen employee engagement and leadership development; and maintain expense management

The Compensation Committee believes that the use of a strict formula-based program for annual awards could have inadvertent consequences such as encouraging the NEOs to focus on the achievement of one specific metric to the detriment of other metrics. In addition, tying compensation to a strict formula would not allow for adjustments based on issues beyond the control of the NEOs. The Compensation Committee recognizes that each NEO other than the CEO (each, a “Senior Executive”) may be most able directly to influence the business unit for which he or she is responsible and, as described above, believes it is appropriate to use negative discretion to adjust annual awards under the KEIP to take into account the achievement of objectives that are directly tied to the growth and development of each Senior Executive’s business unit. Furthermore, with respect to our overall executive compensation program, the use of discretion provides the Compensation Committee with the flexibility to compensate our NEOs for truly exceptional performance without paying more than is necessary to incent and retain them.

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COMPENSATION DISCUSSION AND ANALYSIS

Execution of Our Philosophy

ROLE OF THE COMPENSATION COMMITTEE AND THE DECISION-MAKING PROCESS
Compensation decisions for our NEOs are made by the Compensation Committee with input from its independent compensation consultant, other senior members of management, and our CEO (with respect to other NEOs).

As our highest-ranking officer, the CEO is responsible for overseeing our operations and results, implementing our strategic objectives and providing direction and leadership to the Company. The Compensation Committee therefore believes that the CEO’s compensation should normally be higher than the compensation paid to the Senior Executives and that a large percentage of such compensation should be at risk and linked to the achievement of objectives based on our performance with regard to certain significant financial metrics.

While the Compensation Committee believes that our financial performance should be the main driver of CEO pay, it also believes that the CEO’s individual performance with regard to relevant non-financial objectives and achievements during the year should be taken into account. Historically, such non-financial objectives have included customer service, technology and human resource objectives, as well as goals regarding our compliance with laws and regulations and the maintenance of excellence in our corporate governance practices, among other things.

In setting the CEO’s compensation, every year the Compensation Committee reviews (i) our performance (both financial and non-financial), (ii) compensation reports (which we refer to as “tally sheets”) regarding the amounts paid to the CEO in prior years as salary, bonus and other compensation (including a sensitivity analysis regarding the CEO’s vested and unvested equity awards), (iii) relevant compensation benchmarks and practices at peer companies, and (iv) relevant non-financial information, such as data regarding achievements in the areas noted above. Based upon these reviews, the Compensation Committee determines the CEO’s incentive compensation for the current fiscal year. With respect to our Senior Executives, we conduct an annual review process in which goals are developed for each business unit with the CEO and the Senior Executive who leads the business unit. Each unit’s goals are specifically tailored because their different business functions are not always easily comparable. The goals and objectives established for each Senior Executive for fiscal year 2019 are set forth in fiscal year 2019 scorecards for each such Senior Executive. See “Individual Performance Measures and Achievements” below for a summary of the key performance objectives established for the NEOs and a summary of their fiscal year 2019 achievements in respect of those objectives.

The Compensation Committee then reviews and discusses the evaluations, competitive compensation information, tally sheets and the compensation recommendations for each such Senior Executive that is provided to them by the CEO and our Human Resources Group, as described in “Role of Management” below. Based upon this review, the Compensation Committee assesses the reasonableness of the compensation recommendations and sets each Senior Executive’s incentive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

The following illustrates the Compensation Committee’s pay determination process throughout a fiscal year.

First Quarter

●Discuss established Company-wide priorities and key performance targets
●Go over individual annual bonus award objectives linked to the growth and development of respective business units
●Analyze industry trends in compensation

Second Quarter

●Review individual annual bonus award scorecards with the Compensation Committee, including strategic and line of business initiatives as well as key performance targets
●Review quarterly financial performance, focusing on year-over-year results with regard to Company-wide performance measures
●Assess progress toward corporate priorities and analyze potential impact to executive compensation

Fourth Quarter

●Review of fiscal year performance, including achievement of Company-wide priorities and key performance targets
●Evaluate fiscal year-to-date performance versus peers
●Compensation Committee determination of the percentage of pre-bonus operating income that will go into the award pool, with recommendation developed by HR and reviewed and endorsed by the CEO prior to Compensation Committee review
●Review of executive officer performance, with input from independent compensation consultant and CEO (for other NEOs)
●Finalize proposed award amounts to be approved in November

Third Quarter

●Complete review of prior year peer compensation and financial results provided by McLagan
●Senior members of the Human Resources Group meet with the CEO to discuss competitive compensation, retention, funding requirements and other significant compensation issues
●Review quarterly financial performance, focusing on year-over-year results with regard to Company-wide performance measures
●Consider stockholder feedback
●Assess progress toward corporate priorities and analyze potential impact to executive compensation

ROLE OF MANAGEMENT
The Compensation Committee works with members of management, including our CEO, to seek input regarding our executive compensation program. Twice a year the CEO evaluates each Senior Executive and his or her respective business unit’s progress in achieving its goals. In addition, the CEO works with senior members of our Human Resources Group to recommend the appropriate award amount for each Senior Executive based upon such performance. As part of this process, the Human Resources Group conducts and reviews an analysis of competitive compensation by peer companies (listed below under “Peer Group Companies”), compares previous year-over-year performance and compensation paid to the executive, considers internal pay equity issues and reviews third-party executive compensation surveys related generally to the financial services industry and specifically to the asset management industry. In addition, the Human Resources Group prepares tally sheets which include cash, equity and other compensation paid to each Senior Executive in prior periods as well as an analysis of the total projected wealth accumulation for such executive over the next five years. Upon completion of this review process, management presents the performance evaluations to the Compensation Committee and the CEO makes a recommendation regarding the appropriate level of incentive compensation in relation to the objectives achieved.
The Company’s management has engaged McLagan, a financial services industry compensation consultant to provide information on peer company compensation and pay trends. McLagan’s proprietary surveys and market data are used to analyze the competitiveness of the Company’s executive compensation program and to understand compensation forecasts and trends in the industry. The annual market data assessment of peer executive officers is created with McLagan’s guidance and provided to the Compensation Committee.
In addition, the Compensation Committee considers the recommendation of our Human Resources Group as to the appropriate size of the award pool. In preparing its recommendation, senior members of our Human Resources Group meet periodically with our CEO to discuss competitive compensation, retention, funding requirements and other significant compensation issues. In addition, the CEO meets with the CFO to review the quarterly financial performance of the Company over the most recent quarters and the last two years, and in particular focuses on the Company’s year-over-year results with regard to the Company-wide performance measures set forth under the heading “Company-wide Objectives for KEIP/AIP Awards” above. The recommendation is reviewed and endorsed by the CEO prior to its presentation to the Compensation Committee.
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COMPENSATION DISCUSSION AND ANALYSIS

PEER GROUP COMPANIES
The Company’s Human Resources Group, in conjunction with McLagan, compares the NEOs’ compensation to the compensation of executive officers performing similar functions among a peer group of other investment management companies. This comparison takes into account our performance relative to these peer companies, the executives’ comparative roles, responsibilities for the performance of such companies, and the market size and composition data for such peer companies. The Human Resources Group also reviews compensation data from a survey of management and administration positions in investment management organizations published by McLagan. McLagan is engaged by the Company to provide this additional peer compensation information because of the complexity of identifying a reasonable and appropriate competitor group, particularly given the differences in size and business mix between us and certain of our publicly traded peer group companies. The peer group companies reviewed this year were the same as the last nine years. For fiscal year 2019, our peer companies were:

●	Affiliated Managers Group Inc.
●	AllianceBernstein L.P.
●	BlackRock, Inc.
●	BNY Mellon Asset Management
●	Eaton Vance Corp.
●	Federated Investors Inc.
●	Invesco Ltd. (as in existence prior to its merger with Oppenheimer Funds, Inc. in May 2019)
●	Janus Henderson Group
●	JP Morgan Asset Management
●	Legg Mason Inc.
●	MFS Investment Management
●	Oppenheimer Funds, Inc. (as in existence prior to its merger with Invesco Ltd. in May 2019)
●	PIMCO Advisers, L.P.
●	T. Rowe Price Group

The Compensation Committee reviews such public and privately held companies’ compensation for comparison purposes, but this review is only one of several factors that are considered by the Compensation Committee in setting compensation. Our fiscal year ends on September 30th, whereas that of all but one of the peer group companies ends on December 31st, such that any meaningful compensation comparison must rely on available data covering time periods that do not correspond exactly and during which more beneficial or more adverse economic conditions affecting compensation may have prevailed. The Compensation Committee used 2018 peer market data received from McLagan to compare NEO total compensation (comprised of base pay, bonuses and equity compensation) against the total compensation for executives in similar positions at the peer group companies. The Compensation Committee’s decision on the level of compensation awarded reflected our performance for fiscal year 2019 versus our peer group companies, as well as consideration of our operating margin, expense management and execution of our strategic initiatives, among other items. Although relative ranking information is considered by the Compensation Committee in evaluating compensation for our NEOs, the Compensation Committee does not target a specific percentile ranking for any component of, or the aggregate total of, NEO compensation.

ROLE OF COMPENSATION CONSULTANT
The Compensation Committee has the sole authority to retain and terminate any compensation consulting firm directly assisting it in the evaluation of director or executive compensation. The Compensation Committee also has the sole authority to approve fees and other retention terms for its consultant.

The Compensation Committee has directly retained Exequity LLP (“Exequity”) as its compensation consultant to provide objective analyses of, and counsel on, our executive compensation program and practices. Exequity’s role is set by the Compensation Committee. Throughout the year, Exequity is asked to review and comment objectively on management proposals and presentations to the Compensation Committee covering all elements of compensation paid to the NEOs. Exequity also provides counsel on general market trends and technical developments, and input on the size and structure of pay for the non-employee directors of the Board. Under the terms of its engagement, Exequity is required to obtain the prior written approval of the Compensation Committee before Exequity or any of its affiliates performs any non-executive compensation related services for the Company or its subsidiaries. Exequity is required to report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Compensation Committee. There were no such services during fiscal year 2019.

The Compensation Committee recognizes that it is essential to receive objective advice from compensation consultants. The Compensation Committee selects its compensation consultant only after taking into consideration all factors relevant to the consultant’s independence including the following:

●	Provision of other services to the Company by the consultant’s firm;
●	Aggregate fees paid by the Company and fees as a percentage of the total revenue of the consultant’s firm;

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COMPENSATION DISCUSSION AND ANALYSIS

●	Policies and procedures of the consultant’s firm designed to prevent conflicts of interest;
●	Any business or personal relationships between the consultant, the consultant’s firm and any Compensation Committee member or executive officer of the Company; and
●	Whether the consultant holds shares of the Company’s stock.

During fiscal year 2019, the Company paid Exequity $23,950 in consulting fees directly related to services performed for the Compensation Committee.

Components of Compensation Program and Fiscal 2019 Compensation

The compensation program for the NEOs consists primarily of base salary and incentive compensation comprised of a combination of cash and equity, based upon the achievement of business unit and Company-wide objectives as described below.

Each element of compensation is designed to reward the achievement of different objectives as summarized below:

COMPENSATION ELEMENT	DESIGNED TO REWARD	RELATIONSHIP TO THE OBJECTIVES
BASE SALARY	●Experience, knowledge of the industry, duties and scope of responsibility	●Provides a minimum, fixed level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance
SHORT-TERM INCENTIVE COMPENSATION (AIP/KEIP CASH AWARDS)	●Success in achieving annual objectives	●Motivates executives to achieve specific Company-wide and business unit objectives ●Provides competitive compensation to attract and retain talented executives
LONG-TERM INCENTIVE and RETENTION COMPENSATION (LONG TERM PERFORMANCE / RETENTION EQUITY AWARDS and AIP/KEIP EQUITY AWARDS)	●Continued excellence and attainment of objectives over time ●Success in long-term growth and development
●Motivates executives to achieve long-term business unit and Company-wide objectives
●Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value
●Provides competitive compensation to attract and retain talented executives
●Retains the services of key executives with the Company

2019 CEO AND OTHER NAMED EXECUTIVE OFFICER PAY MIX
The following charts show the various components of the compensation paid or granted to our CEO and Senior Executives in respect of fiscal year 2019. They illustrate the Compensation Committee’s emphasis on equity-based and performance-based components of our executive compensation program.

COMPENSATION MIX
CEO and Average Senior Executive Pay

Base Salary	Annual Incentive Cash	Annual Incentive Restricted Stock (Time Vesting)	Performance-based Long-Term Restricted Stock	Total Performance-based

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary
The Compensation Committee believes that base salaries for our NEOs should be limited to a reasonable base compensation for the day-to-day performance of their job responsibilities, and that the majority of their pay should be in variable compensation tied to performance. Base salaries are evaluated by the Compensation Committee annually for all NEOs and in general remain static unless the individual is promoted, or the Compensation Committee determines that an adjustment is necessary due to compensation or economic trends in the industry.

No NEOs received a base salary increase during fiscal year 2019. Mr. Nicholls’ annual base salary of $525,000 was established through arm’s length negotiation at the time of hire.

Incentive Compensation
The Compensation Committee encourages NEOs to enhance our performance by linking a significant portion of their compensation to the achievement of business unit, Company-wide and individual objectives. NEO incentive compensation is awarded under our KEIP or our AIP with the amount of such compensation determined based on performance for the most recently completed fiscal year and made in the form of cash and equity, with the equity portion granted under our Amended and Restated 2002 Universal Stock Incentive Plan (“USIP”) and subject to a three-year service-based vesting schedule. Under the terms of his offer letter, Mr. Nicholls is eligible to earn an annual incentive of $2.6 million for each of fiscal years 2019 and 2020. Additional long-term incentive compensation is awarded to our NEOs in the form of performance-based equity also granted under our USIP. From time to time, we also grant retention awards designed to attract, retain and reward the performance of our NEOs.

INDIVIDUAL PERFORMANCE MEASURES AND ACHIEVEMENTS
Each year, the Compensation Committee reviews the performance objectives established for the NEOs, as outlined in their respective fiscal year scorecards. Key performance objectives established for our NEOs to determine fiscal year 2019 short-term incentive compensation and a summary of their fiscal year 2019 achievements are set forth below.

The objectives for the awards for our CEO, Greg Johnson, were weighted as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Gregory E. Johnson Chairman of the Board and Chief Executive Officer
Investment Performance (50%)
Under Mr. G. Johnson’s leadership, our investment performance remained competitive:
●As of September 30, 2019, 50%, 47%, 39%, and 56% of our total assets under management ranked in the top two quartiles of their peer groups for the one-, three-, five-, and ten-year periods through September 30, 2019, respectively.
●The majority of assets under management in our U.S. equity strategies ranked in the top two quartiles for the one-, three-, five-, and ten-year periods through September 30, 2019, at 87%, 69%, 67% and 73%, respectively.
Financial Results (30%)
Under Mr. G. Johnson’s leadership:
●We returned almost $1.3 billion (107% of net income) to shareholders this year, including regular dividends totaling $1.04 per share and the repurchase of 24.6 million shares, which continued to materially exceed share issuance.
●Long-term gross sales of $100.6 billion, while down 4% from the prior year, continued to reflect the Company’s diversified mix of assets under management by investment strategy, client type and geographic region. Net flows of ($31.8) billion are an improvement from the prior year of ($38.0).
●Invested in growth areas of our business, and successfully focused on cost management activities in fiscal year 2019 to offset those expenses.
●Operating income was $1.6 billion, compared to $2.1 billion in fiscal year 2018, due to several non-recurring expenses associated with the implementation of cost reduction initiatives.
Strategic Initiatives (20%)
Under Mr. G. Johnson’s guidance, we made significant progress on our multi-year corporate priorities and key strategic initiatives to grow our core business and develop and promote new capabilities.
●During fiscal year 2019, we:
●Completed the acquisition of Benefit Street Partners, a leading alternative credit manager, strengthening our alternative offerings and expanding our fixed income capabilities to include a range of alternative credit strategies.
●Increased U.S. retail sales 12% over fiscal year 2018, due to the success of several initiatives designed to better serve our clients in the Separately Managed Account (SMA), Defined Contribution, Insurance, Private Wealth and Wirehouse channels.
●Continued to expand our product offerings to international clients and build important relationships with global gatekeepers in key markets. Several international markets experienced improved flows this year, including India, Taiwan, Hong Kong, the Gulf and Eastern Mediterranean Region and Malaysia.
●Further enhanced the Company’s specialized Multi-Asset Solutions capabilities to secure key wins with notable clients.
●Continued to build our Exchange Traded Fund (ETF) product line. Sales increased globally and assets under management (AUM) reached nearly $5 billion at fiscal year-end.
●Navigated the complex global regulatory environment to launch new products, including the launch of several new types of investment vehicles and strategies for alternatives and multi-asset investment funds and products, and the planned launch of a tokenized money market fund.
●Continued to implement our FinTech investment strategy and deploy rapid development projects in support of investment process enhancements and distribution channel expansion.
●Effectively managed our global real estate footprint, including expanding our global headquarters in San Mateo, CA, and leasing existing properties to generate revenue.

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●In addition, Mr. G. Johnson:
●Provided strategic guidance in the areas of talent development, partnered with our President to successfully implement leadership changes in several key areas of the business, and communicated regularly with employees to share our corporate strategy and ensure transparency.
●Appointed a new CFO, Matthew Nicholls. Mr. Nicholls has nearly two decades of banking experience in global asset management, and is well-positioned to partner with the members of our Executive Committee to drive our business forward.
●Reinforced, together with the Executive Committee, a culture where diversity, innovation and accountability are actively encouraged and rewarded.
●Continued to serve as a member of the Board of Governors for the Investment Company Institute (ICI), the national association of U.S. investment companies, as well as actively participating with ICI Global.

Jennifer M. Johnson
President and Chief Operating Officer, oversees the majority of investment management teams and all related investment management support services. She also is responsible for global distribution, marketing and product development. In addition, Ms. Johnson oversees client service, fund administration, global technology and the Fiduciary High Net Worth business.

●Ms. Johnson, partnering closely with our CEO and newly hired CFO, led key strategic initiatives to grow our core business and drive long-term growth.
●Ms. Johnson successfully executed strategic organizational changes to strengthen the leadership team and enhance our organizational structure. Ms. Johnson:
●Appointed a new Chief Investment Officer (CIO) of the Global Fixed Income Group.
●Named a new CIO of the Templeton Global Equity Group.
●Named the Head of Benefit Street Partners to lead the FT Alternatives business.
●Successfully managed the retirement and transition of several key investment personnel on the Franklin Equity and Mutual Series teams.
●Created new Distribution leadership roles, including a Head of SMAs, a Head of Private Wealth Division and a Director of Portfolio Construction. These leaders will help the firm strengthen our distribution channels and continue to design the right products for the future.
●Ms. Johnson was actively involved with the acquisition and integration of Benefit Street Partners.
●She oversaw the expansion of our Multi-Asset Solutions capabilities resulting in several platform wins.
●Ms. Johnson led the SEC filing of a preliminary prospectus for the first tokenized money fund in the industry leveraging blockchain technology.
●She continued to build out investment management data science and expanded investment research data to include both traditional market data and alternative data.
●Ms. Johnson expanded external FinTech incubator partnerships and completed the build-out of Franklin Templeton’s FinTech Incubator to identify FinTech start-ups for potential investment and partnership.
●Announced the outsourcing of certain fund administration functions to third party administrators beginning in fiscal year 2020.
●Executed the corporate cost management initiative resulting in significant reduction to overall budget spend in fiscal year 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

Matthew Nicholls
Executive Vice President and Chief Financial Officer, responsible for the firm’s corporate finance and accounting functions, acquisitions, strategic planning, performance measurement, corporate taxation, AUM services, enterprise risk management, investor relations and corporate real estate and facilities. Mr. Nicholls joined Franklin Templeton in May 2019.

●Mr. Nicholls developed a strategic plan with the CEO and President to strengthen and diversify the asset management and wealth management businesses in several key areas, including proactively targeting potential acquisitions, as well as scaling certain product and distribution capabilities.
●Mr. Nicholls completed a review of our capital management practices in the context of our strategic options.
●He completed the process of reducing business operating costs and introducing additional efficiencies while continuing to invest in strategic initiatives. Efforts to adjust the cost structure of the business resulted in a fiscal year 2020 expense budget (excluding Benefit Street Partners), which is projected to be lower than the expenses incurred in fiscal year 2018.
●Mr. Nicholls implemented enhancements to the firm’s annual budget review process and continues to maintain the Company’s fiscal discipline.
●Mr. Nicholls restructured the firm’s corporate finance function, retained key leadership and successfully assumed CFO responsibilities.
●Under Mr. Nicholls’ leadership, we completed the construction of, and relocation of employees to, new buildings in our global headquarters in San Mateo, CA as well as Poznan, Poland. Efforts to maximize the efficient use of space via leasing out portions of the Company’s real estate assets are expected to generate approximately $30 million of revenue in fiscal year 2020.

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Craig S. Tyle Executive Vice President and General Counsel, responsible for Legal, Global Compliance, and Investment Compliance.
Under Mr. Tyle’s leadership, the teams:
●Provided extensive legal and compliance advice and support in connection with the acquisition of Benefit Street Partners.
●Provided legal advice and support in connection with the implementation of a project to restructure branch offices in the European Union, among other things, to address any possible complications arising from Brexit.
●Provided legal advice and support in connection with the global offering of several new types of investment vehicles and strategies, including various alternative strategies and multi-asset investment funds and products, as well as the planned launch of a tokenized money market fund.
●Provided legal advice and support in connection with the launch of several new ETFs in the U.S., Canada and Ireland.
●Provided legal and compliance advice in connection with the implementation of several new regulations globally, including SEC Regulation Best Interest, the California Consumer Privacy Act, the U.K. Financial Conduct Authority “Value for Money” requirements and enhanced standards for investment fund managers set forth by the Luxembourg financial sector regulator (Commission de Surveillance du Secteur Financier).
●Successfully completed an upgrade of our investment compliance system.
●Implemented cost reduction strategies by negotiating discounts with vendors and continued to develop and leverage global resources.

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COMPENSATION DISCUSSION AND ANALYSIS

Jed A. Plafker Executive Vice President, responsible for global retail and institutional distribution efforts, including product development and global marketing services.
Under Mr. Plafker’s leadership, the teams:
●Continued to strengthen and augment our global advisory team with specialist roles focused on maximizing our global distribution efforts in core areas including Alternatives, SMAs, Private Wealth and ETFs.
●Focused on integration efforts with Benefit Street Partners to align our distribution strategy with our expanded investment capabilities.
●Partnered with our investment teams to ensure our product range remained relevant to our clients by:
●Introducing revised point-of-sale pricing to meet the changing needs of advisors in the U.S.
●Developing and launching a range of fixed maturity products for our global client base, providing yield in a low interest rate environment.
●Integrating a product development incubation strategy to ensure continued focus on new idea generation, prioritizing ideas for incubation and enabling the launch of high impact solutions with meaningful track records.
●Directed attention toward delivering our thought leadership perspective, and addressing macro trends in the industry through:
●Expanding our thought leadership library (FT Thinks) and promoting a new quarterly publication cycle featuring views on core investment strategies and themes.
●Adapting distribution focus around sustainability and environmental, social and governance (ESG) to align with Franklin Templeton’s integrated approach to responsible investing for better client outcomes.
●Championed the use of technology to build a robust digital ecosystem bringing scale and efficiency across the organization by:
●Developing and launching our private wealth digital platform in Canada, with plans for a targeted roll out.
●Promoting our FinTech partnerships as value add to our global partners.
●Developing and creating a market-ready, goals-based investing engine for our U.S. broker-dealer relationships.
●Continued strengthening our global brand to ensure our identity is known, relevant and visible through the Reach for BetterTM marketing campaign and targeted global advertising efforts.

Kenneth A. Lewis Former Executive Advisor, Executive Vice President and Chief Financial Officer
●Mr. Lewis oversaw the closing of the Benefit Street Partners acquisition in February, initiated the firm’s cost management efforts in fiscal year 2019 and, following his retirement as CFO in May 2019, worked in an advisory capacity to facilitate a smooth leadership transition to Mr. Nicholls, our new CFO.

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COMPENSATION DISCUSSION AND ANALYSIS

DETERMINATION OF ANNUAL INCENTIVE AWARDS
The size of the AIP award pool is set by the Compensation Committee as a percentage (not to exceed 20% in fiscal year 2019) of our pre-bonus net operating income, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items, and any special items such as special compensation payouts on account of a merger (“PBOI”). The final amount of PBOI that funds the award pool is approved by the Compensation Committee after consultation with certain members of management (as described under “Execution of Our Philosophy—Role of Management” above). For awards made under the KEIP, the amount of the AIP award pool available to fund awards for the fiscal year is equal to 1.25% of PBOI for such year. The maximum KEIP award that may be paid to any participant for any performance period is equal to 40% of the KEIP award pool. The KEIP awards are deducted from the AIP award pool.

During the first quarter of fiscal year 2019, the Compensation Committee approved a maximum KEIP award amount for each NEO eligible to participate in the KEIP. The maximum award that each NEO is eligible to receive, however, is not an expectation of the actual bonus that will be paid to him or her, but a cap on the range ($0 to the maximum amount) that an individual may be paid. Historically, the Compensation Committee has exercised negative discretion to pay significantly less than the maximum amount available to the NEOs under the KEIP award pool based on its evaluation of the achievement of business unit, Company-wide and individual performance measures for such NEOs, as described above.

Mr. Nicholls participated in the AIP during fiscal year 2019. The amount of the actual bonus paid to him was based on the Compensation Committee’s evaluation of his performance for fiscal year 2019 and the terms of his offer letter.

Awards from the KEIP and AIP award pools consist of a combination of cash and restricted stock, with the cash portion paid following the end of our fiscal year to reward an executive for achievement of shorter-term objectives during the fiscal year to which the performance relates. The equity portion is granted under the USIP shortly following the end of the fiscal year to which the performance relates, with the number of shares of restricted stock determined by dividing the dollar value of the equity portion of the award by the closing price of our common stock on the date of grant.

The restricted stock grants are subject to service-based vesting as described in more detail below. Awards are generally structured as follows:

AIP/KEIP AWARD POOL BREAKDOWN

In December 2018, the Compensation Committee approved the participation in the KEIP for fiscal year 2019 for the following NEOs, and allocated a maximum award amount under the KEIP to each as follows: 35% to Mr. G. Johnson, 30% to Ms. Johnson, 14% to Mr. Plafker, 8% to Mr. Tyle, and 10% to Mr. Lewis.

In November 2019, based on the Compensation Committee’s evaluation of the performance and achievements described under “—Individual Performance Measures and Achievements” above, the Compensation Committee approved awards under the KEIP in the following aggregate amounts: $6.0 million to Mr. G. Johnson; $5.2 million to Ms. Johnson; $2.5 million to Mr. Plafker; and $1.3 million to Mr. Tyle. Mr. Nicholls did not participate in the KEIP for fiscal year 2019, but his AIP award, which was approved by the Compensation Committee in November 2019 based on its evaluation of the performance and achievements described under “—Individual Performance Measures and Achievements” above and the terms of his offer letter, was $2.6 million. All KEIP and AIP awards were paid (cash) or granted (restricted stock) in fiscal year 2020. The Compensation Committee did not approve a KEIP award for Mr. Lewis, who retired as CFO in May 2019, and terminated employment with the Company on September 30, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

	KEIP Bonus Award Values
	Maximum Payout Based on Total Pool		Actual Payout Amounts
Name	(as dollar amount)	(as a percentage of Total Pool)	FY2019 (as dollar amount)	FY2019 (as a percentage of Total Pool)	FY2018 (as dollar amount)	FY2018 (as a percentage of Total Pool)	YoY Dollar Amount Change (as a percentage)
Gregory E. Johnson	$8,154,740	35%	$6,000,000	26%	$6,200,000	20%	(3)%
Jennifer M. Johnson	$6,989,778	30%	$5,200,000	22%	$5,400,000	18%	(4)%
Jed A. Plafker*	$3,261,896	14%	$2,500,000	11%	—	—	—
Craig S. Tyle	$1,863,941	8%	$1,300,000	6%	$1,325,000	4%	(2)%
Kenneth A. Lewis**	$2,329,926	10%	$0	0%	$1,500,000	5%	(100)%

*	Mr. Plafker did not participate in the KEIP in FY2018.
**	As described above, Mr. Lewis did not receive a KEIP award for FY2019.

Long-Term Incentive and Retention Compensation
Equity awards are designed to reward an executive for continued excellence, aid in retention, and provide incentives based on the attainment of long-term performance objectives.

The stock component of the KEIP awards (or AIP award, in Mr. Plafker’s case) for fiscal year 2018 performance was granted under the USIP to each eligible NEO in November 2018. The number of shares of restricted stock granted to each NEO was determined based on the NEO’s fiscal year 2018 performance as described under the section titled “Individual Performance Measures” in the Proxy Statement for fiscal year 2018. In order to attract Mr. Nicholls to join the Company, the Compensation Committee approved the grant of an initial service-based restricted stock award to Mr. Nicholls with a grant date value of $1.5 million (the “New-Hire RSA”).

The restricted stock awards described above vest in substantially equal installments over three years, subject to the executive’s continued employment on each vesting date. Because the restricted stock awards are subject to vesting over a three-year period, they help to focus an executive on further long-term growth and development and aid in retention.

To further emphasize the importance of long-term performance, the Compensation Committee awarded a portion of NEO compensation as performance-based restricted stock unit awards (the “2018 Performance Awards”) that vest over a three-year period based on the achievement of specified performance goals, as further described below. In the event a performance goal is not achieved at or above a specified threshold level, the portion of an award tied to such performance goal is forfeited.

The 2018 Performance Awards were granted in November 2018 to all NEOs except for Mr. Nicholls. Mr. Nicholls’ performance award was granted on May 1, 2019 (the “New-Hire Performance Award”) as part of his new-hire compensation package. To align incentives among the NEOs, the Compensation Committee determined that Mr. Nicholls’ New-Hire Performance Award should have the same vesting criteria as the performance awards that were granted in November 2018 to our NEOs (other than Mr. Plafker). For all NEOs except Mr. Plafker, the 2018 Performance Awards and the New-Hire Performance Award vest based on the achievement of: (i) the Company’s operating margin as a percentage of the average operating margin for certain peer companies (“Relative Margin”); and (ii) our total shareholder return ranking, defined as our total return to stockholders, as reported by Bloomberg or FactSet Research Systems (or their respective successors), relative to the respective total return to stockholders of certain peer companies (“Relative TSR”). Because Mr. Plafker did not participate in the KEIP during fiscal year 2018, the vesting criteria for his 2018 Performance Award is based solely on Relative Margin. For purposes of the Relative Margin awards, “operating margin” means (a) adjusted operating income divided by (b) total revenues for the performance period, in each case as reported in the consolidated financial statements filed with the SEC (or if such financial statements are not available at the time of determination as otherwise disclosed in a press release); operating income is adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies and principles, and gains and losses from discontinued operations, as reported in the relevant financial statements. For purposes of the 2018 Performance Awards and the New-Hire Performance Award, peer companies included the following public investment management firms: Affiliated Managers Group Inc., AllianceBernstein L.P., BlackRock, Inc., Eaton Vance Corp., Federated Investors Inc., Invesco Ltd., Janus Henderson Group, Legg Mason Inc. and T. Rowe Price Group.

Based on the performance and achievements described above, the Compensation Committee approved the 2018 Performance Awards under the USIP with the following grant date target award amounts: $3,300,000

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COMPENSATION DISCUSSION AND ANALYSIS

for Mr. G. Johnson; $2,000,000 for Ms. Johnson; $1,000,000 for Mr. Plafker; $350,000 for Mr. Tyle; and $350,000 for Mr. Lewis. In April 2019, the Compensation Committee approved the New-Hire Performance Award for Mr. Nicholls with a grant date target award amount of $375,000. With the exception of Mr. Plafker, for each of the NEOs receiving a 2018 Performance Award or a New-Hire Performance Award, 50% of the value of the award is contingent on the achievement of Relative Margin (the “2018 Relative Margin Award”) and 50% is contingent on the Company’s Relative TSR (the “2018 Relative TSR Award”). For Mr. Plafker, 100% of the value of his 2018 Performance Award is contingent on the achievement of Relative Margin (also referred to as a “2018 Relative Margin Award”).

Subject to the achievement (in whole or in part) of the specified performance levels shown in the table below, the 2018 Relative Margin Awards are scheduled to vest in three substantially equal installments following the end of fiscal years 2019, 2020, and 2021, respectively, and the 2018 Relative TSR Awards are scheduled to vest following the end of a three-year performance period covering fiscal years 2019 through 2021, subject in each case to the applicable NEO’s continued employment through the date on which the Compensation Committee certifies that the applicable performance measure has been achieved.

Mr. Lewis forfeited his 2018 Performance Award upon his termination of employment on September 30, 2019. As set forth in the table below, the first installment of the 2018 Relative Margin Awards vested at 100%, based on achieving Relative Margin of 106.0%.

			2018 Performance Awards and New-Hire Performance Award
	% of Award Eligible to Vest	Performance Period	Performance Level	% Vesting
	34%	Fiscal Year 2019	Relative Margin ≥ 100%	100%
			Relative Margin ≥ 75% and < 100%	50%
			Relative Margin < 75%	0%
	33%	Fiscal Year 2020	Relative Margin ≥ 100%	100%
2018 Relative Margin Award			Relative Margin ≥ 75% and < 100%	50%
			Relative Margin < 75%	0%
	33%	Fiscal Year 2021	Relative Margin ≥ 100%	100%
			Relative Margin ≥ 75% and < 100%	50%
			Relative Margin < 75%	0%
2018 Relative TSR Award	100%	Fiscal Years 2019 - 2021	Top Quartile	150%
			2nd Quartile	100%
			3rd Quartile	50%
			4th Quartile	0%

Performance Awards – Prior Years
In previous years, 50% of the long-term performance-based equity awards granted to our NEOs generally were based on the achievement of Investment Performance (assets under management, or AUM, in Top 2 Quartiles), with the remaining 50% based on the Company’s Relative TSR.

Vesting of the Investment Performance awards granted in November 2016 (the “2016 Performance Awards”) was based on the achievement of the average investment performance for all assets under management (i.e., investment funds and separate accounts) that are ranked by independent third-party rating agencies (“Investment Performance”) during the three-year performance period ending in fiscal year 2019. To be eligible to vest, the 2016 Investment Performance awards required at least (a) 50% of AUM in the top 2 quartiles to vest at 50% of target levels, (b) 70% of AUM in the top 2 quartiles to vest at 100% of target levels, and (c) 75% of AUM in the top 2 quartiles to vest at 125% of target levels.

As of September 30, 2019, the Company’s three-year Investment Performance resulted in 46% of AUM in the top two quartiles. Therefore, none of the Investment Performance restricted stock unit awards granted in November 2016 and scheduled to vest on December 20, 2019 (“2016 IP Shares”) vested.

The Relative TSR restricted stock unit awards granted in November 2016 (“2016 TSR Shares”) provide that 25%, 100% or 125% of the award will be eligible to vest if the Company’s three-year TSR ranking was in the third quartile, second quartile or top quartile, respectively. As of September 30, 2019, the Company’s three-year Relative TSR ranking was in the fourth quartile of the peer group. Therefore, none of the 2016 TSR Shares scheduled to vest on December 20, 2019 vested.

The table and graph below compare the amounts of reported fiscal year 2017 total compensation for the incumbent NEOs (as reported for fiscal year 2017 in the “Summary Compensation Table for Fiscal Year 2019” below) and the fiscal year 2017 total compensation realized for fiscal year 2017, after adjusting the reported amounts for forfeitures of the 2016 Performance Awards.

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COMPENSATION DISCUSSION AND ANALYSIS

	2016 Performance Awards			FY2017 Total Compensation
	(A)	(B)	(C)	(D)	(E)	(F)
Name	Grant Date Fair Value of 2016 Performance Awards ($)(a)	Percentage Vesting of 2016 Performance Awards Based on Actual Performance (%)(b)	Value of Forfeited 2016 Performance Awards ($)(c)	FY2017 Total Compensation (As Reported) ($)(d)	FY2017 Total Compensation (Adjusted to Reflect Forfeitures of 2016 Performance Awards) ($)(e)	Percentage Difference Between Reported and “Realized” FY2017 Total Compensation (%)(f)
Gregory E. Johnson	2,715,000	0%	2,715,000	9,885,962	7,170,962	(27%)
Jennifer M. Johnson	1,810,000	0%	1,810,000	6,010,943	4,200,943	(30%)
Craig S. Tyle	271,500	0%	271,500	1,921,815	1,650,315	(14%)
Kenneth A. Lewis(g)	271,500	0%	271,500	2,449,928	2,178,428	(11%)

(a)

Reflects the grant date fair value of the 2016 Performance Awards (which were granted in fiscal year 2017), as reported in the “Grants of Plan-Based Awards for Fiscal Year 2017” table in our Proxy Statement for fiscal year 2017.

(b)

Based on actual performance for the 2016 IP Shares and 2016 TSR Shares, as discussed above. As noted above, Mr. Lewis forfeited 100% of his 2016 Performance Award upon his termination of employment on September 30, 2019.

(c)	Values in column (C) represent the grant date fair values as reported in the “Grants of Plan-Based Awards for Fiscal Year 2017” table in our 2018 Proxy Statement.
(d)	Values in column (D) represent the amounts reported in the “Total” column for fiscal year 2017 in the “Summary Compensation Table for Fiscal Year 2019,” below.
(e)	Values set forth in column (E) reflect the difference between the amounts set forth in column (D) and column (C).
(f)	Represents the percentage difference between the amounts set forth in column (D) and column (E).
(g)

Mr. Lewis forfeited 100% of his 2016 Performance Awards upon his termination employment on September 30, 2019. We have included him in the table above because he would have forfeited these awards had he remained employed through the applicable vesting date for such awards.

Fiscal Year 2017 Total Compensation - Reported v. Realized*

* Please refer to the discussion above under the heading “Long-term Incentive and Retention Compensation—Performance Awards – Prior Years,” including the table (and associated footnotes) following such discussion for more detail regarding the figures in the graph above.

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Benefits and Perquisites

As a general practice, we do not provide material personal benefits and provide only limited perquisites to the NEOs that are not provided to other employees. All executive officers are eligible to receive medical, life and disability insurance coverage, participate in the Company’s 401(k) plan, and other corporate benefits available to most of the Company’s employees, consistent with the terms of the applicable plans and policies.

To assist with his relocation from New York to California, we agreed to provide Mr. Nicholls with relocation benefits, including airfare, a monthly housing allowance, and shipment of household goods and vehicles, in an amount not to exceed $179,200, and a gross-up for taxes on such amounts (in accordance with the Company’s standard relocation policy), as set forth in his offer letter. See “Executive Compensation—Summary Compensation Table for Fiscal Year 2019” below.

Termination/Change in Control Matters

Our NEOs are employed on an “at will” basis. The Company may provide severance on a case-by-case basis as approved by the Compensation Committee in its discretion. Except as needed in special circumstances such as during periods of transition or when we hire new executive officers, we generally do not have any commitments to provide our NEOs with post-employment termination benefits.

As discussed above, during fiscal year 2019, Mr. Lewis stepped down as CFO and Mr. Nicholls was appointed to that office in May 2019. To facilitate this leadership transition, we entered into an Executive Transition Agreement with Mr. Lewis effective as of May 6, 2019 (the “Transition Agreement”). Under the Transition Agreement, Mr. Lewis agreed to serve as an executive advisor to the Company’s Chief Executive Officer and Chief Financial Officer during a transition period ending on September 30, 2019. In accordance with the Transition Agreement, following Mr. Lewis’s termination of employment and his execution and non-revocation of a release of claims, we paid Mr. Lewis $2.65 million in consideration for his service during the transition period, and his 30 years of service with us. In addition, we agreed to make contributions towards continued medical coverage for him through the end of March 2021. Mr. Lewis forfeited all outstanding and unvested equity awards held by him as of the date of his termination of employment.

As part of Mr. Nicholls’ compensation package, we determined it was necessary to provide him with severance protections for a two-year period. Pursuant to his offer letter, if Mr. Nicholls is terminated by the Company without “cause” during the first two years of his employment, subject to his timely execution and non-revocation of a release of claims, he will be entitled to receive a lump sum payment equal to the pro rata amounts of (1) his annual base salary and annual bonus opportunity of $2.6 million under the KEIP, for fiscal years 2019 and 2020, and (2) the unvested portion of his New-Hire RSA, in each case, to the extent unpaid as of the termination date. After the second anniversary of his date of hire, Mr. Nicholls is not entitled to any severance benefits under his offer letter.

We have not entered into any agreement with any NEO that provides for additional payments or benefits solely on account of a change in control of the Company. Our only change in control provisions are found in existing compensation plans and apply to all participants in those plans.

Tax Considerations

Section 162(m) of the Code (“Section 162(m)”) generally limits to $1 million the amount that a publicly traded corporation, such as the Company, may deduct from its federal tax return for compensation paid in any single tax year to its chief executive officer and certain other named executive officers (“covered employees”). In previous years, Section 162(m) provided that compensation which qualified as “performance-based” was excluded from the $1 million per covered employee limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders.

The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, made significant revisions to Section 162(m). Effective for taxable years beginning on or after January 1, 2018, it repealed the performance-based exception, revised the definition of covered employees to include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year, and provides that once an individual is considered a covered employee for any taxable year beginning after December 31, 2016, he or she will be considered a covered employee for all future years, including following any termination of employment. As a result, compensation paid

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COMPENSATION DISCUSSION AND ANALYSIS

to covered employees in excess of $1 million generally will be nondeductible, regardless of whether it is performance-based. The Tax Cuts and Jobs Act includes a transition rule according to which the deduction limitation as described above, will not apply to compensation arrangements in place pursuant to a written binding contract that was in effect on November 2, 2017, if it is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule.

In designing our executive compensation program, the Compensation Committee considers a variety of factors, including the potential impact of Section 162(m). In making its executive compensation decisions, the Compensation Committee believes, however, that it is important to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders even though some compensation may not be deductible.

We do not provide any executive officer, including any NEO, with any excise tax “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Code. Sections 280G and 4999 of the Code provide that executive officers, certain highly-compensated employees and service providers who hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes and penalties on the individual if an executive officer, director or other service provider is entitled to “deferred compensation” that does not comply with the requirements of Section 409A of the Code. We have structured deferred compensation in a manner intended to comply with or be exempt from Section 409A of the Code, and the regulations and other guidance promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Respectfully Submitted:

Compensation Committee
Peter K. Barker (Chair)
Mark C. Pigott
Seth H. Waugh

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Summary Compensation Table for Fiscal Year 2019

The following table provides compensation information for the NEOs for the fiscal years ended September 30, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory E. Johnson	2019	783,133	—	6,398,500	3,150,000	99,702	10,431,335
Chairman of the Board and	2018	780,132	—	5,320,000	3,250,000	100,020	9,450,152
Chief Executive Officer	2017	780,132	—	5,715,000	3,250,000	140,830	9,885,962
Matthew Nicholls(6)	2019	214,038	1,450,000	1,903,233	—	93,643	3,660,914
Executive Vice President and
Chief Financial Officer
Jennifer M. Johnson	2019	602,308	—	4,640,000	2,750,000	22,714	8,015,022
President and Chief	2018	600,000	—	4,220,000	2,850,000	47,276	7,717,276
Operating Officer	2017	600,000	—	3,235,000	2,150,000	25,943	6,010,943
Craig S. Tyle	2019	527,019	—	878,250	800,000	21,791	2,227,060
Executive Vice President	2018	525,000	—	699,500	812,500	23,242	2,060,242
and General Counsel	2017	475,000	—	661,500	762,500	22,815	1,921,815
Jed A. Plafker(7)	2019	501,923	—	2,100,000	1,400,000	15,872	4,017,795
Executive Vice President	2018	492,308	—	1,850,100	1,400,000	17,332	3,759,740
Kenneth A. Lewis(8)	2019	527,019	—	965,750	—	2,716,374	4,209,143
Former Executive Vice President	2018	525,000	—	1,016,000	900,000	24,374	2,465,374
and Chief Financial Officer	2017	525,000	—	901,500	1,000,000	23,428	2,449,928

(1)	Represents the cash portion of the annual incentive earned in respect of fiscal year 2019 under the AIP, consistent with Mr. Nicholls’ offer letter with the Company.
(2)

Stock award values represent the aggregate grant date fair value for all grants made during each fiscal year in accordance with the requirements of ASC 718 in the specified year for grants made in such year and prior years. For awards with performance conditions, the value at the grant date is reported based on the probable outcome of the performance conditions. Fiscal year 2019 Stock Awards value increase from fiscal year 2018 for NEOs is primarily due to the change in performance share award structure whereby the maximum award increased from 125% to 150% of target as well as the outcome of the Monte Carlo valuation for total shareholder return awards which is based on correlation of stock returns and stock return volatility of the Company and peer companies. Assuming the maximum level of performance is achieved under the applicable performance goals for performance-based long-term incentive awards granted in fiscal year 2019 to each of the NEOs, the grant date fair value of such awards is $4,125,000 for G. Johnson, $468,875 for M. Nicholls, $2,500,000 for J. Johnson, $437,500 for C. Tyle, $1,000,000 for J. Plafker and $437,500 for K. Lewis. Additional information is set forth in the “Grants of Plan-Based Awards for Fiscal Year 2019” table below. See “Note 15—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2019 filed with the Securities and Exchange Commission on November 12, 2019 for further details.

(3)

All performance-based restricted stock unit awards granted in November 2016 (included in this column for fiscal year 2017) and scheduled to vest on December 20, 2019 were forfeited due to three-year Investment Performance and three-year Relative TSR results. As noted above, Mr. Lewis forfeited these awards upon his termination of employment on September 30, 2019. See “Compensation Discussion and Analysis—Long-term Incentive and Retention Compensation” above for more information.

(4)

Represents the cash portion of awards earned under the KEIP (or in Mr. Plafker’s case, the AIP, during fiscal year 2018). As described in the “Compensation Discussion and Analysis” above, Mr. Nicholls did not participate in the KEIP during fiscal year 2019. See “Compensation Discussion and Analysis—Components of Compensation Program and Fiscal 2019 Compensation—Incentive Compensation” and “—Long-term Incentive and Retention Compensation” above for more details.

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(5)	For each of the NEOs, amounts include (a) matching contributions made by the Company under its tax-qualified defined contribution 401(k) plan in fiscal year 2019 in the following amounts: $11,702, $6,361, $18,750, $18,750, $14,250, and $18,750 for Mr. G. Johnson, Mr. M. Nicholls, Ms. J. Johnson, Mr. C. Tyle, Mr. J. Plafker, and Mr. K. Lewis, respectively, and (b) the dollar value of life insurance premiums paid by the Company in fiscal year 2019.
Amount for Mr. G. Johnson includes $72,445 for personal use of the Company’s aircraft in fiscal year 2019. The aggregate incremental cost of personal use of Company aircraft is calculated using the rate per nautical mile for each personal flight, published twice per year by Conklin & de Decker Associates, Inc. for each type of Company aircraft. Such amount is based on the published rate at the time of the personal flight use. These rates are used by a variety of corporate aviation operators for cost and budget estimation purposes. The rates include the estimated variable costs of operating aircraft, including fuel, labor and parts for most scheduled maintenance, engine, propeller and auxiliary power unit overhaul cost and parts repair and replacement costs, landing fees and expenses, supplies and catering and crew costs excluding salaries, benefits and fixed costs. The rates do not include the cost of periodic aircraft refurbishment, hangar costs, dues, subscriptions, weather and navigation services or the cost of insurance and administrative services. The rates also do not include depreciation or any tax benefit reductions due to personal use. The aggregate incremental costs in the table include the cost of all nautical miles flown for positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location. Amounts for Mr. G. Johnson also include tickets to sporting events and fees paid or reimbursed by the Company in fiscal year 2019 for spousal activities related to off-site meetings.
Amount for Mr. M. Nicholls includes $42,430 for relocation assistance, and $44,336 in tax reimbursements on such amount.
Amount for Mr. Lewis includes $2,693,411 for payments and benefits under his Transition Agreement, as described under “Compensation Discussion and Analysis—Termination/Change in Control Matters” above; see also “Estimated Potential Payments Upon Termination” below.
(6)	Mr. Nicholls was not an NEO in fiscal year 2018 or fiscal year 2017.
(7)	Mr. Plafker was not an NEO in fiscal year 2017.
(8)	Mr. Lewis retired as the Company’s Executive Vice President and CFO effective May 6, 2019; he terminated employment with the Company on September 30, 2019.

Grants of Plan-Based Awards for Fiscal Year 2019

The following table presents information regarding grants of plan-based awards to the NEOs during the fiscal year ended September 30, 2019.

Name	Plan	Grant Date	Date of Compensation Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory E. Johnson	KEIP(2)	—		3,650,000
	KEIP(3)	11/2/18						96,092	2,950,000
	USIP(4)	11/2/18			53,747	107,492	134,365		3,448,500
Matthew Nicholls	USIP(4)	5/1/19	4/2/19		5,510	11,018	13,773		403,233
	USIP(5)	5/1/19	4/2/19					44,066	1,500,000
Jennifer M. Johnson	KEIP(2)	—		3,644,889
	KEIP(3)	11/2/18						83,062	2,550,000
	USIP(4)	11/2/18			32,574	65,148	81,435		2,090,000
Craig S. Tyle	KEIP(2)	—		1,081,970
	KEIP(3)	11/2/18						16,694	512,500
	USIP(4)	11/2/18			5,702	11,402	14,253		365,750
Jed A. Plafker	KEIP(2)	—		1,780,948
	AIP(3)	11/2/18						35,831	1,100,000
	USIP(4)	11/2/18			16,287	32,574	32,574		1,000,000
Kenneth A. Lewis	KEIP(2)	—		1,314,963
	KEIP(3)	11/2/18						19,544	600,000
	USIP(4)	11/2/18			5,701	11,402	14,253		365,750

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(1)	Incentive awards made under the AIP and the KEIP typically include restricted stock awards granted under the Company’s USIP. Fiscal year 2019 awards under the AIP and the KEIP were comprised of 65% cash and 35% restricted stock for amounts up to $1.0 million, 50% cash and 50% restricted stock for amounts in excess of $1.0 million, and 100% restricted stock for amounts in excess of $7.0 million. Please refer to the “Compensation Discussion and Analysis” above for additional information.
(2)	Amounts represent the cash portion of the maximum awards under the KEIP for fiscal year 2019. Actual awards under the KEIP have no assigned threshold or target amount and are finally determined based on the Compensation Committee’s exercise of negative discretion, subject to a pre-determined maximum; accordingly, no threshold or target amounts are listed for these awards. Please refer to the “Compensation Discussion and Analysis” above for the actual cash amount received by each named executive officer in respect of fiscal year 2019 pursuant to such awards.
(3)	Represents the equity portion of awards under the KEIP (or in Mr. Plafker’s case, the AIP) and granted under the USIP for fiscal year 2018 performance; these awards were granted in fiscal year 2019. Grants of restricted stock are subject to service-based vesting; one-third of the award vested on August 30, 2019, and the remaining two-thirds of the award will vest in two substantially equal installments on August 31, 2020 and August 31, 2021, in each case, subject to the NEO’s continuous employment with us on the applicable vesting date. In accordance with the terms of the USIP, the number of shares of restricted stock granted was determined based on the closing price on the NYSE of the Company’s common stock on the grant date. Any dividends declared on the Company’s common stock are paid on the unvested shares. Amounts do not include the equity portion of awards that may be made for fiscal year 2019 because such awards were granted in fiscal year 2020.
(4)	Amounts represent performance-based long-term incentive awards under the USIP granted on November 2, 2018, or May 1, 2019 for Mr. Nicholls. These awards are scheduled to vest, if at all, on (a) December 1, 2021 based on the achievement of the Company’s Relative TSR ranking for the applicable performance period, and (b) November 29, 2019, December 1, 2020, and December 1, 2021, in substantially equal installments, based on the achievement of specified performance goals relating to Relative Margin, in each case, subject to the NEO’s continuous employment with us on the applicable vesting date. The first tranche of the Relative TSR awards vested on November 29, 2019 at target levels. Please refer to the discussion of Performance Awards under “Compensation Discussion and Analysis—Long-term Incentive and Retention Compensation” above for more detail. The number of shares granted was determined by dividing the award value by the closing price of the Company’s common stock on the date of grant, rounded up to the nearest whole share for each tranche of the applicable award. Any dividends payable on the Company’s common stock prior to vesting are paid upon vesting.
(5)	The amount represents a grant of restricted stock subject to service-based vesting conditions; one-third of this award vested on November 29, 2019 and the remaining two-thirds will vest in two substantially equal installments on December 1, 2020 and December 1, 2021, in each case, subject to Mr. Nicholls’ continuous employment with us on the applicable vesting date. Please refer to the discussion of Performance Awards under “Compensation Discussion and Analysis—Long-term Incentive and Retention Compensation” above. The number of shares granted was determined by dividing the award value by the closing price of the Company’s common stock on the date of grant, rounded up to the nearest whole share for each tranche of the applicable award. Any dividends payable on the Company’s common stock prior to vesting are paid upon vesting.
(6)	Determined pursuant to ASC 718. For equity awards that are subject to market conditions related to total shareholder return, the grant date fair market value reported is based upon the probable outcome of such conditions using a Monte Carlo valuation method.

Please refer to the “Compensation Discussion and Analysis” above for an explanation of salary and bonus in proportion to total compensation and see amounts disclosed in the “Summary Compensation Table for Fiscal Year 2019” and “Grants of Plan-Based Awards for Fiscal Year 2019” table.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table presents information concerning the number and value of outstanding stock awards held by the NEOs as of September 30, 2019. As of September 30, 2019, none of the NEOs had any stock options outstanding.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gregory E. Johnson	87,041	2,512,003	195,352	5,637,859
Matthew Nicholls	44,066	1,271,745	5,510	159,019
Jennifer M. Johnson	69,785	2,013,995	144,505	4,170,414
Craig S. Tyle	14,732	425,166	19,865	573,304
Jed A. Plafker	48,677	1,404,818	35,108	1,013,217
Kenneth A. Lewis*	18,482	533,391	21,617	623,867

*	Mr. Lewis terminated employment on September 30, 2019. He forfeited all outstanding and unvested stock awards held by him as of such date.
(1)	Consists of shares of restricted stock that are scheduled to vest as follows:

Name	Total Unvested Shares	Vesting Date
Gregory E. Johnson	22,980	8/31/2020
	64,061	Vests in equal parts on 8/31/2020 and 8/31/2021
Matthew Nicholls	44,066	Vests in equal parts on 11/29/2019, 12/1/2020 and 12/1/2021
Jennifer M. Johnson	14,411	8/31/2020
	55,374	Vests in equal parts on 8/31/2020 and 8/31/2021
Craig S. Tyle	3,603	8/31/2020
	11,129	Vests in equal parts on 8/31/2020 and 8/31/2021
Jed A. Plafker	4,284	8/31/2020
	23,887	Vests in equal parts on 8/31/2020 and 8/31/2021
	5,669	Vests in equal parts on 11/29/2019 and 12/1/2020
	14,837	11/29/2019
Kenneth A. Lewis*	5,453	8/31/2020
	13,029	Vests in equal parts on 8/31/2020 and 8/31/2021

*	Mr. Lewis terminated employment on September 30, 2019. He forfeited all outstanding and unvested stock awards held by him as of such date.
(2)	Calculated by multiplying unvested shares by $28.86, the closing price of the Company’s common stock on the NYSE on September 30, 2019, the last trading day of the fiscal year.

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(3)	Reflects performance-based restricted stock units that vest as follows:

Name	Total Unvested Shares	Vesting Dates Subject to Achievement of Performance Criteria
Gregory E. Johnson(a)	8,958	11/29/2019
	89,022	12/20/2019
	8,958	12/1/2020
	52,583	12/18/2020
	35,831	12/1/2021
Matthew Nicholls(b)	919	11/29/2019
	918	12/1/2020
	3,673	12/1/2021
Jennifer M. Johnson(c)	5,429	11/29/2019
	59,348	12/20/2019
	5,429	12/1/2020
	52,583	12/18/2020
	21,716	12/1/2021
Craig S. Tyle(d)	951	11/29/2019
	8,904	12/20/2019
	950	12/1/2020
	5,259	12/18/2020
	3,801	12/1/2021
Jed A. Plafker(e)	16,423	11/29/2019
	13,256	12/1/2020
	5,429	12/1/2021
Kenneth A. Lewis(f)	951	11/29/2019
	8,904	12/20/2019
	950	12/1/2020
	7,011	12/18/2020
	3,801	12/1/2021

(a)	For fiscal year 2017 grants, 89,022 at the target award level; for fiscal year 2018 grants, 17,528 at the threshold award level and 35,055 at the target award level; and for fiscal year 2019 grants, 53,747 at the threshold award level.
(b)	For fiscal year 2019 grants, 5,510 at the threshold award level.
(c)	For fiscal year 2017 grants, 59,348 at the target award level; for fiscal year 2018 grants, 17,528 at the threshold award level and 35,055 at the target award level; and for fiscal year 2019 grants, 32,574 at the threshold award level.
(d)	For fiscal year 2017 grants, 8,904 at the target award level; for fiscal year 2018 grants, 1,753 at the threshold award level and 3,506 at the target award level; and for fiscal year 2019 grants, 5,702 at the threshold award level.
(e)	For fiscal year 2017 grants, 5,292 at the target award level; for fiscal year 2018 grants, 2,126 at the threshold award level and 11,403 at the target award level; and for fiscal year 2019 grants, 16,287 at the threshold award level.
(f)	For fiscal year 2017 grants, 8,904 at the target award level; for fiscal year 2018 grants, 2,337 at the threshold award level and 4,674 at the target award level; and for fiscal year 2019 grants, 5,702 at the threshold award level. As noted above, Mr. Lewis terminated employment on September 30, 2019. He forfeited all outstanding and unvested stock awards held by him as of such date.

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Option Exercises and Stock Vested for Fiscal Year 2019

The following table presents information regarding stock awards that vested for the NEOs during the fiscal year ended September 30, 2019. There were no stock options outstanding or exercised during fiscal year 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory E. Johnson	111,859	3,002,970
Matthew Nicholls	0	0
Jennifer M. Johnson	68,878	1,839,665
Craig S. Tyle	13,025	342,297
Jed A. Plafker	42,268	1,274,144
Kenneth A. Lewis	23,635	633,794

(1)	The value of each stock award is calculated by multiplying the closing price of the Company’s common stock on the NYSE on the date of vesting by the number of shares that vested on such date.

Potential Payments Upon Termination or Change in Control

Except as needed in special circumstances such as during periods of transition or when we hire new executive officers, we generally do not provide our NEOs with agreements providing for severance benefits after their employment with us has ended or in connection with a change in control. As described in the “Compensation Discussion and Analysis” above, in connection with Mr. Lewis’ retirement as CFO and his corresponding transition to an advisory role, and the appointment of Mr. Nicholls, our current CFO, we entered into agreements providing them with certain termination benefits, as described below.

Mr. Lewis terminated employment on September 30, 2019. Pursuant to his Transition Agreement, upon his termination of employment and his execution and non-revocation of a release agreement, he became entitled to a lump sum payment of $2.65 million, Company contributions toward continued medical coverage through the end of March 2021 (in an amount equal to 80% of the premium payments he would have made if he were to elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended), and career transition services. As a condition to receipt of these benefits, Mr. Lewis became subject to certain restrictive covenants, including a mutual non-disparagement provision, a confidentiality provision and a 12-month post-termination non-solicitation provision covering employees, investors and clients. Mr. Lewis forfeited all outstanding and unvested equity awards held by him as of the date of his termination of employment.

If Mr. Nicholls is terminated by the Company without “cause” during the first two years of his employment, subject to his timely execution and non-revocation of a release of claims, he will be entitled to receive certain severance benefits, as described under “Compensation Discussion and Analysis—Termination/Change in Control Matters” above. These severance protections expire after the second anniversary of his date of hire. For purposes of Mr. Nicholls’ offer letter, “cause” generally is defined as his (a) failure or refusal to comply with his material obligations as CFO or Company policies; (b) commission of a material act of misappropriation, misrepresentation, breach of fiduciary duty, fraud or other willful misconduct or gross negligence with regard to the Company or its assets, customers or employees; (c) violation of any law or regulation; (d) conviction of, or nolo contendere plea with regard to, a felony crime (other than a traffic violation) or any other crime involving alcohol, drugs, or moral turpitude; and (e) commission of any act of harassment in violation of any applicable law or Company policy.

As described under “Compensation Discussion and Analysis” above, the NEOs have typically received incentive awards payable in the form of cash under the Company’s AIP and the KEIP, and grants of restricted stock and restricted stock units under the Company’s USIP. In addition, the NEOs have typically received performance-based long-term incentive awards that are granted under the Company’s USIP. Except as set forth below or as otherwise determined

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by the Compensation Committee, unvested awards granted to a NEO under such plans are forfeited upon voluntary or involuntary termination of an NEO’s employment with us.

AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN
Currently, the AIP generally provides that a participant must be employed on the payment date of cash and grant date of equity awards to receive any amounts awarded under the AIP unless expressly set forth in the participant’s award agreement. In the event the employment of a participant under the AIP terminates for any reason, the Compensation Committee or management, as applicable, may, in its discretion, determine to pay a participant a prorated award under the plan based upon performance for the time served during the relevant performance period, the full amount of any award that would have been paid had the participant remained employed through the entire performance period or any other amount. Certain equity award agreements evidencing restricted stock or restricted stock unit awards granted as part of an incentive award under the AIP provide that if a participant dies or terminates employment with us due to disability, the unvested portion of the equity award will become fully vested as of the date of death or termination due to disability.

The AIP does not expressly provide for any change in control payments.

2014 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN
As described in more detail under “Compensation Discussion and Analysis—Components of Compensation Program and Fiscal 2019 Compensation—Long-term Incentive and Retention Compensation” above, the KEIP is a sub-plan under the AIP. Consequently, the provisions described above regarding the AIP apply to grants made under the KEIP. In addition, the KEIP includes separate terms regarding termination payments which are summarized below.

If the employment of a participant in the KEIP terminates prior to the end of the applicable performance period due to death, disability or retirement, such participant is generally entitled to receive payment of any award under the plan with respect to the fiscal year of such termination. In addition, if a participant terminates employment with the Company prior to the end of the applicable performance period for any reason other than death, disability or retirement, any award under the plan with respect to the fiscal year of such termination generally will be reduced proportionately based on the date of termination. To be eligible to receive a payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least 10 years of service with the Company. In all events, the Compensation Committee, in its sole discretion, may eliminate or reduce any such awards under the KEIP, including if a participant terminates employment as described above.

The KEIP does not expressly provide for any change in control payments.

2002 UNIVERSAL STOCK INCENTIVE PLAN
Long-term performance-based and other incentive awards are granted to our NEOs under the USIP. The award agreements generally provide that if an NEO’s employment with the Company terminates for any reason prior to the applicable vesting date, the NEO will forfeit the unvested portion of the award. However, as described above, certain equity award agreements evidencing restricted stock or restricted stock unit awards granted as part of an incentive award under the AIP provide that if a participant dies or terminates employment with us due to disability, the unvested portion of the equity award will become fully vested as of the date of death or termination due to disability. Certain other equity award agreements provide that vesting may be accelerated (as determined by an executive officer, in his or her sole discretion, in accordance with Company policies), in whole or in part, if a participant dies or terminates employment with us due to disability.

The USIP provides that in the event of the proposed dissolution or liquidation of the Company or of a merger or corporate combination (a “change in control transaction”) in which the successor corporation does not agree to assume outstanding awards or substitute equivalent awards, the Compensation Committee will make a determination as to the equitable treatment of outstanding awards under the USIP and must notify participants of such treatment no later than 10 days prior to the closing of such proposed change in control transaction. Outstanding option awards, to the extent not previously exercised, and other stock-based awards (restricted stock and RSUs) that are not assumed or substituted in any change in control transaction will terminate immediately prior to the consummation of such proposed change in control transaction.

COMPENSATION COMMITTEE POLICY & PRACTICE
Notwithstanding the discussion above, pursuant to the terms of the KEIP and the AIP, the Compensation Committee, in its sole discretion, generally may eliminate or reduce any unvested awards otherwise payable to a participant following termination of employment. In addition, the Compensation Committee has the authority to pay the full award amount to a participant whose award would have otherwise been reduced or forfeited following termination of employment or a change in control. The Compensation Committee also has the discretion under the USIP to determine the terms, conditions, performance criteria, restrictions, and other provisions of awards made under the USIP.

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As a general policy matter, the Compensation Committee has limited the payment of unvested awards under the KEIP, the AIP and the USIP following a participant’s termination of employment. We expect the Compensation Committee would act similarly upon a change in control transaction. The treatment of unvested awards, if any, held by the NEOs upon their termination of employment or upon a change in control transaction would be determined on a case-by-case basis by the Compensation Committee.

ESTIMATED POTENTIAL PAYMENTS UPON TERMINATION
Because of the Compensation Committee’s general policy of limiting payments to the NEOs following termination of employment and its authority to reduce or increase the payments otherwise available under awards, the amounts payable to the NEOs following termination of employment are not determinable. The following table sets forth a range of the estimated potential payments that could have been payable assuming an NEO’s employment had terminated on September 30, 2019, except that it sets forth the actual amounts paid to Mr. Lewis in connection with his retirement as CFO and termination of employment with the Company on September 30, 2019 and the estimated amounts that Mr. Nicholls would have received under the terms of his offer letter assuming he incurred an involuntary termination without cause by the Company on September 30, 2019. With the exception of Mr. Lewis, the amounts in the table below reflect a range of estimated potential payments based on the NEO’s compensation and service levels as of September 30, 2019 and, if applicable, based on the closing price of the Company’s common stock on the NYSE on September 30, 2019, the last trading day of fiscal year 2019, as well as the assumptions set forth in the footnotes to the table below.

Name	Death or Disability(1)($)	Retirement(2) ($)		Involuntary Termination other than for Cause(3)($)	Other Voluntary Termination(4) ($)
Gregory E. Johnson	2,512,003 – 5,762,003	0 – 3,250,000		0 – 3,250,000	0 – 3,250,000
Matthew Nicholls	0 – 1,271,745	0 – 1,450,000		7,225,000	0 – 1,450,000
Jennifer M. Johnson	2,013,995 – 4,863,995	0 – 2,850,000		0 – 2,850,000	0 – 2,850,000
Craig S. Tyle	425,166 – 1,237,666	0 – 812,500		0 – 812,500	0 – 812,500
Jed A. Plafker	1,404,818 – 2,804,818	0 – 1,400,000		0 – 1,400,000	0 – 1,400,000
Kenneth A. Lewis	—	2,693,411	(5)	—	—

(1)	Amounts included in this column range from a minimum to a maximum, as determined in the discretion of the Compensation Committee. The minimum reflects the value of unvested AIP and/or KEIP equity awards held by the NEO as of September 30, 2019 (calculated based on the value of the NEO’s unvested stock awards, excluding Equity Incentive Plan Awards, as set forth in the “Outstanding Equity Awards at 2019 Fiscal Year-End” table above); Mr. Nicholls did not hold any unvested AIP or KEIP awards as of such date. For all NEOs, except for Mr. Nicholls, the maximum reflects the value of unvested AIP and/or KEIP equity awards held by the NEO as of September 30, 2019, plus the value of the cash portion of the incentive award under the AIP and/or KEIP in respect of fiscal year 2019 (calculated, for this purpose, based on the value of the fiscal year 2018 cash incentive that was paid to the NEO in fiscal year 2019). For Mr. Nicholls, the maximum reflects the value of his unvested New-Hire RSA.
(2)	For all NEOs, except for Mr. Lewis, amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the cash portion of the incentive award under the KEIP in respect of fiscal year 2019 (calculated, for this purpose, based on the value of the fiscal year 2018 cash incentive that was paid to the NEO in fiscal year 2019, or, in Mr. Nicholls’ case, the value of the fiscal year 2019 cash incentive that was paid to him in fiscal year 2020). As discussed above, the Compensation Committee may exercise its discretion to pay, reduce, or eliminate any amounts under the KEIP, including if a participant retires. As of September 30, 2019, Messrs. Nicholls and Plafker were not eligible for retirement (as defined in the KEIP) based on their respective ages and/or tenure with the Company. However, the figures in the table above assume that they were eligible for retirement as of September 30, 2019.
(3)	For purposes of this table only, and for all NEOs except for Mr. Nicholls, an “Involuntary Termination other than for Cause” generally means an involuntary termination of the NEO by the Company for reasons other than cause, death or disability; amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee, based on the assumptions set forth in footnote 2 above. For Mr. Nicholls, the amounts represent the estimated value of severance benefits he would receive under the terms of his offer letter if he were terminated by the Company without cause (as described in the narrative under “—Potential Payments Upon Termination or Change in Control” and as defined in his offer letter), and as described under “Compensation Discussion and Analysis—Termination/Change in Control Matters” above. The amount in the table above represents an estimated lump sum payment equal to the pro rata amounts of (1) Mr. Nicholls’ annual base salary for fiscal year 2020 and annual bonus opportunity of $2.6 million under the AIP for fiscal years 2019 and 2020 (assuming they remained unpaid as of September 30, 2019), and (2) the unvested portion of his New Hire Restricted Stock Award, as of September 30, 2019.

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(4)	For purposes of this table, an “Other Voluntary Termination” means a resignation of employment other than due to death, disability or retirement. Amounts included in this column range from $0 to a maximum payment, based on the assumptions set forth in footnote 2 above.
(5)	In connection with Mr. Lewis’ retirement as CFO in May 2019 and his termination of employment on September 30, 2019, under the terms of his Transition Agreement and release agreement described above, he became entitled to receive a lump sum payment of $2,650,000, continued medical benefits, valued at $33,961, and certain outplacement services not to exceed $9,450.

ESTIMATED POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL

None of the NEOs have agreements that provide for payments upon a change in control of the Company. However, under the USIP, the Compensation Committee has the discretion to make a determination as to the equitable treatment of awards upon a change in control transaction (as defined above). The Compensation Committee may, in its discretion, make a determination as to the treatment of cash awards under the KEIP and the AIP and awards of restricted stock and restricted stock units under the USIP in connection with a change in control transaction. The following table sets forth an estimate of the potential payments that could have been payable to our NEOs (other than Mr. Lewis, who terminated employment on September 30, 2019) under the USIP, the KEIP and the AIP upon a change in control transaction of the Company assuming such a transaction occurred on September 30, 2019. The amounts in the table below reflect a range of estimated potential payments based on the NEO’s compensation and service levels as of September 30, 2019, and if applicable, based on the closing price of the Company’s common stock on the NYSE on September 30, 2019, the last trading day of fiscal year 2019, as well as the assumptions set forth in the table below.

Name	Cash(1)($)	Unvested Value of Stock Awards(2)($)	Total ($)
Gregory E. Johnson	0 – 3,250,000	0 – 8,149,862	0 – 11,399,862
Matthew Nicholls	0 – 1,450,000	0 – 1,430,763	0 – 2,880,763
Jennifer M. Johnson	0 – 2,850,000	0 – 6,184,409	0 – 9,034,409
Craig S. Tyle	0 – 812,500	0 – 998,470	0 – 1,810,969
Jed A. Plafker	0 – 1,400,000	0 – 2,418,035	0 – 3,818,035
Kenneth A. Lewis(3)	—	—	—

(1)	Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the cash portion of the incentive award under the AIP and/or KEIP in respect of fiscal year 2019 (calculated, for this purpose, based on the value of the fiscal year 2018 cash incentive that was paid to the NEO in fiscal year 2019, or, in Mr. Nicholls’ case, the value of the fiscal year 2019 cash incentive that was paid to him in fiscal year 2020).
(2)	Amounts included in this column range from $0 to a maximum payment, as determined in the discretion of the Compensation Committee. The maximum reflects the value of the NEO’s outstanding equity awards (calculated, for this purpose, based on the value of the NEO’s unvested stock awards as set forth in the “Outstanding Equity Awards at 2019 Fiscal Year-End” table above).
(3)	Mr. Lewis retired as CFO in May 2019 and terminated employment on September 30, 2019.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Gregory E. Johnson, our Chairman of the Board and CEO.

For fiscal year 2019, the annual total compensation of our median employee (other than our Chairman and CEO) was $63,941, and the annual total compensation of our Chairman and CEO was $10,431,335. Based on this information, the ratio of the annual total compensation of our Chairman and CEO to the annual total compensation of our median employee (other than our Chairman and CEO) was approximately 163 to 1. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and may not be comparable to the pay ratio reported by other companies because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions.

We are a full-service global organization and maintain market competitive pay practices in the jurisdictions in which we operate. Because we believe that there have been no material changes to our employee population or employee

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compensation arrangements that would have a significant effect on our pay ratio disclosure, we used the same median employee who was identified as of August 31, 2018, as permitted by SEC rules. For purposes of identifying our median employee, we used our global employee population as of August 31, 2018, which consisted of approximately 9,700 employees worldwide, of which approximately 40% were employed in the United States and approximately 60% were employed in various jurisdictions outside the United States. We then examined total compensation, our consistently applied compensation measure, for all employees. Total compensation reflects base salary or hourly wage rate, overtime, annual incentive awards, commission payments, and equity granted for fiscal year 2018.

Compensation figures were calculated using internal human resources records with all foreign currencies converted to U.S. dollars. We did not exclude any employees in locations outside the United States, did not make any cost-of living adjustments, and did not annualize compensation for any employees.

After identifying the median employee, we calculated fiscal year 2019 annual total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. For the annual total compensation of our Chairman and CEO, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2019, above.

Compensation Risk Assessment

The Compensation Committee evaluates the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. The management compensation risk review committee (“CRRC”) undertook an assessment of existing compensation programs and practices to ensure that imprudent risk-taking is not encouraged and that appropriate risk mitigation features are in place. Based on this assessment, the CRRC concluded that the Company’s compensation arrangements are structured in a way that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the results of this assessment and agreed with the CRRC’s conclusion.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, the following directors served as members of the Compensation Committee: Messrs. Barker (Chair), Pigott and Waugh. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2019, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company. During fiscal year 2019, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

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REPORT OF THE AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee of the Board of Directors of Franklin Resources, Inc. currently consists of Mr. Ratnathicam (Chair), Mss. Byerwalter and Stein, and Mr. Yang. Each of the members of the Audit Committee is independent as defined under the NYSE listing standards and applicable law. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s function is more fully described in the Committee’s written charter, which is posted in the corporate governance section of the Company’s website at https://www.franklinresources.com/resources/governance/corporate-governance-documents.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2019

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2019 with the Company’s management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for filing with the SEC.

Respectfully Submitted by the Members of the Audit Committee:

Chutta Ratnathicam (Chair)
Mariann Byerwalter
Laura Stein
Geoffrey Y. Yang

2020 Proxy Statement | 55

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the ratification of the stockholders, engaged PwC to perform an annual audit of the Company’s consolidated financial statements for fiscal year 2019.

The following table sets forth the approximate aggregate fees billed or expected to be billed to the Company by PwC for fiscal years 2019 and 2018 for the audit of the Company’s annual consolidated financial statements and for other services rendered by PwC.

	Fiscal Year
	2019	2018
	(in thousands)
Audit Fees(a)(e)	$7,772	$7,524
Audit-Related Fees(b)(e)	$4,027	$3,918
Tax Fees(c)(e)	$367	$620
All Other Fees(d)	$161	$232
TOTAL FEES	$12,327	$12,294

(a)	The 2019 Audit Fees include approximately $41,000 of expected fees related to fiscal year 2018 that were billed in fiscal year 2019 and the 2018 Audit Fees include a reduction of approximately $102,000 of expected fees related to fiscal year 2017 that were not billed in fiscal year 2018.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services relate primarily to internal control examinations pursuant to Service Organization Control (SOC) 1, consultation concerning financial accounting and reporting standards, attestation services, audits of employee benefit plans and services provided to certain of our funds. In fiscal year 2019, services provided to the funds include $1,685,000 of audit and audit-related services incurred by the Company in return for a fixed administration fee. The 2019 Audit-Related Fees include approximately $363,000 of fees related to fiscal year 2018 that were billed in fiscal year 2019.
(c)	Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services. For fiscal year 2019, tax return preparation and tax compliance services represent approximately $347,000. For fiscal year 2018, tax return preparation and tax compliance services represent approximately $516,000.
(d)	Other Fees include $46,000 of fees that have been contracted with the Company but which are expected to be paid by a third party. The remainder of Other Fees consists principally of services rendered in connection with assistance in regulatory reporting in various jurisdictions.
(e)	The fees also consist of services provided to our consolidated investment products, which include mutual and other investment funds, limited partnerships and similar structures, substantially all of which are sponsored by the Company and its consolidated subsidiaries. The amounts for these services are $1,186,000 Audit Fees, $1,500 Audit-Related Fees, and $115,000 Tax Fees.

Note: For fiscal year 2019, none of the services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C). For fiscal year 2018, 0.2% of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C), all of which are reported under All Other Fees.

56 | Franklin Resources, Inc.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-approval Process and Policy

The audit and non-audit services provided to the Company and its subsidiaries by PwC, the independent auditors, during fiscal years 2019 and 2018, were pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by PwC. The Audit Committee Pre-Approval Policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform, and which services require specific pre-approval of the Audit Committee. The Audit Committee may grant general pre-approval for any services by the independent auditor other than those that require specific pre-approval and those services that are prohibited by the SEC or Public Company Accounting Oversight Board rules. The Audit Committee reviews the Pre-Approval Policy annually and revises it as the Audit Committee deems appropriate. Services granted general pre-approval have annual fee limits.

Any requests for audit, audit-related, tax and other services must initially be submitted to the Company’s CFO. Any requests preliminarily approved by the CFO are then submitted to the Audit Committee for approval in the case of services requiring specific pre-approval or reported to the Audit Committee periodically in the case of services generally pre-approved. Normally, specific pre-approval is considered at regularly-scheduled meetings. However, the authority to grant specific pre-approval between meetings up to a designated approval amount, which amount for fiscal year 2019 was $50,000 (the “Chair Approval Amount”), has been delegated to the Chair of the Audit Committee. The decision of the Chair to grant specific pre-approval of a service is presented to the Audit Committee at its scheduled meetings. If the estimated fees for proposed services exceed the Chair Approval Amount, specific pre-approval by the entire Audit Committee is required.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For fiscal year 2019, Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, who, among other family relationships, is the uncle of Gregory E. Johnson, Chairman of the Board, Chief Executive Officer and a director of the Company, Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer of the Company, received a base salary of $180,692. Mr. R. H. Johnson, Jr. did not receive a cash bonus in fiscal year 2019.

David A. Lewis, Sr., Senior Vice President, Head of Americas Trading for Franklin Templeton Services, LLC, is the brother of Kenneth A. Lewis, one of the Company’s named executive officers and, until May 6, 2019, the Executive Vice President and Chief Financial Officer of the Company. From May 6, 2019 through September 30, 2019, Mr. K. Lewis served as an Executive Advisor to the Company. In fiscal year 2019, Mr. D. Lewis’ base salary was $241,758 and he received a bonus of $182,000 in cash, and 2,281 restricted shares of Company common stock (valued at approximately $70,000 at grant), and 3,663 restricted fund units (valued at approximately $70,000 at grant) representing the right to receive shares of certain Franklin Templeton funds.

Messrs. R. H. Johnson, Jr. and D. Lewis, Sr. are entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Share Repurchases. Under a stock repurchase program authorized by the Board, the Company can repurchase shares of its common stock from time to time on the open market and in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company may repurchase shares of the Company’s common stock from, among others, certain directors, executive officers and greater than five percent (5%) beneficial owners of the Company’s common stock, and certain members of the immediate family of the foregoing persons. During fiscal year 2019, the Company repurchased 516,000 shares of common stock from Mr. Rupert H. Johnson, Jr. for the aggregate consideration of $16,728,720. The price per share paid by the Company for repurchases is generally the average of the high and low price of the Company’s common stock on the NYSE on the repurchase date.

In order to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP, the Company uses a net stock issuance method, equivalent to a stock repurchase program, to pay such taxes. For shares repurchased in connection with the payment of taxes on the vesting of shares, the repurchase price is the closing price on the NYSE on the date of the transaction. During fiscal year 2019, the Company repurchased shares of common stock from the executive officers listed below for the aggregate consideration shown.

Name and Title	Number of Shares Repurchased		Aggregate Consideration ($)
Craig S. Tyle,	4,505		118,391
Executive Vice President and General Counsel
Jed A. Plafker,	20,961		631,863
Executive Vice President
Gwen L. Shaneyfelt,	2,019		53,059
Chief Accounting Officer
Alok Sethi,	1,283		39,440
Officer of Various Operations and Technology Subsidiaries
Kenneth A. Lewis,	20,895	(a)	555,403
Former Executive Advisor, Executive Vice President and Chief Financial Officer

(a)	Amount does not include 3,098 shares repurchased by the Company for $81,415 from David A. Lewis, Sr., Senior Vice President, Head of Americas Trading for Franklin Templeton Services, LLC, a subsidiary of the Company, and the brother of Kenneth A. Lewis.

58 | Franklin Resources, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management and Use of AC Travel Aircraft. A wholly-owned subsidiary of the Company entered into an amended and restated aircraft management agreement, effective as of June 1, 2008, with AC Travel, LLC (“AC Travel”), an entity owned and controlled by Charles B. Johnson, Chairman of the Board and a director of the Company until June 2013 and currently employed as an Executive Consultant who, among other family relationships, is the father of Gregory E. Johnson, Chairman of the Board, CEO and a director of the Company, Charles E. Johnson, a director of the Company and Jennifer M. Johnson, President and Chief Operating Officer of the Company, and brother of Rupert H. Johnson Jr., Vice Chairman and a director of the Company, to manage the operations of a Gulfstream III aircraft (the “G-III”) and a Gulfstream G550 aircraft (the “G550”), both of which are owned by AC Travel. We refer to the G-III and the G550 as the “Aircraft.” Under the management agreement, the subsidiary: (a) provides consulting and management services for the operation of the Aircraft; (b) provides flight crew personnel to operate the Aircraft; (c) arranges for maintenance of the Aircraft; and (d) arranges for insurance and hangars for Aircraft storage and also provides other administrative services. The agreement has automatic one-year renewals, subject to cancellation by either party. Our subsidiary receives a monthly management fee of $10,000 for the G550 and $3,000 for the G-III for administrative services. Out-of-pocket costs, including the cost of flight crew salaries and benefits, incurred under the agreement for services provided, either directly or through third parties, are either reimbursed by, or passed through to and paid by, AC Travel.

Office Lease. In October 2009, the Board approved a three-year fixed term extension of a lease of approximately 5,495 square feet of office space owned by the Company in San Mateo, California with Tano Capital, LLC (“Tano”), a company owned by Charles E. Johnson, a director of the Company, brother of Gregory E. Johnson and Jennifer M. Johnson and nephew of Rupert H. Johnson, Jr. In November 2012, Tano and the Company entered into an amendment extending the original lease for a fixed five-year term and reducing the office space leased by Tano on the San Mateo campus from 5,495 square feet to 4,125 square feet. The lease amendment also granted Tano the option to increase the size of the office space to 5,495 square feet, which Tano exercised effective April 16, 2014. In October 2017, the lease was further amended to provide for a one-month extension of the lease until November 30, 2017, pursuant to all other existing terms. In November 2017, Tano and the Company amended the lease terms again to extend the lease on a monthly basis terminating no later than November 30, 2019. The monthly payments under the November 2017 lease extension were $16,485. In June 2019, the Audit Committee of the Board approved a sixth amendment to the lease, which became effective on July 1, 2019, and is for a three-year lease term, subject to the Company’s right to terminate on 30 days’ notice. Tano leases approximately 2,754 square feet of office space owned by the Company in San Mateo, California, at a monthly rate of $12,870. The aggregate amount of all periodic payments due under the lease during fiscal year 2019 was $186,975.

Private Equity Fund Investment. On July 6, 2011, Franklin Templeton Capital Holdings Private Limited, a subsidiary of the Company, entered into an agreement to make a $25 million-dollar investment commitment to Tano India Private Equity Fund II (“Tano Fund”). Tano Mauritius Investments, which is the investment manager and a Class B and Class C shareholder of the Tano Fund, is a direct subsidiary of Tano Capital, LLC, which is owned by Charles E. Johnson. During fiscal year 2019, $3,832,872 of capital was returned by Tano Fund to the Company. The Company made no payments to the Tano Fund during the fiscal year.

Related Person Transaction Policy

Related Person Transaction Policy. The Board of Directors has adopted a Related Person Transaction Policy (“Related Person Transaction Policy”) to address the reporting, review, approval and ratification of related person transactions. Related persons include the Company’s executive officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related person transaction” means a transaction or series of transactions in which the Company participates and a related person has a direct or indirect interest. Examples include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Transactions with executive officers and directors for the purposes of conducting the business of the Company, compensation of directors approved by the Board and compensation arrangements approved by the Compensation Committee are not considered related person transactions. All related person transactions are required to be reported to the Audit Committee. However, the Audit Committee has the authority to determine categories of related person transactions that are immaterial and not required to be disclosed and that need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee. Pursuant to the Related Person Transaction Policy, the following related person transactions need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee:

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

●	The establishment or maintenance of a trading, investment management, custody or other account with an affiliate of the Company, if the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course to persons who are not related persons.
●	Accounts invested in shares of one or more investment companies or portfolios in Franklin Templeton Investments (“FT Fund”) that are established and/ or maintained by a related person on terms set forth in the applicable FT Fund prospectus or other disclosure documents.
●	Perquisites and other personal benefits from the use of Company owned or provided assets, including but not limited to personal use of Company-owned or provided aircraft and property, not used primarily for Company business purposes that, in the aggregate, are less than $10,000 in any fiscal year.

Audit Committee Review and Approval. Every quarter the Audit Committee reviews related person transactions. Such transactions involving an estimated amount of $120,000 or more require the approval or ratification of the Audit Committee. In connection with approving or ratifying a related person transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction and any of the following factors that are relevant:

●	The position or relationship of the related person at or with the Company;
●	The materiality of the transaction to the related person, including the dollar value of the transaction;
●	The business purpose for and reasonableness of the transaction;
●	Whether the related person transaction is comparable to a transaction that could be available on an arms-length basis or is on the terms that the Company offers generally to persons who are not related persons;
●	Whether the related person transaction is in the ordinary course of the Company’s business; and
●	The effect of the transaction on the Company’s business and operations.

In addition, the Audit Committee has the authority to pre-approve certain categories of related person transactions, which transactions must still be reported to the Audit Committee at least annually. The Audit Committee has determined that Company purchases of shares of its common stock to pay taxes due by employees in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP are pre-approved, but should be reported to the Audit Committee. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions to one or more members of the Audit Committee between scheduled committee meetings. Any determination made pursuant to this delegated authority must be presented to the full Audit Committee at a subsequent meeting.

60 | Franklin Resources, Inc.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2020 and to audit the Company’s internal control over financial reporting as of September 30, 2020. Though not required, stockholders are being asked to ratify the Audit Committee’s selection of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm as a matter of good corporate governance. During and for the fiscal year ended September 30, 2019, PricewaterhouseCoopers LLP audited and rendered opinions on the financial statements of the Company and certain of its subsidiaries and many of the open-end and closed-end investment companies managed and advised by the Company’s subsidiaries. PricewaterhouseCoopers LLP also rendered an opinion on the Company’s internal control over financial reporting as of September 30, 2019. In addition, PricewaterhouseCoopers LLP provides the Company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD
The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. The voting requirements for this proposal are described in the “Voting Information” section. If the appointment is not ratified, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

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PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

The Company’s stockholders are being asked to approve the amendment and restatement of the Franklin Resources, Inc. 1998 Employee Stock Investment Plan (the “Employee Stock Investment Plan”), which includes increasing the maximum number of shares of common stock of the Company (“common stock”) authorized for issuance over the term of the Employee Stock Investment Plan by five million (5,000,000) shares. Additionally, the amendment and restatement of the Employee Stock Investment Plan reflects an extension of its term from February 1, 2022 to February 1, 2029.

The primary purpose of this amendment and restatement of the Employee Stock Investment Plan is to ensure that the Company will have a sufficient reserve of common stock available under the Employee Stock Investment Plan to provide eligible employees of the Company and its participating subsidiaries with the continuing opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan. As of October 31, 2019, 1,902,512 shares were available for future issuance under the Employee Stock Investment Plan.

The Employee Stock Investment Plan was originally adopted by the Board of Directors in December 1997 and approved by the Company’s stockholders in January 1998. Amendments to the plan were adopted by the Board of Directors in December 2000, October 2002, December 2006 (with stockholder approval in January 2007), June and July 2007, June 2008, October 2009, October 2011, December 2011 and September 2017.

The following summary describes the material features of the Employee Stock Investment Plan, as amended and restated, but is not intended to be complete and is qualified in its entirety by reference to the Employee Stock Investment Plan, a copy of which is attached as Appendix A to this Proxy Statement. Capitalized terms not otherwise defined are used as set forth in the Employee Stock Investment Plan.

Purpose

The Employee Stock Investment Plan offers eligible employees the opportunity to acquire common stock of the Company through periodic payroll deductions that will be applied towards the purchase of the Company’s common stock at a discount from the then current market price. The Employee Stock Investment Plan includes two components, (a) the “423 Component,” which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the “Non-423 Component,” which will operate and be administered in the same manner as the 423 Component, unless otherwise indicated or determined by the Plan Administrator, and which will not be subject to Section 423 of the Code.

Administration

The Employee Stock Investment Plan is currently administered by the Compensation Committee of the Board of Directors. Such committee, acting as the Plan Administrator, has full discretionary authority to (a) interpret, construe and apply the terms of the Employee Stock Investment Plan, (b) determine eligibility, (c) adjudicate all disputed claims under the Employee Stock Investment Plan, and (d) determine whether participants will participate in the 423 Component or the Non-423 Component. Every finding, decision and determination made by the Plan Administrator will be final and binding upon all persons. The Plan Administrator may authorize rules, procedures and subplans for the purpose of administering the Non-423 Component in accommodation of specific requirements of jurisdictional law outside of the United States, which may be outside the scope of Section 423 of the Code.

Securities Subject to the Employee Stock Investment Plan

Including the five million (5,000,000) share increase for which stockholder approval is sought under this Proposal, twenty-nine million (29,000,000) shares of common stock (on a split-adjusted basis) have been reserved for issuance over the term of the Employee Stock Investment Plan. As of October 31, 2019, 22,097,488 shares of common stock had been issued under the Employee Stock Investment Plan, and 1,902,512 shares were available for future issuance. In the event of any increase or decrease in the Company’s outstanding common stock resulting from an event such as a stock split, reverse stock split, stock dividend, combination or reclassification or similar event, proportionate adjustments will be made to the number of shares that have been authorized for issuance, the number and purchase price payable for shares covered by outstanding purchase rights, the maximum number of shares that may be purchased in any purchase period, and any other terms the Plan Administrator determines require adjustment.

62 | Franklin Resources, Inc.

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

Purchase Periods and Purchase Dates

Shares of common stock are offered under the Employee Stock Investment Plan through separate offerings and overlapping or consecutive purchase periods. At present, shares are offered under the Employee Stock Investment Plan through consecutive purchase periods, each with a duration of six (6) months. Purchase periods currently commence on each February 1 and August 1 and conclude on each July 31 and January 31, respectively. The Plan Administrator has the authority to change the length and commencement date of any purchase period, and may determine it is inadvisable to issue and/or purchase shares under the Employee Stock Investment Plan and delay such issuances and/or purchases until a date specified by the Plan Administrator. The Plan Administrator will designate, in its discretion, whether an offering falls under the 423 Component or Non-423 Component.

Eligibility and Participation

Any individual, including an officer or employee director, who, for at least ten (10) business days prior to the first day of a purchase period, is (a) an employee of the Company or any parent or subsidiary of the Company designated by the Plan Administrator to participate in the 423 Component, or (b) treated as an active employee in the records of an affiliate of the Company designated by the Plan Administrator to participate in the Non-423 Component (other than an individual who, as of the commencement of a purchase period, resides in a country that has been excluded from participation in the Non-423 Component at the discretion of the Plan Administrator), in each case, is eligible to participate in the Employee Stock Investment Plan.

Unless otherwise determined by the Plan Administrator, if a participant transfers employment between any of the parents, subsidiaries or affiliates of the Company that have been designated by the Plan Administrator to participate in the 423 Component or Non-423 Component (as applicable), the employment relationship will be treated as continuous. However, to be eligible to participate in the 423 Component, such participant must be employed by the applicable parent or subsidiary of the Company on the commencement of the purchase period through at least three months prior to the expiration of such purchase period. Eligible employees may be excluded from participation in the Non-423 Component if the Plan Administrator determines that such employee’s participation is not advisable or practicable. A participant who is subject to the laws of a foreign jurisdiction that (a) prohibits the participation of such individual in the Employee Stock Investment Plan, or (b) with respect to the 423 Component, compliance with which would cause the Employee Stock Investment Plan to be in violation of Section 423 of the Code, in each case, will not be eligible to participate. Eligible employees may join a purchase period at the start of that purchase period, subject to the execution and delivery of a subscription agreement (in the form designated by the Plan Administrator from time to time) to the Company prior to the start of the purchase period.

As of October 31, 2019, the Company estimates that approximately (a) 9,390 employees of the Company or any parent or subsidiary of the Company designated by the Plan Administrator to participate in the 423 Component and (b) 0 individuals who are treated as active employees in the records of an affiliate of the Company designated by the Plan Administrator to participate in the Non-423 Component, were eligible to participate in the Employee Stock Investment Plan.

Purchase Price

The purchase price of the common stock acquired on each purchase date will be no less than eighty-five percent (85%) of the lower of (i) the closing selling price per share of common stock on the date the purchase period begins or (ii) the closing selling price per share of common stock on the date the purchase period expires.

The closing selling price of the common stock on any relevant date under the Employee Stock Investment Plan will be deemed to be equal to the closing price per share on such date on the New York Stock Exchange (“NYSE”). On October 31, 2019, the closing price per share of common stock determined on such basis was $27.55 per share.

Payroll Deductions

At the time a participant submits a subscription agreement, such participant will authorize periodic payroll deductions to be made during the applicable purchase period equal to an amount between one percent (1%) and ten percent (10%) of his or her eligible compensation received during such purchase period. Participants are permitted to make other approved contributions prior to a purchase date in certain non-U.S. jurisdictions where payroll deductions are prohibited by law.

2020 Proxy Statement | 63

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

Stock Purchases

On the start date of a purchase period, each individual participating in an offering will be granted an option to purchase, on the last date of the applicable purchase period, a number of shares of common stock determined by dividing the participant’s payroll deductions accumulated prior to such date by the applicable purchase price, provided that no participant may purchase more than 6,000 shares of common stock on any one purchase date. Such option will be exercised automatically on the last day of the applicable purchase period, and the maximum number of shares subject to such option, taking into account any purchase limitations set forth in the Employee Stock Investment Plan, will be purchased for the participant with the accumulated payroll deductions in such participant’s account.

Special Limitations

The Employee Stock Investment Plan imposes certain limitations upon a participant’s right to acquire common stock, including the following:

●	Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, its parents or any of its subsidiaries.
●	A participant may not be granted rights to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding. A participant’s payroll deductions may be reduced to 0% to comply with the foregoing.

Notwithstanding the foregoing, the Plan Administrator may waive such limits under the Non-423 Component to comply with applicable laws.

Withdrawal; Termination of Options

A participant may terminate future payroll deductions (and/ or direct contributions, if applicable) to the Employee Stock Investment Plan at any time, and his or her accumulated payroll deductions (and/or direct contributions, if applicable) will, at the participant’s election, either be refunded or used to exercise such participant’s option (subject to notice requirements). A participant’s option will immediately terminate upon his or her cessation of employment for any reason, including death and permanent disability. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder Rights; Interest

No participant will have any stockholder rights with respect to the shares covered by his or her option until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date. No interest accrues on participant’s payroll deductions (and/or direct contributions, if applicable).

Assignability

No payroll deductions, options or any rights with regard to the exercise of an option or to receive shares under the Employee Stock Investment Plan will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control

In the event of (i) a merger or consolidation in which the Company is not the surviving entity, (ii) a sale, transfer or other disposition of all or substantially all of the Company’s assets in connection with the liquidation or dissolution of the Company, or (iii) a reverse merger in which the Company is the surviving entity, but in which more than fifty percent (50%) of the total combined voting power is transferred to a person different from the holders of such securities prior to

64 | Franklin Resources, Inc.

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

the merger, then each outstanding option will be assumed by the successor entity (or a parent or subsidiary of such successor entity) unless the Plan Administrator determines to shorten the purchase period then in progress by setting a new purchase date. In such case, the Plan Administrator will notify participants in writing at least ten (10) business days prior to the new purchase date that either: (A) the option will be automatically exercised on the new purchase date; or (B) the Company will pay to the participants on the new purchase date an amount in cash, cash equivalents or property (as determined by the Plan Administrator) that is equal to the excess, if any, of the fair market value of the shares subject to the option over the purchase price due had the option been exercised on the new purchase date, and accumulated payroll deductions will be returned to participants.

Share Proration

If the Plan Administrator determines that, on any given purchase date, the total number of shares of common stock to be purchased pursuant to outstanding options exceeds (i) the number of shares available for issuance under the Employee Stock Investment Plan at that time, or (ii) the number of shares available for issuance under the Employee Stock Investment Plan on the start date of the applicable purchase period in which such purchase date is to occur, the Plan Administrator may make a pro rata allocation of the available shares in as uniform a manner as is practicable and as it determines to be equitable, and shall either continue all offerings then in effect or terminate any one or more offerings then in effect.

Amendment and Termination

As amended, the Employee Stock Investment Plan will terminate on February 1, 2029, unless sooner terminated by the Plan Administrator.

The Plan Administrator may at any time terminate or amend the Employee Stock Investment Plan. However, the Plan Administrator may not, without participant consent, adversely affect options previously granted or the rights of any participant.

U.S. Federal Income Tax Consequences

Below is a summary of the principal U.S. Federal income taxation consequences to the Company and participants subject to U.S. taxation with respect to participation in the Employee Stock Investment Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside. The U.S. tax law is technical and complex, and the discussion below represents only a general summary. The tax treatment of a participant in the Employee Stock Investment Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. Nothing in this Proposal No. 3 guarantees any particular tax treatment.

The 423 Component of the Employee Stock Investment Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the options. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the Employee Stock Investment Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition in an amount generally equal to the amount by which the closing price of the shares on the purchase date exceeded the purchase price paid for those shares. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, or if the employee dies while owning the purchased shares, the participant will recognize ordinary income in the year of sale or disposition or death in an amount generally equal to the lesser of (i) the amount by which the closing price of the shares at the time the option was granted exceeded the purchase price paid for those shares and (ii) the amount by which the closing price

2020 Proxy Statement | 65

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

of the shares on the sale or disposition or death date exceeded the purchase price paid for those shares. Any additional gain upon the sale or disposition will be taxed as a capital gain.

The Company will not be entitled to a U.S. corporate income tax deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent of ordinary income recognized upon a sale or disposition of the purchased shares prior to the expiration of the holding periods described above.

Non-U.S. Income Tax Consequences

The income taxation consequences to participants and the Company (or its foreign subsidiaries) with respect to participation in the Employee Stock Investment Plan vary by country. Generally, outside of the U.S., participants are subject to taxation at the time of purchase. The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided the subsidiary reimburses the Company for the cost of the benefit conferred under the Employee Stock Investment Plan.

Employee Stock Investment Plan Transactions

The table below shows, for each of the individuals and groups indicated, the number of shares of common stock purchased pursuant to options under the Employee Stock Investment Plan during the most recently completed purchase period of February 1, 2019 to July 31, 2019.

The number of shares to be purchased and options outstanding under the Employee Stock Investment Plan during the purchase period from August 1, 2019 to January 31, 2020 are not currently determinable.

Name and Position or Group	Number of Shares Purchased from February 1, 2019 to July 31, 2019
Gregory E. Johnson, Chairman of the Board and Chief Executive Officer	0
Matthew Nicholls, Executive Vice President and Chief Financial Officer	0
Jennifer M. Johnson, President and Chief Operating Officer	0
Craig S. Tyle, Executive Vice President and General Counsel	273
Jed A. Plafker, Executive Vice President	297
Kenneth A. Lewis, Former Executive Advisor, Executive Vice President and Chief Financial Officer	0
All Current Executive Officers as a Group	855
All Current Directors Who Are Not Executive Officers as a Group	0
Rupert H. Johnson, Jr., Director	0
Each Associate of Any of Such Directors, Executive Officers or Nominees:
David Lewis	327
Ian Westley	144
Each Other Person Who Received or is to Receive 5% of Such Options	0
All Employees, including Current Officers who are not Executive Officers, as a Group	414,179

None of our non-employee directors or our non-employee director nominee participates in the Employee Stock Investment Plan. Accordingly, Peter K. Barker, Mariann Byerwalter, Charles E. Johnson, Anthony J. Noto, Mark C. Pigott, Laura Stein, Seth H. Waugh, and Geoffrey Y. Yang have not purchased any shares under and do not have any outstanding options under the Employee Stock Investment Plan.

66 | Franklin Resources, Inc.

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FRANKLIN RESOURCES, INC. 1998 EMPLOYEE STOCK INVESTMENT PLAN

New Plan Benefits

The benefits to be received by the Company’s executive officers, directors and employees as a result of the proposed amendment and restatement of the Employee Stock Investment Plan are not determinable, given that the amounts of future purchases by participants are based on elective participant contributions. If the proposed increase in authorized shares is not approved by the stockholders, we anticipate that the shares available for issuance under the Employee Stock Investment Plan may not be sufficient to complete the purchase scheduled for January 31, 2021 and a pro rata allocation will be made to participants. See “Share Proration” above.

Equity Compensation Plan Information

The following table sets forth certain information as of September 30, 2019 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans that have been approved by stockholders and plans that have not been approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders[1]	2,697,010[2]	N/A3	16,177,278[4]
Equity compensation plans not approved by stockholders	—	—	—
Total	2,697,010	N/A	16,177,278

(1)	Consists of the Company’s 2002 Universal Stock Incentive Plan, as amended and restated (the “USIP”) and the Company’s 1998 Employee Stock Investment Plan, as amended and restated (the “ESIP”). Equity securities granted under the USIP may include awards in connection with the Company’s Amended and Restated Annual Incentive Compensation Plan and the Company’s 2014 Key Executive Incentive Compensation Plan.
(2)	Represents restricted stock unit awards under the USIP that may be settled in shares of the Company’s common stock. Excludes options to purchase shares of the Company’s common stock accruing under the Company’s ESIP. Under the ESIP, each eligible employee is granted a separate option to purchase up to 6,000 shares of common stock each semi-annual accrual period on January 31 and July 31 at a purchase price per share equal to 85% of the fair market value of the common stock on the enrollment date or the exercise date, whichever is lower.
(3)	Does not take into account restricted stock unit awards under the USIP.
(4)	As of September 30, 2019, 1.9 million shares of common stock were available for future issuance under the ESIP and 14.3 million shares of common stock were available for future issuance under the USIP.

RECOMMENDATION OF THE BOARD
The affirmative vote of the holders of shares of common stock having a majority of the votes present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter is required for approval of the five million (5,000,000) share increase. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted on this proposal. Should such stockholder approval not be obtained, then the five million (5,000,000) share increase will not be implemented and the plan will be amended with the other changes approved by the Board of Directors.

The Board of Directors believes that the amendment and restatement of the Employee Stock Investment Plan is necessary in order to provide employees with the continuing opportunity to acquire an equity interest in the Company as an incentive for them to remain in the Company’s service. For this reason, the Board of Directors recommends that the stockholders vote “FOR” the approval of the amendment and restatement of the Employee Stock Investment Plan. The voting requirements for this proposal are described in the “Voting Information” section above.

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PROPOSAL NO. 4: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The primary objectives of our executive compensation program are to (i) offer balanced total compensation in an effort to meet our stockholder, Company-wide, business unit and individual executive goals, (ii) attract and retain high caliber executives and key personnel by offering competitive compensation, (iii) align the compensation of executives with the goals of the Company by offering performance incentives and (iv) provide that a significant portion of long-term compensation is “at risk” based on performance. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion above for more information.

We believe that our executive compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our named executive officers and utilizes components that align the interests of our executives with stockholders. We believe this approach helps make our management team a key driver in our financial performance.

For these reasons, the Board recommends a vote in favor of the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal No. 4.

RECOMMENDATION OF THE BOARD
The Board recommends a vote “FOR” the approval of the compensation paid to our named executive officers. The voting requirements for this proposal are described in the “Voting Information” section above.

68 | Franklin Resources, Inc.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations of Directors at 2021 Annual Meeting

PROPOSALS TO BE CONSIDERED FOR INCLUSION IN THE COMPANY’S PROXY MATERIALS (RULE 14a-8)
If a stockholder wishes to present any proposal for inclusion in the proxy materials to be distributed by us in connection with our 2021 annual meeting, the proposal must be received by the Secretary of the Company on or before August 28, 2020. The proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

DIRECTOR NOMINATIONS FOR INCLUSION IN THE COMPANY’S PROXY MATERIALS (PROXY ACCESS)
A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements and procedures in our Amended and Restated Bylaws (“Bylaws”) may nominate and include in the Company’s proxy materials director nominees constituting the greater of two directors or 20% of our Board. Notice of a proxy access nomination for consideration at our 2021 annual meeting must be received in accordance with the procedures and timing set forth in our Bylaws, as generally described under “General Procedures and Timing for Proposals and Nominations Under our Bylaws” below.

GENERAL PROCEDURES AND TIMING FOR PROPOSALS AND NOMINATIONS UNDER OUR BYLAWS
Our Bylaws contain an advance notice of stockholder business and nominations requirement (Section 2.3 of the Bylaws), which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in our Bylaws, the Company may disregard such nomination or proposal.

Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. As specified in our Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or after the first anniversary of the prior year’s meeting.

Accordingly, assuming that the Company’s 2021 annual meeting of stockholders is held within 30 days of the anniversary of the Company’s 2020 annual meeting of stockholders, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on August 28, 2020, and not earlier than the close of business on July 29, 2020, and comply with the requirements of our Bylaws. If a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2021 annual meeting of stockholders and such proposal is not delivered within the time frame specified in our Bylaws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

ADDITIONAL REQUIREMENTS
Under our Bylaws, any notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. Any notice of a nomination or a proxy access nomination must provide information about the stockholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected.

A copy of the Company’s Bylaws specifying the advance notice requirements for proposing business or nominations, and for proposing proxy access nominations, has been filed with the SEC, and is available on the SEC’s website.

ADDRESS TO SUBMIT PROPOSALS AND NOMINATIONS
In each case, proxy proposals, proxy access nominations and nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company, One Franklin Parkway, San Mateo, California 94403-1906.

2020 Proxy Statement | 69

ADDITIONAL INFORMATION

Contact the Board of Directors

Stockholders and others may contact the Board, the non-management directors, the independent directors or any other individual director by sending a written communication appropriately addressed to:

Board of Directors
Franklin Resources, Inc.
c/o Secretary of the Company
One Franklin Parkway
San Mateo, CA 94403-1906

You may specify whether you would prefer to direct your communication to the full Board of Directors, only the non-management directors or any other particular individual director. Stockholders making such communications are encouraged to state that they are stockholders and provide the exact name in which their shares are held and the number of shares held.

In addition, the Company has established separate procedures for its employees to submit concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the Company’s Code of Ethics and Business Conduct, securities laws or other laws, which procedures are available on the Company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of the Directors by sending a written communication appropriately addressed to:

Audit Committee
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906

Electronic Access to Proxy Materials and Directions

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company’s proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.

For directions to the Annual Meeting site, please visit our website at:

http://investors.franklinresources.com/investor-relations/ stockholder-services/annual-meeting-materials

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials (or proxy material, if applicable), please notify your bank or broker, or contact Investor Relations, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906, Telephone (650) 312-4091. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s Notice

70 | Franklin Resources, Inc.

ADDITIONAL INFORMATION

of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number provided above.

The Annual Report

The Company’s Annual Report for fiscal year 2019 is available for viewing on the Company’s website at www.franklinresources.com at “Annual Meeting Materials” under “Investor Relations—Stockholder Services.” Please read it carefully. The financial statements and the Annual Report do not, however, legally form any part of this proxy soliciting material.

Annual Report on Form 10-K

The Company filed an annual report on Form 10-K for fiscal year ended September 30, 2019 with the SEC. Stockholders may obtain a copy, without charge, by visiting the Company’s website at www.franklinresources.com.

The Company will provide a copy of the fiscal year 2019 annual report on Form 10-K, including the financial statements and financial schedules, upon written request to the Company’s Secretary at the Company’s principal executive offices, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906. Additionally, we will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

By order of the Board of Directors,

Aliya S. Gordon
Vice President and Secretary

December 26, 2019

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APPENDIX A

Franklin Resources, Inc.
1998 Employee Stock Investment Plan

As Amended and Restated
effective as of December 10, 2019

The following constitute the provisions of the 1998 Employee Stock Investment Plan of Franklin Resources, Inc.

1.

Purpose. The purpose of the Plan is to provide Eligible Employees of the Company and its Designated Parents, Subsidiaries or Affiliates with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “Employee Stock Investment Plan” under Section 423 of the Code and the applicable regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in the 423 Component in a manner consistent with the requirements of that section of the Code. Except as otherwise indicated or determined by the Plan Administrator pursuant to the terms hereof, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	Definitions. As used herein, the following definitions shall apply:

	(a)	“Affiliate” shall mean any corporation or other entity affiliated with the Company or in which the Company has an interest.

(b)

“Applicable Laws” means the legal requirements relating to the administration of employee stock investment plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

	(c)	“Board” means the Board of Directors of the Company.

	(d)	“Code” means the Internal Revenue Code of 1986, as amended.

	(e)	“Common Stock” means the common stock of the Company.

	(f)	“Company” means Franklin Resources, Inc., a Delaware corporation.

(g)

“Compensation” means an Eligible Employee’s base salary including paid time off and overtime (whether such amount is reflected by one amount or several separate components making up an aggregate amount) and commissions from the Company or one or more Designated Parents, Subsidiaries or Affiliates, including such amounts of base salary and commissions as are deferred by the Eligible Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include bonuses, restricted stock awards, other annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, profit sharing or other employer matching contributions (other than employee deferral contributions described in the first sentence) made on the Eligible Employee’s behalf by the Company or one (1) or more Designated Parents, Subsidiaries or Affiliates under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

	(h)	“Corporate Transaction” means any of the following stockholder-approved transactions to which the Company is a party:

(1) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(2) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s

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APPENDIX A

subsidiary corporations) in connection with complete liquidation or dissolution of the Company; or

(3)

any reverse merger in which the Company is the surviving entity, but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

(i)	“Designated Parents or Subsidiaries” means the Parents or Subsidiaries which have been designated by the Plan Administrator from time to time as eligible to participate in the 423 Component.

(j)	“Designated Affiliate” shall mean any Affiliate selected by the Plan Administrator as eligible to participate in the Non-423 Component.

(k)

“Eligible Employee” means any individual, including an officer or director, who is (i) an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code or (ii) treated as an active employee in the records of any Designated Affiliate other than an individual who, as of the commencement of a Purchase Period, resides in a country that has been specifically excluded from participation in the Non-423 Component at the discretion of the Plan Administrator. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on a Leave of Absence. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day that is three (3) months and one (1) day of such leave for purposes of determining eligibility to participate in the Plan. Unless otherwise determined by the Plan Administrator, the employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment from one Designated Parent, Designated Subsidiary or Designated Affiliate to another, provided, however, that to be eligible to participate in the 423 Component, the Participant must be employed by a Designated Parent or Designated Subsidiary on the commencement of a Purchase Period and through a date that is at least three (3) months prior to the Exercise Date. The Plan Administrator may in its discretion establish rules to govern other such transfers consistent with the applicable requirements of Section 423 of the Code.

(l)	“Enrollment Date” means the first day of each Purchase Period.

(m)	“Exercise Date” means the last day of each Purchase Period.

(n)

“Fair Market Value” means, as of any date, the closing price of the Common Stock on the New York Stock Exchange Composite Tape on such date. In the event such date is not a Market Trading Day, then such closing price for the next Market Trading Day immediately following such date shall be used.

(o)

“Leave of Absence” means the following types of unpaid or reduced pay leaves of absence authorized by the Participant’s employer: pregnancy leave and/or parental leave, bereavement leave, compassionate care leave, family responsibility or family medical leave, emergency leave, sick or medical leave, or any other similar leave of absence as approved by the Company.

(p)	“Market Trading Day” means a day on which the New York Stock Exchange is open for trading and the Company’s Common Stock was traded on such date.

(q)

“Offering” means an offer under the Plan of an option that may be exercised during a Purchase Period as further described in Section 4. Unless otherwise specified by the Plan Administrator, each Offering to the Eligible Employees of the Company, a Designated Subsidiary or a Designated Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(r)	“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)

“Participant” means an Eligible Employee of the Company or Designated Parent or Subsidiary or Designated Affiliate who has completed a subscription agreement as set forth in Section 5(a) and is thereby enrolled in the Plan.

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APPENDIX A

	(t)	“Plan” means this 1998 Employee Stock Investment Plan, as amended and restated.

(u)

“Plan Administrator” means, separately and not jointly, the Board, the Compensation Committee of the Board, and the duly appointed executive officers of the Company, each of whom shall have the authority to administer the Plan as set forth herein.

	(v)	“Purchase Period” means a purchase period established pursuant to Section 4 hereof.

	(w)	“Purchase Price” shall mean an amount equal to Eighty-Five Percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(x)

“Reserves” means, as of any date, the sum of (1) the number of shares of Common Stock covered by each then outstanding option under the Plan which has not yet been exercised and (2) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding option.

	(y)	“Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Eligibility.

(a)

General. Any individual who is an Eligible Employee for the ten (10) business day period prior to and including a given Enrollment Date shall be eligible to participate in the Plan for the Purchase Period commencing with such Enrollment Date. No individual who is not an Eligible Employee shall be eligible to participate in the Plan.

(b)

Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (taking into account stock owned by any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock and/ or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary, or (ii) which permits the Eligible Employee’s rights to purchase stock under all employee stock investment plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder. Notwithstanding the foregoing, the Plan Administrator may waive the limits set forth in this Section 3(b) with respect to any Offering under the Non-423 Component if necessary, in the Plan Administrator’s discretion, to comply with Applicable Laws.

(c)

Other Limits on Eligibility. Notwithstanding subsection (a) above, Eligible Employees who are subject to rules or laws of a foreign jurisdiction (x) that prohibit the participation of such Eligible Employees in the Plan, or (y) in the case of the 423 Component, compliance with which would cause the Plan to be in violation of any requirement of Section 423 of the Code or the regulations thereunder, shall not be eligible to participate in the Plan for any relevant Purchase Period. Further, in the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan if the Plan Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

4.	Purchase Periods.

(a)

The Plan shall be implemented through separate Offerings and overlapping or consecutive Purchase Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof. The Plan Administrator shall designate, in its discretion, whether each Offering falls under the 423 Component or the Non-423 Component. As of February 1, 2012, the Plan shall be implemented through consecutive Purchase Periods of six (6) months’ duration commencing on each February 1 and August 1 and concluding on each July 31 and January 31, respectively. The Plan Administrator shall have the authority to change the length and commencement date of any Purchase Period. Notwithstanding the foregoing, in the event the Company determines it is inadvisable to issue and/or purchase shares of Common Stock under the Plan as of any Exercise Date, issuances and/or purchases under the Plan shall be delayed until a date specified by the Plan Administrator.

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APPENDIX A

(b)

A Participant shall be granted a separate option for each Purchase Period in which he or she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised on the Exercise Date for the Purchase Period.

(c)

Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Purchase Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Purchase Period.

5.	Participation.

(a)

Subject to Section 3, an Eligible Employee may become a Participant in the Plan by completing a subscription agreement, in a form designated by the Plan Administrator from time to time, whether in hard copy or in electronic form, authorizing payroll deductions (where permitted) and submitting it with the designated payroll office of the Company (where required) prior to the Enrollment Date for the Purchase Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Plan Administrator for all Eligible Employees who may participate in a given Offering. In the event an Eligible Employee is on a Leave of Absence, such Eligible Employee may participate in the Plan by making direct contributions to the Plan in the form and manner as authorized by the Plan Administrator.

(b)

Subject to the provisions of Section 6(b), payroll deductions for a Participant shall commence with the first payroll period following the Enrollment Date and shall end on the last complete payroll period during the Purchase Period, unless sooner terminated by the Participant as provided in Section 10. A Participant who is on a Leave of Absence may make direct contributions to the Plan in the form and manner as authorized by the Plan Administrator.

6.	Payroll Deductions.

(a)

Subject to the provisions of Section 6(b), at the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made during the Purchase Period in amounts between one percent (1%) and not exceeding ten percent (10%) of the Compensation which the Participant receives during the Purchase Period. Subject to Section 6(c), if a Participant has been participating in the Plan prior to taking a Leave of Absence, any direct contributions to the Plan made by such Participant during a Leave of Absence together with any payroll deductions continuing during such Leave of Absence shall in combination be at the same rate as in effect prior to such Leave of Absence. A Participant may commence participation in the Plan even if on a Leave of Absence by filing a subscription agreement as provided in this Section 6(a) and by making direct contributions, along with any payroll deductions which, either individually or together, as the case may be, total between one percent (1%) and ten percent (10%) of the Compensation which such Participant received immediately preceding the commencement of such Leave of Absence.

(b)

A Participant may not make any additional payments into such Participant’s account under the Plan except as provided above for a Participant on a Leave of Absence and except as may be required to comply with the laws of certain non-U.S. jurisdictions where payroll deductions may be prohibited by law or to conform to local practice in such non-U.S. jurisdictions. All payroll deductions made for a Participant (and/or any direct contributions, as permitted under the Plan) shall be credited to such Participant’s account under the Plan and will be withheld in whole percentages only.

(c)

A Participant may discontinue participation in the Plan as provided in Section 10, or may decrease the rate of payroll deductions (and/or direct contributions, if applicable), during the Purchase Period by completing and filing with the Company a new subscription agreement authorizing a decrease in the payroll deduction rate (and/or rate of direct contribution, if applicable). The decrease in rate shall be effective with the first full payroll period commencing fifteen (15) days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A Participant may increase the rate of payroll deductions (and/or direct contributions, if applicable), for a future Purchase Period by filing with the Company a new subscription agreement authorizing an increase in the payroll deduction rate within fifteen (15) days (unless the Company elects to process a given change in participation more quickly) before the commencement of the upcoming Purchase Period. A Participant’s subscription agreement shall remain in effect for successive Purchase Periods unless terminated as provided in Section 10. The Plan Administrator shall be authorized to limit the number of payroll deduction rate changes during any Purchase Period.

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APPENDIX A

(d)

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions (and/or direct contributions for a Participant on a Leave of Absence or in non-U.S. jurisdictions, as applicable and as provided in Sections 6(a) and (b) hereof) shall be decreased to 0%. Payroll deductions (and/or direct contributions, if applicable) shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code (in the case of participation in the 423 Component) and Section 3(b) herein, unless such participation is sooner terminated by the Participant as provided in Section 10.

(e)

At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or its Parent’s, Subsidiary’s, or Affiliate’s federal, state, or any other tax liability payable to any authority, national insurance, social security, payment on account or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Parent, Subsidiary or Affiliate, as applicable, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Parent, Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Parent, Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or its Parent, Subsidiary or Affiliate, as applicable, may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or employ any other method of withholding the Company or its Parent, Subsidiary or Affiliate, as applicable, deems appropriate.

7.

Grant of Option. On the Enrollment Date, each Participant in an Offering shall be granted an option to purchase on the Exercise Date of the applicable Purchase Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Participant’s payroll deductions (and/or direct contributions, if applicable) accumulated prior to such Exercise Date by the applicable Purchase Price; provided (i) that such option shall be subject to the limitations set forth in Sections 3(b), 6 and 12 hereof, and (ii) the maximum number of shares of Common Stock a Participant shall be permitted to purchase in any Purchase Period shall be six thousand (6,000) shares, subject to adjustment as provided in Section 18 hereof. Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option, to the extent not exercised, shall expire on the last day of the Purchase Period with respect to which such option was granted. Notwithstanding the foregoing, shares subject to the option may only be purchased with accumulated payroll deductions (and/or any direct contributions, as permitted under the Plan) credited to a Participant’s account in accordance with Section 6 of the Plan. In addition, to the extent an option is not exercised on each Exercise Date, the option shall lapse and thereafter cease to be exercisable.

8.

Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 below, such Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of shares (including fractional shares) subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions (and/or direct contributions, if applicable) in such Participant’s account. The Plan Administrator shall be authorized to establish procedures for the handling of fractional shares, including the distribution of cash in lieu thereof. Notwithstanding the foregoing, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Section 7, above, shall be returned to the Participant and shall not be carried over to the next Purchase Period. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

9.

Delivery. The shares purchased under the Plan will be delivered in uncertificated form by way of an electronic transfer to the individual account of a Participant. Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the shares purchased upon exercise of the Participant’s option.

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APPENDIX A

10.	Withdrawal; Termination of Employment.

(a)

A Participant (i) may withdraw all, but not less than all of the payroll deductions (and/or direct contributions, if applicable) credited to such Participant’s account and not yet used to exercise such Participant’s option under the Plan at any time or (ii) terminate future payroll deductions (and/or direct contributions, if applicable), but allow accumulated payroll deductions (and/or direct contributions, if applicable) to be used to exercise the Participant’s option under the Plan at any time by giving at least fifteen (15) days prior written notice to the Company (subject to any shorter period as may be required under Applicable Laws), in a form designated by the Plan Administrator from time to time, whether in hard copy or electronic form. If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions (and/or direct contributions, if applicable) credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of the notice of withdrawal, such Participant’s option for the Purchase Period will be automatically terminated, and no further payroll deductions (and/or direct contributions, if applicable) for the purchase of shares will be made during the Purchase Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions (and/or direct contributions, if applicable) for the purchase of shares will be made during the Purchase Period, all of the Participant’s payroll deductions (and/or direct contributions, if applicable) credited to the Participant’s account will be applied to the exercise of the Participant’s option on the Exercise Date (subject to Sections 3(b), 6, 7 and 12) and after such Exercise Date, such Participant’s option for the Purchase Period will be automatically terminated and all remaining accumulated payroll deduction amounts (and/or direct contributions, if applicable) shall be returned to the Participant. If a Participant withdraws from a Purchase Period, payroll deductions (and/or direct contributions, if applicable) will not resume at the beginning of the succeeding Purchase Period unless the Participant delivers a new subscription agreement to the Company.

(b)

Upon a Participant’s ceasing to be an Eligible Employee for any reason or upon termination of a Participant’s employment relationship (as described in Section 2(k)), the payroll deductions (and/or direct contributions, if applicable) credited to such Participant’s account during the Purchase Period, but not yet used to purchase shares will be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated.

11.

Interest. No interest shall accrue on the payroll deductions (and/or direct contributions, if applicable) credited to a Participant’s account under the Plan. Notwithstanding the foregoing, if the Plan Administrator determines that interest is required to be accrued on the payroll deductions or contributions for Participants in the Non-423 Component or any separate Offering under the 423 Component, then the Plan Administrator shall cause such interest to accrue to the extent required by applicable non-U.S. requirements.

12.	Stock.

(a)

The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be twenty-nine million (29,000,000)[1] shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. For avoidance of doubt, such maximum number of shares may be used to satisfy exercises of options under the 423 Component or the Non-423 Component, or both. With respect to any amendment to increase the total number of shares of Common Stock under the Plan, the Plan Administrator shall have discretion to disallow the purchase of any increased shares of Common Stock for the Purchase Period in existence prior to such increase. If the Plan Administrator determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed (x) the number of shares then available for sale under the Plan or (y) the number of shares available for sale under the Plan on the Enrollment Date of the Purchase Period in which such Exercise Date is to occur, the Plan Administrator may make a pro rata allocation of the shares remaining available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine to be equitable, and shall either continue all Offerings then in effect or terminate any one or more Offerings then in effect pursuant to Section 19, below. Any amount remaining in a Participant’s payroll account following such pro rata allocation shall be returned

[1]

Reflects 24,000,000 shares (on a split-adjusted basis) previously reserved for issuance under the Plan, plus an additional 5,000,000 shares to be reserved for issuance under the Plan, subject to stockholder approval.

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APPENDIX A

to the Participant and shall not be carried over to any future Purchase Period, as determined by the Plan Administrator.

(b)

A Participant will have no interest or voting right in shares covered by the Participant’s option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

	(c)	Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

13.

Administration. The Plan shall be administered by the Plan Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, including whether Participants shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons. Notwithstanding any provision to the contrary in this Plan, the Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules, procedures and subplans, which for purposes of the Non-423 Component may be outside the scope of Section 423 of the Code, regarding, but not limited to, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

14.	Designation of Beneficiary.

(a)

Subject to any alternative rules promulgated by the Plan Administrator pursuant to Section 13, each Participant will file a written or electronic designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death.

(b)

Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Plan Administrator), the Plan Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Plan Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Plan Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Plan Administrator, then to the heirs at law of the Participant determined in accordance with applicable law. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of death of a Participant residing outside the U.S., any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

15.

Transferability. No payroll deductions (and/or direct contributions, if applicable) credited to a Participant’s account, options granted hereunder, or any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the Participant, nor shall it be subject to attachment or other legal process of whatever nature. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may, in its sole discretion, treat such act as an election to withdraw funds from a Purchase Period in accordance with Section 10; provided, however, that the shares purchased under the Plan may also be delivered in uncertificated form by way of an electronic transfer to the individual account of Participant.

16.	Use of Funds. All payroll deductions (and/or direct contributions, if applicable) received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants, except for payroll deductions (and/or direct contributions, if

2020 Proxy Statement | A-7

APPENDIX A

applicable) made to a Non-423 Component Offering or a separate Offering under the 423 Component where, as determined by the Plan Administrator, non-U.S. law requires segregation of such amounts. Except as required by applicable local law, all payroll deductions (and/or direct contributions, if applicable) received or held by the Company may be subject to the claims of the Company’s general creditors. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Plan Administrator, the Company or any Designated Parent, Subsidiary or Affiliate and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent, Subsidiary or Affiliate. The Participants shall have no claim against the Company or any Designated Parent, Subsidiary or Affiliate for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan. Notwithstanding the other provisions of this Section 16, Participants in the Non-423 Component or a separate Offering under the 423 Component may have additional rights where required under local law, as determined by the Plan Administrator in its discretion.

17.

Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions (and/or direct contributions, if applicable), the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)

Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Purchase Period, as well as any other terms that the Plan Administrator determines require adjustment shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment, if any, shall be made by the Plan Administrator and its determination shall be final, binding and conclusive. Except as the Plan Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b)

Corporate Transactions. In the event of a proposed Corporate Transaction, each option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Purchase Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Plan Administrator shortens the Purchase Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Plan Administrator shall notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that either:

		(1)	the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Purchase Period as provided in Section 10; or

(2)

the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Plan Administrator that is equal to the excess, if any, of (i) the Fair Market Value of the shares subject to the option over (ii) the Purchase Price due had the Participant’s option been exercised automatically under Subsection (b)(1) above. In addition, all remaining accumulated payroll deduction (and/or direct contributions, if applicable) amounts shall be returned to the Participant.

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APPENDIX A

(c)

For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of option comparability shall be made by the Plan Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

19.	Amendment or Termination.

(a)

The Board or a Committee of the Board that is responsible for the administration of the Plan may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, this Section 19 and Section 26, no such termination can adversely affect options previously granted, provided that the Plan or any one or more Offerings may be terminated by the Plan Administrator on any Exercise Date or by the Plan Administrator establishing a new Exercise Date with respect to any Offering then in progress if the Plan Administrator determines that the termination of the Plan or such one or more Offerings is in the best interests of the Company and its stockholders. Except as provided in Section 18, this Section 19 and Section 26, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b)

Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Purchase Periods, determine the length of any future Purchase Period, determine whether future Purchase Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, amend an outstanding option if, in the Plan Administrator’s discretion, it determines that such amendment is necessary or advisable to comply with Applicable Laws and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Plan, in each case to the extent consistent with the requirements of Code Section 423 (with respect to the 423 Component) and other Applicable Laws.

(c)

On December 13, 2006, the Board approved an amendment and restatement of the Plan to (i) increase the maximum number of shares available for sale or as a matching grant under the Plan to eight million (8,000,000) shares, (ii) extend the term of the Plan to January 31, 2018, and (iii) remove, for Purchase Periods occurring on and after the date the Board approved such amendment and restatement, the provision that an Eligible Employee will not be eligible to participate in the Plan for any relevant Purchase Period if such Eligible Employee’s customary employment is less than 20 hours per week. The increase in the maximum number of shares available under the Plan required the approval of the Company’s stockholders, which was obtained on January 25, 2007. On June 19, 2007, the Plan was amended to allow direct contributions to the Plan for Participants on Leaves of Absence. On July 9, 2007, the Plan was amended to (A) provide that the term “Accrual Period” shall refer to a “Purchase Period” effective for Purchase Periods commencing on and after August 1, 2007; and (B) provide that the duration of Purchase Periods commencing on and after August 1, 2007 shall be shortened from twenty-four (24) months to six (6) months. The 2007 Plan amendments did not require the approval of the Company’s stockholders. On June 17, 2008, the Plan was amended to change the definition of “Purchase Price” so that it referred to an amount equal to 85% (rather than 90%) of the Fair Market Value of a share of Common Stock, and to eliminate the provision regarding Company discretionary matching grants under the Plan for Purchase Periods commencing on or after August 1, 2008. The June 2008 amendments did not require the approval of the Company’s stockholders. On October 12, 2009, the Plan was amended, effective as of February 1, 2010 (such amendments not subject to stockholder approval) to

2020 Proxy Statement | A-9

APPENDIX A

(A) bring the Plan in to compliance with proposed changes to the regulations promulgated under Section 423 of the Code, (B) modify the definitions of “Exercise Date” and “Purchase Price” to clarify treatment in the event a Purchase Period ends on a date other than a Market Trading Day, and (C) make certain other clarifying and administrative changes. On October 17, 2011, the Plan was amended to update the definition of “Fair Market Value” to better correspond to the previously modified definitions of “Exercise Date” and “Purchase Price.” Such amendments did not require stockholder approval. On December 15, 2011, the Plan was amended and restated, effective as of February 1, 2012, to add a Plan component not subject to Section 423 of the Code, to add the capacity for separate Offerings, to adjust the operation of Purchase Periods, and to effect certain other updates to the Plan’s terms. Such amendments did not require stockholder approval. The Plan was amended and restated, effective as of September 13, 2017, to extend the term of the Plan to February 1, 2022. Such amendment did not require stockholder approval. On December 10, 2019, the Board approved an amendment and restatement of the Plan to (i) increase the maximum number of shares available for sale under the Plan to twenty-nine million (29,000,000) shares, and (ii) extend the term of the Plan to February 1, 2029. The increase in the maximum number of shares available under the Plan required the approval of the Company’s stockholders, which was obtained on [February 11, 2020].

20.

Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

21.

Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws or is otherwise advisable.

22.	Term of Plan. The Plan became effective upon January 1, 1998. It shall continue in effect until February 1, 2029, unless sooner terminated under Section 19.

23.

No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent, Subsidiary or Affiliate, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

24.

No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent, Subsidiary or Affiliate, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent, Subsidiary or Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

25.

Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

26.

Code Section 409A. The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-423 Component is intended to be exempt from the application of Code Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Plan Administrator may amend the terms of an outstanding option granted under the Plan, or take such other action the Plan Administrator determines is necessary or appropriate, in each case, without

A-10 | Franklin Resources, Inc.

APPENDIX A

the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Plan Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.

27.

Tax-Qualification. Although the Company may endeavor to (a) qualify an option for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

28.

Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

2020 Proxy Statement | A-11

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FRANKLIN RESOURCES, INC.
The Board of Directors recommends a vote FOR all of the nominees listed.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Peter K. Barker	☐	☐	☐
	1b.	Mariann Byerwalter	☐	☐	☐
	1c.	Gregory E. Johnson	☐	☐	☐
	1d.	Jennifer M. Johnson	☐	☐	☐
	1e.	Rupert H. Johnson, Jr.	☐	☐	☐
	1f.	Anthony J. Noto	☐	☐	☐
	1g.	Mark C. Pigott	☐	☐	☐
	1h.	Laura Stein	☐	☐	☐
	1i.	Seth H. Waugh	☐	☐	☐
	1j.	Geoffrey Y. Yang	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
3.

To approve the amendment and restatement of our 1998 Employee Stock Investment Plan, which includes increasing the number of shares of common stock authorized for issuance thereunder by 5,000,000 shares.

		☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 4.
4.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Admission Ticket – Not Transferable
FRANKLIN RESOURCES, INC.
2020 Annual Meeting of Stockholders

February 11, 2020, 8:00 a.m., Pacific Time
H.L. Jamieson Auditorium
One Franklin Parkway, Building 920
San Mateo, California 94403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E87965-P29647-Z75802

FRANKLIN RESOURCES, INC.

This proxy card/voting instruction form is solicited on behalf of the Board of Directors

With this proxy, the stockholder signing on the reverse side appoints Gregory E. Johnson, Rupert H. Johnson, Jr., Jennifer M. Johnson, and Aliya S. Gordon (the "proxy holders"), or any one of them, as the stockholder's proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all of the stockholder's shares of Franklin Resources, Inc. (the "Company") common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. This proxy card also provides voting instructions for Franklin Templeton 401(k) Retirement Plan participants. The Annual Meeting of Stockholders will be held on Tuesday, February 11, 2020, at 8:00 a.m., Pacific Time, in the H.L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the proposals proposed by the Company listed on the reverse side. If you do not mark any votes or abstentions, this proxy will be voted FOR all nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020, FOR approval of the amendment and restatement of our 1998 Employee Stock Investment Plan, and FOR the advisory vote to approve named executive officer compensation. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side. Must be signed and dated on the reverse side.
Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.